Form 10-K405, Exhibit 13
period 1999-06-30
WILLOW GROVE BANCORP INC
filed 1999-09-28
CIK 1070543

EXHIBIT 13.0

(cover)

(eyebrow)

FIRST ANNUAL REPORT, 1999
WILLOW GROVE BANCORP, Inc.

(headline)

The road to prosperity begins
with family, friends,
and your community bank.

(graphic---site map)

(map of Willow Grove, PA area. Has 9 bank icons, labeled as Maple Glen, Warminster Shopping Area, Warminster K-Mart, Hatboro, Dresher, Willow Grove, Huntingdon Valley, Roslyn, and Somerton. There are also various farm icons.)

(lower right corner)

Willow Grove Bancorp, Inc. logo

(inside front cover)

FINANCIAL HIGHLIGHTS

Three bar charts, one showing Asset Growth, one showing Loan Growth and one for Deposit Growth.

One plotted point graph showing Branch Office Growth.

TABLE OF CONTENTS

President's Letter                                        1
History: The Road Traveled                                2
Services for Today & Tomorrow                             4
Investing in Our Community                                6
Listening to the Needs of Every Customer                  8
Management's Discussion & Analysis of
Financial Condition and Results of Operations            13
Report of Independent Public Accountants                 26
Financial Statements                                     27
Corporate Information                            back cover

[President's Letter]

(Picture of the President, Frederick A. Marcell, Jr.)

To Our Shareholders:

      Less than a year ago we converted Willow Grove Bank (the "Bank") from a federally chartered mutual savings bank to a federally chartered stock savings bank, and established a mid-tier holding company, Willow Grove Bancorp, Inc. ("WGBC") and the Willow Grove Mutual Holding Company("MHC"). This move, we reasoned, would provide growth opportunities, open the way for additional capital, and enhance the ability to expand the products and services we offer to our customers. It would give our customers the chance to invest IN the Bank, even while they deposited their funds WITH the Bank.

      The reasoning was correct. It's been a productive year for your Bank; a worthwhile addition to our ninety-year history of success. When we look around at our growing establishment of nine community banking offices, our family of depositors and investors, our increases in value and our ever-expanding community investment, we feel the satisfaction of a job well done. A job we hope to continue doing for at least the next ninety years!

      The new capital allows us to expand our services and our hours, stay current in technology, and increase the number of banking offices. Meanwhile, an amazing 78% of our public shareholders (that is, shareholders other than MHC, our parent mutual holding company) are depositors holding shares in their own name. In our very first quarter as a public company, WGBC paid a cash dividend amounting to $.08 per share, and it is our goal to continue to issue quarterly dividends.

      These developments, coupled with a focused Board of Directors, professional management team and highly competent staff, have enabled your Bank to double in size over the last five years: we've doubled assets, deposits, loans, and customer base. On the horizon we expect continued growth, along with the continued development of competitive products and services.

      Long-standing community roots are an important part of the Willow Grove Bank story. We have always endeavored to be an active member of the communities in which our banking offices are located; Eastern Montgomery, Bucks, and Philadelphia Counties. Your Bank has made a firm commitment to "giving back" over the years, culminating in charitable contributions totaling more than one million dollars in the last fiscal year. To uphold this worthwhile tradition we have established the Willow Grove Foundation, which is equally committed to investing in the people and projects that impact our towns and neighborhoods. From little leagues and libraries to senior citizen centers and ecological trusts, the Willow Grove Foundation will continue to offer support.

      Caring about our neighbors is indeed a grand American tradition, and we take enormous pride in reporting that the people who work with us share our passion for investing in the community: more than 60 Bank employees are active in 180 different volunteer organizations.

      We've proven that the words "local" and "community," when associated with a bank, can also mean comprehensive and committed. Our ongoing relationships and excellent financial performance are testimonials to the strength of our governing principles: to develop and adhere to sound financial practices; to provide an outstanding portfolio of products and services; and to reinvest in the community. We believe that the Bank's mission is only fulfilled when we are in tune with the people and the needs of those around us. In the truest possible sense, we intend to remain Your Community Bank.

(signature)

Frederick A. Marcell Jr.
President and CEO

History---The Road Traveled

(Bank icon with Willow Grove banner)

How does a small community bank evolve into a big-service bank with assets totaling almost half a billion dollars? By meeting the needs of the public. Like any service organization, the one sure way to grow is to attract business. Willow Grove Bank expanded upon this traditional model by formulating and executing a series of three-year plans. These plans were designed to move the Bank into the position of offering added value through more products and services, greater diversification of loans and investments, and the cost-effective utilization of financial services technology. The result was a more competitive bank, one with the structure and profile of a large financial institution, while preserving our identity as "The Bank Next Door."

How we spent the last 90 years

Since its initial charter in 1909, Willow Grove Bank has maintained a healthy and progressive financial statement, primarily based upon the lending secured by first mortgages for residential homes in our market. As recently as 1995, this type of loan constituted 77% of our portfolio. The benefit of such a long and steady presence in the community meant that our name became associated with a willingness to invest in the growth of the surrounding area. This in turn contributed to the growth of the Bank.

(house icon)

The transformation

In recent years, we made the decision to diversify the products and services offered to our community, and to grow and expand without sacrificing the quality and continuity of our investments. The move to a publicly held mid-tier holding company structure in December 1998 helped achieve this by generating new capital. Equally important was the diversification of our lending practices into home equity loans, consumer loans, business loans, construction loans and other commercial loans. The continued pursuit of

(tree icon)

deposits from individuals and businesses and a host of new services has promoted our growth. Over the last five years, the Bank increased its total assets by more than 100%, from $232 million to $472 million. Along with this growth of assets has been an increase in profitability, and Willow Grove Bancorp, Inc. is pleased to report our net earnings reached $3.6 million in fiscal 1999. We have continuously exceeded all regulatory capital requirements, currently maintaining a total capital position of $58 million, with capital ratios that exceed protective levels mandated by the Federal banking agencies.

[SIDEBAR BOX]

Willow Grove Bank's Variety of Services

Passbook, CDs &
Statement Savings                         Commercial and
Money Market Accounts                     Real Estate Loans
Personal & Business Checking              Construction Financing
Individual Retirement Accounts            Student Loans
Residential Mortgages                     Auto Loans
Home Equity Loans                         Telephone Banking
                                          ATM/Debit Cards

Our depositors (boat icon)

Our neighbors are the people who make this possible. We reach out for their business, and because of our commitment to provide both a range of services and a consistent responsiveness to their needs, they have indeed made Willow Grove Bank a resounding success. Currently we boast a family of more than 60,000 accounts, encompassing a variety of loans, mortgages, money markets, savings and checking accounts, IRAs, and more. We believe delivering traditional banking services has served us well and will continue to do so as we grow.

Our shareholders

Many shareholders in Willow Grove Bancorp, Inc. are the same people who comprise our customer deposit base. More than 2,200 depositors took advantage of the December 1998 stock offering by WGBC of 2.2 million shares; in fact, the average investor purchased 1,000 shares. We believe this community support is a reflection of the roots we have maintained in our community, and the additional equity capital enables the Bank to accelerate its plans for diversification, growth, and community investment. The additional capital also enables us to consider acquisitions that would fit within our current roster of financial holdings, and expand our banking office network.

(paper and envelope icon)

Our success

Even a bank with a solid track record, steadily rising performance, loyal customer base and outstanding regulatory compliance must look to the future to sustain the drive to excellence. For Willow Grove Bank, the success we have engendered thus far is only a prelude to the next steps. Our plan is to sustain our success and continue our growth in assets, with a goal to double in size again. Success, to the Bank, need not be repeated; it should always be surpassed. The can-do spirit and relationships we created have brought us this far. We expect those same qualities to carry us into the next century.

(golf hole icon)

[CHART: More Services Increase Customer Base-4 bars]

Actual numbers for this chart are:

June-93, 25,144
June-95, 34,255
June 97, 48,083
June 99, 59,800

(caption)

The expanding variety and number of banking services offered leads to a concurrent increase in depositors, with an increase in one leading to an increase in another.

[end of spread]

Services for Today & Tomorrow

Making it easier to bank, borrow, and thrive (checkbook icon)

The expansion of products and services became the driving force for the evolution of Willow Grove Bank. The steps we took to serve our communities represent the essential reason we have maintained profitability. As just one illustrative example, we can now report that our Free Checking product resulted in over 10,000 new accounts.

From our deliberate beginnings as a banking institution committed to making residential mortgage loans, we have moved forward in a number of quietly aggressive yet financially sound ways. Customers have come to expect traditional products like passbook and statement savings accounts along with personal and business checking, but we have added a considerable number of options to our list of services.

Conservative investment choices are provided through savings, certificates of deposit, IRAs and Keoghs, which look to the long term, while the needs of today are being met through home equity and consumer loans and lines of credit. Our expanded products, including business, construction and commercial lending, are designed to address the needs of our business sector. In addition, we've added many other services long associated with larger banking institutions.

Availability of these services is another key factor in the continuing drive to meet the needs of our customers. To that end, we have steadily expanded the number of banking offices, selecting new locations based on careful studies of community need. We have established our presence in the marketplace with advertising and public relations efforts, as well as our ongoing community support programs. At all times, though, our goal remains to provide a complete, convenient, and responsive banking experience for our customers.

Our products and practices reflect a dedication to service that we deem an indispensable part of our mission. We have established Willow Grove Bank as a safe and sound bank which is committed to meeting the needs of our communities.

Constant improvements, consistent innovation

"More for the customer" is a successful creed all by itself. It entails repeated examination of the ways in which we serve our customers, and has resulted in longer hours on weekdays, nights, and Saturdays, along with other innovative, flexible programs and services designed around busy schedules.

The pie charts below illustrate the continuing diversification that is ongoing in our loan programs, which effectively extends our market for lending and enhances our status in the community.

(1999 Deposit Portfolio pie chart and 1999 Loan Portfolio pie chart)

Regulatory compliance (building icon)

Solid banking practices and judicious decisions are also contributing factors in the consistently high rate of loan repayments and profitability the Bank experiences. Willow Grove Bank is subject to the mandates of Federal bank regulatory agencies, and we are committed to remaining in total compliance with Federal regulations, regardless of the type or extent of banking services we provide. Deposits at the Bank are FDIC insured up to applicable limits and Willow Grove Bank is a member in good standing of both the Federal Reserve Bank and the Federal Home Loan Bank System. We strive to ensure that the technology we use to transmit, store and process financial data, such as our Voice Response Unit, is always on the cutting edge of sophistication and reliability. Sheshunoff Information Services, a leader in financial data and analysis, has recognized the Bank's success by giving us its highest rating, based upon capital adequacy, asset quality, earnings, and liquidity.

A strong and sure course (map icon with a bank)

Our long history reflects the solidity and consistency of the Bank's management and goals. The Bank's financial position is stronger than ever. In an era of mergers and multiple ownerships, we have positioned ourselves in the marketplace as a distinctly independent entity. The Bank is now a wholly-owned subsidiary of a publicly-held corporation, yet we have made sure that our parent mutual holding company retains ownership of more than a majority of the shares. Our current Charter and Bylaws contain provisions that discourage takeover attempts, while Federal law establishes specific restrictions on acquisition of the holding company or Bank. Collectively, these safeguards further protect our ability to continue our successful banking practices. We intend to remain a unique, independent, community-focused institution, providing quality financial products and services to those within our area.

Expanding to meet demand (computer icon)

Our future plans involve strategic decisions that will build our community relationships even further. We are committed to continually exploring the newest technological advances as they become available. Securities and annuities brokerage services began through Willow Financial Services within the past year and are expected to grow along with demand. In the near future, we will examine internet banking, insurance and trust services. Finding new products and services to bring to the marketplace is a Willow Grove Bank tradition.

Giving back (awards icon)

Supporting our community with investment, contributions, and sponsorship has been an integral part of the way we do business. At our corporate headquarters in Maple Glen, we proudly display plaques and awards honoring our commitment to giving back. Among these are business achievement, community support, and service awards. An essential element in our reorganization and the incorporation of Willow Grove Bancorp, Inc. involved the establishment and endowment of the Willow Grove Foundation. The Foundation was established as part of our effort to continue and broaden those activities that deepen our connection to the communities in which we live and work.

[end of spread]

(headline)

Investing in our Community

(picture of around 15 people and man on right holding a check)

(caption)

Shade trees are planted in Cherry Street Park, located in Willow Grove, thanks to the generosity of Willow Grove Bank.

(picture of clowns holding a "Willow Grove Presents Clowning Around" banner)

(caption)

Willow Grove Bank brightens the spirits of young and old alike by participating in and sponsoring carnivals and parades throughout the areas we serve.

(picture of 10 people standing in front of a school, 2 are holding big ribbons)

(caption)

When McKinley Elementary School, located in Abington Township, became one of 20 public schools in the 1998-1999 National Elementary Blue Ribbon Schools Program, Willow Grove Bank was prouder than ever of our contributions to the "Community of Learners" collaborative approach to education.

(9 people holding a check made out to the American Red Cross)

(caption)

Willow Grove Bank joined with the American Red Cross in funding a program in Community Disaster Education at Sandy Run Middle School in Dresher and at other locations in Bucks and Montgomery Counties.

(picture of 6 people standing near a railing)

(caption)

Founded with a gift of over a million dollars from Willow Grove Bank, Willow Grove Foundation is dedicated to investing in all the communities serviced by the bank.

Pictured here is The Board of Directors of the Foundation.
From left to right; Robert Abel, Frederick A. Marcell Jr., Senator Stewart J. Greenleaf, Sandra Fields Henley, Senator Joe Conti, Charles F. Kremp, III, Chairman.

(picture of 3 men holding a check and three baseball players in front of them)

(caption)

New bleachers for the Hatboro Little League mean there will be more cheering from the stands, thanks to Willow Grove Bank.

(picture of 3 people holding a check made out to the Interfaith of Ambler)

(caption)

Inter-Faith of Ambler, an organization increasingly active in services to the homeless, received a generous check from Willow Grove Bank. The funds will be used in the Hospitality Network Program for Emergency Shelters.

(picture of 6 people standing in front of Willow Grove Bank sign with a big check)

(caption)

Willow Grove Bank recently donated $7,000 to restore heating systems in Mather Mill, near historic Hope Lodge in Whiemarsh Township.

Listening to the Needs of Every Customer

(Photo of Donna Hamm with baby, and Thomas F. Powers, VP/Banking Office Coordinator)

Donna Hamm and family, including Patrick, 15 months, arrived in Maple Glen two years ago. "We were delighted to discover better hours, better service, and genuinely helpful tellers at Willow Grove Bank. I'm telling all my new friends about them, and young Patrick already has savings and Christmas club accounts with the bank. It's a simple truth: you go where you feel wanted."

(photo of Agnes M. Jester)

Agnes M. Jester of Maple Glen, PA, has been a loyal customer of Willow Grove Bank for 20 years. "I love that they know my name when I walk in the door and I'm always greeted with a smile. And they really do care, you know. I was seriously ill last year and the bank sent me flowers! Imagine that. It's the extra touch of kindness I really appreciate. I'll bank with Willow Grove forever."

(Photo of Paul Wagner standing next to Yankee Coach)

Paul Wagner reports a terrific experience with the loan department of Willow Grove Bank. "This is how I like to be treated by a bank! Everyone was on the ball. I met with the decision makers and they had a real can-do attitude. The loan I got from Willow Grove Bank enabled me to acquire a business in Orlando, Florida. They really know how to make things happen."

(Photo of Adina Ardman)

Adina Ardman of Allied Hobbies took the advice of her family and her accountant and brought her business to Willow Grove Bank. "We're not a huge corporation, just a small local company. I was thrilled by the attention I received from Willow Grove Bank---much more than I ever got from the larger banking institutions. Thanks to a timely loan, my computer systems are ready for Y2K.

Selected Financial and Other Data

      The following selected historical financial data is derived in part form. It should be read in conjunction with, and is qualified in its entirety by, our historical financial statements, including the related notes.

                                                                                At June 30,
                                                            ----------------------------------------------------
                                                              1999       1998       1997      1996        1995
                                                            ----------------------------------------------------
                                                                (Dollars in thousands, except per share data)
  Selected Financial Condition Data
     Total Assets                                           $472,039   $405,374   $354,679   $312,236   $293,589
     Cash and Cash Equivalents                                 4,889     18,291      4,204      4,282      6,871
     Investment securities held to maturity                       --         --      3,999         --     55,480
     Securities available for sale                            80,055     48,111     45,766     50,163        742
     Loans Available for sale                                     --     12,152      6,173      5,140      9,370
     Loans receivable, net                                   374,584    315,705    284,596    243,310    210,212
     Real estate held for investment, net                         --         --        180        204        206
     Deposits                                                390,681    340,793    309,729    267,695    237,645
     Borrowings                                               14,986     21,000      6,500     10,120     22,620
     Total equity                                             58,442     35,945     33,122     30,374     28,420

                                                                              Year Ended June 30,
                                                            ----------------------------------------------------
                                                              1999       1998       1997      1996        1995
                                                            ----------------------------------------------------
  Selected Operating Data
     Interest income                                        $ 32,015   $ 28,604   $ 25,423   $ 22,105   $ 19,848
     Interest expense                                         16,164     15,097     13,817     12,370     10,207
     Net interest Income                                      15,851     13,507     11,606      9,735      9,641
     Provision for loan losses                                   531        993        185        210         60
     Net interest income after provision
     for loan losses                                          15,320     12,514     11,421      9,525      9,581
     Non-interest income                                       1,009        760        786      1,245      1,553
     Non-interest expense                                     10,652      9,462      8,284      6,024      5,598
     Income before income taxes                                5,677      3,812      3,923      4,746      5,536
     Provision for income taxes                                2,044      1,367      1,548      1,744      2,108
          Net Income                                           3,633      2,445      2,375      3,002      3,428

  Earnings per share - basic and diluted (1)                $   0.46        n/a        n/a        n/a        n/a
  Cash dividends declared (per share)                       $   0.08        n/a        n/a        n/a        n/a
  Dividend payout ratio (2)                                     8.31%       N/a        N/a        N/a        N/a

  Key Operating Ratios (3)                                              At or For the Year Ended June 30,
                                                            ----------------------------------------------------
                                                              1999       1998       1997      1996        1995
                                                            ----------------------------------------------------
  Performance Ratios:
     Return on average assets                                   0.84%      0.65%      0.71%      1.02%      1.28%
     Return on average equity                                   7.63%      6.81%      7.54%     10.11%     12.73%
     Average interest-earning assets to
         average interest-bearing liabilities                 120.60%    108.22%    108.06%    108.74%    108.78%
     Interest rate spread (4)                                   2.97%      3.36%      3.21%      3.02%      3.35%
     Net interest margin (4)                                    3.76%      3.71%      3.56%      3.40%      3.69%

  Asset Quality Ratios:(end of period)
     Non-performing assets to total assets (5)                  0.23%      0.37%      0.54%      0.87%      0.20%
     Allowance for loan losses to non- performing loans       293.82%    178.98%     87.62%     71.67%    291.89%
     Allowance for loan losses to total loans (6)               0.83%      0.80%      0.57%      0.69%      0.77%

  Capital and Other Ratios
     Average equity to average assets                          11.02%      9.59%      9.39%     10.09%     10.02%
     Tangible equity to end of period assets                    9.80%      8.32%      8.70%      9.00%      8.60%
     Total risk-based capital to
     risk-weighted assets (7)                                  18.10%     14.89%     15.87%     16.06%     18.17%

----------
(1) Our initial public offering was completed on December 23, 1998. Earnings per share data presented for 1999 represents the period January 1, 1999 to June 30, 1999. Earnings per share data prior to January 1, 1999 are not applicable.

(2) Dividend payout ratio for 1999 equals dividends declared divided by net income for the period January 1, 1999 though June 30, 1999. The data for the period December 23, 1998 through December 31, 1998 is not meaningful, and not available for the prior years in which we were not a public company.

(3) With the exception of end of period ratios for the year ended June 30, 1995 ratios are based on average daily balances during the respective periods. Ratios for the year ended June 30, 1995 are based upon month-end balances.

(4) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities, net interest margin represents net interest income as a percentage of average interest earning assets.

(5) Non-performing assets consist of non-accrual loans and accruing loans 90 days or more past due. We had no real estate acquired through foreclosure or by deed-in-lieu thereof ("REO") at any year-end.

(6)   Total loans are net of the undisbursed portion of loans in process.

(7)   Bank only

Management's Discussion and Analysis of Financial Condition and Results of Operations

      The following discussion is intended to assist in understanding our financial condition and the results of operation for Willow Grove Bancorp, Inc. (the "Company") and its subsidiary for the fiscal years ended June 30, 1999, 1998 and 1997. The information in this section should be read in conjunction with the Company's Financial Statements and the accompanying Notes included elsewhere herein.

General

      This Annual Report contains certain forward-looking statements and information based upon our beliefs as well as assumptions we have made. In addition, to those and other portions of this document, the words "anticipate", "believe", "estimate", "expect", "intend", "should", and similar expressions, or the negative thereof, as they relate to us are intended to identify forward-looking statements. Such statements reflect our current view with respect to future looking events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. We do not intend to update these forward-looking statements.

      Our earnings are primarily based upon our net interest income, which is the difference between the income earned on interest-bearing assets and the interest paid on interest-bearing liabilities and the relative amount of our interest-earning assets to interest-bearing liabilities. Non-interest income and expenses, the provision for loan losses, and income tax expense also affect our results of operations.

Changes in Financial Condition

      General. Our total assets increased by $66.7 million, or 16.45%, to $472.0 million at June 30, 1999 compared to $405.4 million at June 30, 1998. This increase was primarily due to increases in loans receivable and securities available for sale, which increases were partially offset by a decrease in loans available for sale and a decrease in cash and cash equivalents.

      Cash and Cash Equivalents. Cash and cash equivalents, which consist of cash on hand and in other banks in interest-earning and non-interest earning accounts, amounted to $4.9 million and $18.3 million at June 30, 1999 and 1998, respectively. The decrease was due to the reduction of funds maintained in interest-earning accounts, which were primarily used to originate and purchase loans and securities available for sale.

      Assets Available for Sale. At June 30, 1999, assets that were classified available for sale ("AFS") consisted solely of securities totaling $80.1 million. This compares to $60.3 million in the aggregate of assets available for sale at June 30, 1998, of which $48.1 million were securities available for sale and $12.2 million were loans. This increase was primarily due to the investment of funds acquired through our initial public offering, deposit inflows and transfers of funds from cash and cash equivalents.

      Throughout the past three fiscal years, all of our securities have been classified as available for sale. This classification provides the flexibility to sell securities prior to maturity, if, for example, we determine that our interest rate risk profile should be modified, or a sale would be desirable to change our liquidity position, or for other asset/liability management reasons. Securities classified as AFS are accounted for at fair value with unrealized gains and losses, net of tax, reflected as an adjustment to equity. As a result of changes in market interest rates, at

June 30, 1999, we have recorded $1.4 million in cumulative unrealized losses net of income taxes. This compares to an $80,000 net gain at June 30, 1998.

      Mortgage loans that are originated with the intention to be sold into the secondary market are classified as AFS and are carried at the lower of cost or market value with any unrealized loss reflected in the statement of operations. At June 30, 1999, we had no mortgage loans classified as AFS.

      Loans. Our net loan portfolio grew to $374.6 million at June 30, 1999 from $327.9 million at June 30, 1998, which 1998 amount included $12.2 million in loans held for sale. This increase of $46.7 million, or 14.24% was due to strong loan demand throughout our market area, and our desire to expand our lending efforts into consumer, home equity, business, and commercial real estate areas.

      During the year ended June 30, 1999, total mortgage loans increased by $35.4 million, or 10.73%, of which commercial real estate loans increased $28.3 million (115.58%), home equity loans increased by $12.7 million (30.76%), multi-family mortgages increased $5.4 million (72.51%) and single-family first mortgages decreased by $11.6 million (4.78%). Commercial business loans increased by $7.6 million (139.53%)

      The Company's allowance for loan losses amounted to $3.1 million at June 30, 1999. This represented a net increase of $473,000 (17.75%) from the allowance of $2.7 million at June 30, 1998.

      Intangible Assets. At June 30, 1999 the amount of our intangible assets totaled $2.0 million. This compares to $2.4 million at June 30, 1998. These assets are comprised of goodwill and a core deposit intangible, which resulted from the purchase of three branch offices in 1994. The goodwill is being amortized on a straight-line basis over a 15-year period. The core deposit intangible is being amortized on an accelerated basis over a 10-year period.

      Deposits. Total deposits increased by $49.9 million or 14.64% to $390.7 million at June 30, 1999 compared to $340.8 million at June 30, 1998.

      During the year ended June 30, 1999, NOW accounts grew by $13.9 million, this was an increase of 28.98% from the June 30, 1998 balance of $48.1 million. Certificates of deposit comprise the largest component of our deposit portfolio and, at June 30, 1999, these accounts totaled $251.2 million. However, given the growth in the Company's NOW, money market and savings accounts, certificates of deposit amounted to 64.29% of the Company's total deposits at June 30, 1999 compared to 68.08% and 70.01%, at June 30, 1998 and 1997, respectively.

      Federal Home Loan Bank Advances. From time to time, we use advances from the Federal Home Loan Bank ("FHLB") of Pittsburgh as an additional source of funds to meet our loan demand. At June 30, 1999, the outstanding amount of these borrowings was $15.0 million, which is a $6.0 million reduction from the $21.0 million outstanding at June 30, 1998.

      We have established a leveraging program with limits approved by our Board of Directors. This program allows us to obtain FHLB Advances and at the same time purchase securities with estimated average lives corresponding to the terms of the advances. At June 30, 1999, $10.0 million in borrowings were outstanding under this program. This compares to $16.0 million outstanding at June 30, 1998.

      Equity. At June 30, 1999, our total stockholder's equity was $58.4 million compared to $35.9 million at June 30, 1998. This increase of $22.5 million, or 62.59%, was due primarily to our issuance of common stock, which added $20.6 million to stockholder's equity, $19.7 million was raised in our initial public offering and $896,000 in common stock was issued to the Willow Grove Foundation. Net income for the fiscal year added $3.6 million to stockholder's equity. These increases were partially offset by $100,000 for the initial capitalization of our mutual holding company pursuant to our reorganization, the payment of a cash dividend totaling $187,000 and accounting for $1.4 million of unrealized losses, net of income taxes, on securities classified as available for sale.

Average Balances, Net Interest Income, Yields Earned and Rates Paid

      The following table sets forth, for the periods indicated, information regarding (i) the total dollar amount of interest income from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average rate;
(iii) net interest income; (iv) interest rate spread; and (v) net interest margin. Information is based on average daily balances during the indicated periods. Yields and costs at June 30, 1999 are shown for our interest earning assets and interest-bearing liabilities. No adjustment has been made to reflect after tax yields on municipal bonds which were outstanding ($2.0 million at June 30, 1999 and $100,000 at June 30, 1998).

                                                                                       For the Year Ended June 30,
                                                             At             -------------------------------------------------
                                                       June 30, 1999                               1999
                                                       -------------        -------------------------------------------------
                                                                                                                      Average
                                                                             Average                                  Yield/
                                                         Yield/Cost          Balance              Interest             Cost
                                                       -------------        -------------------------------------------------
Interest-earning assets:
   Loans receivable
     Mortgage loans                                         7.69%           $325,710              $26,141              8.03%
     Non-mortgage consumer                                  8.32               5,795                  402              6.94
     Commercial business loans                              8.91               8,995                  857              9.53
                                                                          -------------------------------
Total loans                                                 7.75             340,500               27,400              8.05
   Securities                                               6.22              63,460                3,860              6.08
   Other interest-earning assets                            5.36              17,410                  755              4.34
                                                                          -------------------------------
Total interest-earning assets                               7.48             421,370               32,015              7.60
                                                                                                ---------
   Non-interest-earning assets                                                10,507
                                                                          ----------
Total assets                                                                $431,877
                                                                          ==========
Interests-bearing liabilities:

   Deposits
     NOW and money market accounts                          1.45             $46,955               $1,111              2.37
     Savings accounts                                       2.04              43,032                  896              2.08
     Certificates of deposit                                5.34             241,795               13,359              5.52
                                                                          -------------------------------
Total deposits                                              4.03             331,782               15,366              4.63
   Borrowings                                               5.33              14,198                  772              5.44
   Advance payments by borrowers
        for taxes and insurance                             2.00               3,423                   26              0.76
                                                                          -------------------------------
Total interest-bearing liabilities                          4.05             349,403               16,164              4.63
                                                                                                ---------
   Non-interest bearing liabilities                                           34,863
                                                                          ----------
Total Liabilities                                                            384,266
   Stockholders' equity                                                       47,611
                                                                          ----------
Total liabilities and equity                                                $431,877
                                                                          ==========
Net interest earning assets                                                  $71,967
Net interest income/interest rate spread                    3.43%                                 $15,851              2.97%
                                                                                                ===========================
Net interest margin                                                                                                    3.76%
                                                                                                                    =======
Ratio of average interest earning assets
   to average interest bearing liabilities                                                                           120.60%
                                                                                                                    =======

                                                                               For the Year Ended June 30,
                                                     -----------------------------------------------------------------------------
                                                                    1998                                      1997
                                                     -----------------------------------       -----------------------------------
                                                                                 Average                                   Average
                                                      Average                    Yield/         Average                     Yield/
                                                      Balance     Interest        Cost          Balance      Interest        Cost
                                                     -----------------------------------       -----------------------------------
                                                            (Dollars in thousands)
Interest-earning assets:
   Loans receivable
     Mortgage loans                                  $303,458      $24,824        8.18%         $273,423      $22,208        8.12%
     Non-mortgage consumer                              4,038          254        6.29             2,635          164        6.22
     Commercial business loans                          3,423          278        8.12             1,743            2        0.11
                                                   -----------------------                    -----------------------
Total loans                                           310,919       25,356        8.16           277,801       22,374        8.05
   Securities                                          46,335        2,923        6.31            44,811        2,877        6.42
   Other interest-earning assets                        6,961          325        4.67             3,641          172        4.72
                                                   -----------------------                    -----------------------
Total interest-earning assets                         364,215       28,604        7.85           326,253       25,423        7.79
                                                                 ---------                                  ---------
   Non-interest-earning assets                          9,572                                      9,121
                                                   ----------                                 ----------
Total assets                                         $373,787                                   $335,374
                                                   ==========                                 ==========
Interests-bearing liabilities:
   Deposits
     NOW and money market accounts                    $42,991         $916        2.13           $47,784         $803        1.68
     Savings accounts                                  36,984          787        2.13            34,690          768        2.21
     Certificates of deposit                          226,340       12,833        5.67           205,792       11,653        5.66
                                                   -----------------------                    -----------------------
Total deposits                                        306,315       14,536        4.75           288,266       13,224        4.59
   Borrowings                                           9,532          529        5.55            10,567          555        5.25
   Advance payments by borrowers
        for taxes and insurance                         3,274           32        0.98             3,091           38        1.23
                                                   -----------------------                    -----------------------
Total interest-bearing liabilities                    319,121       15,097        4.73           301,924       13,817        4.58
                                                                 ---------                                  ---------
   Non-interest bearing liabilities                    19,548                                      1,948
                                                    ---------                                  ---------
Total Liabilities                                     338,669                                    303,872
   Stockholders' equity                                35,118                                     31,502
                                                   ----------                                 ----------
Total liabilities and equity                         $373,787                                   $335,374
                                                    =========                                  =========
Net interest earning assets                           $45,094                                    $24,329
Net interest income/interest rate spread                           $13,507        3.12%                       $11,606        3.21%
                                                                 =====================                     ======================
Net interest margin                                                               3.71%                                      3.56%
                                                                              ========                                   ========
Ratio of average interest earning assets
   to average interest bearing liabilities                                      114.13%                                    108.06%
                                                                              ========                                   ========

Rate/Volume Analysis

      The following table shows the effects of changing rates and volumes on our net interest income. Information is provided with respect to (1) the effects on interest income attributable to changes in volume (change in volume multiplied by prior rate); (2) effects on interest income attributed to changes in rate (changes in rate multiplied by prior volume); and (3) changes in rate/volume (change in rate times the change in volume).

                                                                               Year Ended June 30,
                                               -------------------------------------------------------------------------------------
                                                         1999 compared to 1998                      1998 compared to 1997
                                               -----------------------------------------  ------------------------------------------
                                                       Increase (decrease) due to                 Increase (decrease) due to
                                               -----------------------------------------  ------------------------------------------
                                                                               Total Net                                   Total Net
                                                                      Rate/    Increase                         Rate/      Increase
                                                 Rate      Volume    Volume   (Decrease)    Rate      Volume    Volume    (Decrease)
                                               -----------------------------------------  ------------------------------------------
                                                                                  (In thousands)
Interest-earning assets:
      Loans receivable:
           Mortgage loans                      $  (469)   $ 1,820   $   (34)   $ 1,317    $   164    $ 2,439    $    13    $ 2,616
           Non-mortgage consumer loans              26        111        11        148          2         87          1         90
           Commercial business loans                48        453        78        579        140          2        134        276
                                               -----------------------------------------  ------------------------------------------
                  Total loans receivable          (395)     2,384        55      2,044        306      2,528        148      2,982
      Securities                                  (105)     1,080       (38)       937        (49)        98         (3)        46
      Other interest-earning assets                (23)       488       (35)       430         (2)       157         (2)       153
                                               -----------------------------------------  ------------------------------------------
Total net change in income
      on interest-earning assets                  (523)     3,952       (18)     3,411        255      2,783        143      3,181
                                               -----------------------------------------  ------------------------------------------

Interest-bearing liabilities:
      Deposits
           NOW and money market accounts           101         84        10        195        (76)       208        (19)       113
           Savings accounts                        (17)       129        (3)       109        (28)        51         (4)        19
           Certificates of deposit                (328)       876       (22)       526         21      1,163         (4)     1,180
                                               -----------------------------------------  ------------------------------------------
                  Total deposits                  (244)     1,089       (15)       830        (83)     1,422        (27)     1,312
      Borrowings                                   (11)       259        (5)       243         16        (41)        (1)       (26)
      Advances by borrowers for
            taxes and insurance                     (7)         1        --         (6)        (8)         2         --         (6)
                                               -----------------------------------------  ------------------------------------------
Total net change in income
      on interest-bearing liabilities             (262)     1,349       (20)     1,067        (75)     1,383        (28)     1,280
                                               -----------------------------------------  ------------------------------------------

Net change in net interest income              $  (261)   $ 2,603   $     2    $ 2,344    $   330    $ 1,400    $   171    $ 1,901
                                               =========================================  ==========================================

Results of Operations

      General. Our net income for the year ended June 30, 1999 was $3.6 million compared to $2.4 million for each of the years ended June 30, 1998 and 1997. In fiscal 1999, the increase in net interest income was the primary reason for the increase in net income compared to fiscal 1998, but this increase in net interest income was partially offset by higher non-interest expenses. In fiscal 1998, the increase in net interest income compared to fiscal 1997 was offset by increases in non-interest expenses and provisions for loan losses. In fiscal 1999, $896,000 of expense was incurred with the establishment of the Willow Grove Foundation, and in fiscal 1997, a one-time special SAIF assessment of $1.5 million was incurred.

      Net Interest Income. Net Interest Income is determined by our interest rate spread (i.e., the difference between the yields on interest-earning assets and the rates paid on interest-bearing liabilities) and also the amount of interest-earning assets relative to interest-bearing liabilities. Our average interest rate spread for the years ended June 30, 1999, 1998 and 1997 was 2.97%, 3.12%, and 3.21%, respectively. Our net interest margin (i.e., net interest income expressed as a percentage of average interest-earning assets) was 3.76%, 3.71%, and 3.56% for the same three years. The reduction in our interest spread has been due to the changes in market interest rates whereby rates on longer-term financial instruments declined to a greater degree than rates on shorter-term financial instruments creating a flattening of the yield curve. Proceeds received from our various sources of funds were reinvested in new interest-earning assets with yields that were closer to costs paid on our interest-bearing liabilities causing the declining spread. Net interest margins increased because the percentage of interest-earning assets to interest-bearing liabilities has been increasing. For fiscal year 1999, the average balance of interest-earning assets to interest-bearing liabilities was 120.60%, compared to 114.13% and 108.06% for fiscal 1998 and 1997, respectively. The primary reasons for these increases are the investment of funds raised through our initial public offering being invested in interest-earning assets and the growth of our non-interest bearing checking accounts.

      For the year ended June 30, 1999, net interest income totaled $15.9 million compared to $13.5 million and $11.6 million in fiscal 1998 and 1997, respectively. The increase in fiscal 1999 of $2.4 million, or 17.35%, was primarily due to increases in the average balances of interest-earning assets. The increase in fiscal 1998 of $1.9 million, or 16.38%, was also due to higher average balances of interest-earning assets, in particular mortgage loans.

      Interest Income. Interest income includes the interest earned on our various loans and securities, as well as yield adjustments for the premiums, discounts, and deferred fees recorded in connection with the acquisition of these assets. Our total interest income for the year ended June 30, 1999 was $32.0 million compared to $28.6 million and $25.4 million for fiscal 1998 and 1997, respectively.

      The increase in interest income in fiscal 1999 compared to 1998 was $3.4 million, or 11.92%. Increases in the average balances of loans outstanding ($29.6 million), particularly mortgage loans ($22.3 million), and increases in the average balances of securities ($17.1 million) and other interest-earning assets ($10.4 million) were the primary reasons for the increase in interest income. This increase was partially offset by a reduction in the yield earned on average interest-earning assets, particularly mortgage loans. For fiscal 1999, the yield on average interest-earning assets fell to 7.60% from 7.85%; the major contributing factor for this decrease was the decline in the average yield on mortgage loans, which fell to 8.03% in fiscal 1999 from 8.18% in fiscal 1998.

      The $3.2 million, or 12.6%, increase in interest income in fiscal 1998 compared to fiscal 1997 was primarily due to a $3.0 million increase in interest on loans. This was primarily attributed to a $30.0 million increase in the average balance of real estate loans outstanding.

      Interest Expense. Interest expense consists of the interest paid to our depositors on their interest-bearing accounts with us, and to a lesser extent, interest paid on funds borrowed from the FHLB and certain escrow accounts. For the year ended June 30, 1999, our total interest expense was $16.2 million, of which $15.4 million was interest on deposits. For the years ended June 30, 1998 and 1997, total interest expense was $15.1 million and $13.8 million, respectively.

      For the year ended June 30, 1999, interest expense increased by $1.1 million, or 7.07%. The increase in interest expense for fiscal 1999 was primarily due to an $830,000 increase in interest on deposits to $15.4 million. The increase in interest on deposits was mainly due to a larger average balance of deposits outstanding, offset slightly by a reduction of the average rate paid on deposits. Interest on borrowings increased due to a higher average balance of borrowings outstanding during the fiscal year.

      The primary reason for the $1.3 million, or 9.26%, increase in interest expense for the year ended June 30, 1998 compared to fiscal 1997 was the increased cost associated with the higher volume of our certificates of deposit ("CDs"), which constitute the largest potion of our deposit portfolio.

      During fiscal year 1999, the average balance of CDs increased $15.5 million to $241.8 million, a 6.83% increase. At June 30, 1999, CDs made up 64.29% of our deposits, this compares to 68.08% at June 30, 1998. Money Market and NOW accounts, which both increased as a percentage of total deposits at June 30, 1999, comprise an aggregate of 23.23% of the portfolio compared to 20.12% at June 30, 1998. Currently interest rates on CDs are in excess of rates paid on money market and NOW accounts. Increasing money market and NOW accounts as a percentage of total deposits should decrease our weighted average cost of funds in a stable interest rate environment.

      Provision for Loan Losses. We establish provisions for loan losses, which are charges to our operations, in order to maintain a level of total allowance for losses that we deem adequate to absorb potential future losses on loans or other interest-earning assets we may consider uncollectible. In determining the appropriate level of allowance for losses, we consider industry-wide loss experience, our past loss experience, current and anticipated economic conditions, real estate and other forms of collateral, the volume and type of lending and the level of non-performing and classified assets. The amount of our allowance for loan loss is only an estimate, and actual losses may vary from these estimates. We assess our allowance for loan losses at least quarterly, and make any necessary provision for losses needed to maintain our allowance for losses at a level deemed adequate. For the years ended June 30, 1999, 1998, and 1997, our provisions for losses were $531,000, $993,000, and $185,000, respectively.

      In fiscal year 1999, the amount of our provision for loan losses declined to $500,000 compared to $1.0 million in fiscal 1998. At June 30, 1999, the amount of our allowance for losses was $3.1 million compared to $2.7 million at June 30, 1998. Management believed that a $500,000 provision for loan losses in fiscal 1999 was appropriate given, among other things, the continuing growth in the Company's loan portfolio. The percentage of the allowance for losses to loans increased slightly to 0.83% at June 30, 1999 compared to 0.80% at June 30, 1998.

      The primary reason for the $808,000 increase in the year ended June 30, 1998 compared to fiscal 1997 was the addition of industry-wide loss experience in the factors used to determine the adequacy of our allowance for losses. Prior to that time, our major emphasis was placed on our past loss experience as well as the other factors previously mentioned. With the expansion of our lending activities into commercial real estate, business, and consumer, including industry-wide loss experience provides a better representation of the inherent risks in our loan portfolio due to the changing mix of our loan portfolio.

      We believe that the allowance for losses was adequate at June 30, 1999 based upon the facts and circumstances known to us at that date. No assurance can be made that additional provisions may be needed in future periods, which could adversely affect our results of operations. Regulatory agencies, in the course of their regular examinations, review the allowance for loss and carrying value of non-performing assets. No assurance can be given that these agencies might require changes to the allowance for losses in the future.

      Non-Interest Income. Non-interest income is comprised of service fees and charges, loan servicing fees, and gains and losses on assets available or held for sale. Total non-interest income for the years ended June 30, 1999, 1998, and 1997 was $1.0, million, $760,000, and $786,000, respectively. The increase in non-interest income for fiscal 1999 was due to losses on the sales of assets incurred during fiscal 1998, not incurred in 1999, and increases in service fees and charges due to increases in the number of accounts, particularly checking accounts.

      Non-Interest Expense. The primary components of non-interest expense are: compensation and employee benefits, occupancy expense, federal deposit insurance premiums, data processing, and a variety of other expenses. For the years ended June 30, 1999, 1998, and 1997, non-interest expense totaled $10.7 million, $9.5 million, and $8.3 million, respectively. The primary reason for the increase in non-interest expenses in fiscal 1999 was due to $896,000 in expense for the establishment of and one-time contribution of stock to the Willow Grove Foundation.

      Compensation and benefits totaled $5.5 million, $5.4 million, and $3.4 million respectively for the years ended June 30, 1999, 1998, and 1997. The major reason for the increases has been increases in the number of employees due to our growth. Expenses of $90,000 attributed to the ESOP are included in fiscal 1999. Fiscal year 1998 expenses included $566,000 in the aggregate in expenses with respect to the implementation of a directors' retirement plan and a supplemental executive retirement plan.

      In accordance with our reorganization plan and our commitment to our communities, in fiscal 1999, we established the Willow Grove Foundation by issuing 89,635 shares of stock to the Foundation and incurring an expense of $896,000. Occupancy and furniture and equipment expenses were $918,000, $964,000, and $734,000 for the years ended June 30, 1999, 1998, and 1997, respectively. The $230,000 increase in fiscal 1998 compared to fiscal 1997 was primarily due to opening two new branches. Federal deposit insurance premiums were $206,000, $195,000 and $1,829,000 for fiscal 1999, 1998, and 1997, respectively. A special one-time SAIF assessment was included in fiscal 1997. Amortization of intangible assets was constant at $410,000, while advertising was $436,000, $413,000 and $297,000 for the fiscal years ended June 30, 1999,
1998 and 1997, respectively. Other expenses, which include miscellaneous operating items, were $1.7 million, $1.3 million, and $1.0 million, respectively for the fiscal years ended June 30, 1999, 1998 and 1997, respectively, with increases primarily attributable to our growth and diversification efforts.

      Income Taxes. Provisions for income taxes amounted to $2.0 million, $1.4 million, and $1.5 million for the years ended June 30, 1999, 1998 and 1997, respectively. The effective tax rates for these periods were 36.00%, 35.86%, and 39.46%.

Liquidity and Commitments

      Our primary sources of funds are from deposits, amortization, prepayments and the maturity of loans, mortgage-backed securities and other investments, and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities are relatively predictable sources of funds, deposit flows and loan prepayments can be greatly influenced by general interest rates, economic conditions and competition. We also maintain excess funds in short-term interest-bearing assets that provide additional liquidity. We have also utilized outside borrowings, primarily from the FHLB of Pittsburgh, on a limited basis as an additional funding source.

      We use our liquidity resources to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, and to meet operating expenses. At June 30, 1999, we had outstanding approved loan commitments totaling $13.5 million and certificates of deposit maturing within the next twelve months amounting to $157.8 million. Based upon historical experience, we anticipate that a significant portion of the maturing certificate of deposits will be reinvested in the bank.

      We anticipate that we will continue to have sufficient funds and alternative funding sources to meet our current commitments.

Impact of Inflation and Changing Prices

      The financial statements, accompanying notes, and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Most of our assets and liabilities are monetary in nature; therefore the impact of interest rates has a greater impact on our performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and service.

Year 2000 Consideration

      In order to be ready for the year 2000 (the "Year 2000 Issue"), we have developed a Year 2000 Action and Assessment Plan (the "Action Plan") which was presented to the Board of Directors in February 1998. The Action Plan was developed using the guidelines outlined in the Federal Financial Institutions Examination's Council's "The Effect of 2000 on Computer Systems". Our Board of Directors assigned responsibility for the Action Plan to our

Year 2000 Committee which reports to the board on a quarterly basis. The Action Plan recognizes that our operating, processing and accounting operations are computer reliant and could be affected by the Year 2000 Issue. Our Action Plan addressed the potential impact of the Year 2000 Issue on both our Information Technology ("IT") systems and non-IT systems (such as security, elevators, heating and air-conditioning, telephone, check-signing equipment, etc.) Pursuant to our Action Plan, we have reviewed our IT systems and non-IT systems and equipment for Year 2000 readiness and believe that we have identified all equipment which needs to be upgraded or replaced. Commencing in early 1998, we began a program of upgrading or replacing all such equipment in order to ensure that our equipment is Year 2000 compliant on or before December 31, 1999. We are primarily reliant on third party vendors for our computer output and processing, as well as other significant non-IT functions and services (i.e. securities safekeeping services, securities pricing information, etc.) The Year 2000 Committee is currently working with these third party vendors to assess their Year 2000 readiness. Such vendors generally are reluctant to guarantee or provide firm assurance that their products will be Year 2000 compliant in a timely fashion. In addition, we believe that it would be difficult to prevail on legal claims against such vendors with respect to Year 2000 Issues. Instead, our approach has been that we are primarily responsible for identifying and correcting Year 2000 compliance issues. A major factor in our operations is the data processing software which is used on a company-wide basis. A third party vendor maintains such software. We have been working closely with this vendor, whose clients include many depository institutions, in an effort to ensure Year 2000 preparedness. In this respect, we have on three occasions during non-banking hours, tested our operation systems, both IT and non-IT system for Year 2000 readiness. These tests revealed only minor problems which have all been corrected as of June 30, 1999. Based upon our initial assessment, we presently believe that with the planned modifications to existing software and hardware and planned conversions to new software and hardware, our third party vendors are taking the appropriate steps to ensure critical systems will function properly. Our Action Plan calls for monitoring all of the software vendors and as of June 30, 1999, all vendors are Year 2000 compliant. As of June 30, 1999, we have completed the awareness, assessment, renovation and validation phases of our Year 2000 Action Plan. We currently are completing the implementation phase which includes replacing certain equipment identified as not being Year 2000 compliant. We are approximately 65% complete on this implementation phase. While no assurance can be given as to actual systems operations upon the turn of the century, based upon information currently known to us and upon consideration of our testing efforts to date, we believe that in the worst case scenario, we will suffer only a slight interruption of business practices as a result of minor application failures of our IT and non-IT systems and software as a result of the Year 2000. However, if appropriate modifications and conversions are not made, or not completed on a timely basis, the Year 2000 Issue could have a material impact on our operations.

      The results from the Year 2000 mailing to our commercial customers indicated that commercial customers that use software have or will update their software packages by December 31, 1999. Many of the customers use outsource services such as payroll companies who are assuring their customers that they are Year 2000 compliant. It has been determined that none of our customers are facing a high risk of business disruption because of technological defaults.

      We have completed a company-wide Year 2000 contingency plan. Individual contingency plans concerning specific software and hardware issues have been formulated for specific departments. These plans include the identification of our operations that can be done on a manual basis or with stand-alone personal computers and printers. We have identified telephone lines which should not be affected by any Year 2000 problems and have also identified alternative power sources.

      Additionally, we have established a Year 2000 Business Resumption Plan to specifically address a situation where telephone communication is not available for whatever reason. This plan is divided into three contingencies. Contingency A makes the assumption we are able to complete all banking functions "as usual" utilizing normal procedures and security measures. Contingency B prepares for a situation in which we have no communication with our primary third-party service bureau for a period of from one hour to one day. Contingency C addresses the situation in which we have no communication with our primary third-party service bureau for more than one day.

      Third party vendors are primarily absorbing the costs of modifications to our existing software; however we have recognized the need to purchase new software and hardware. Currently, we estimate that the total cost including hardware, software and other issues will be $300,000 to complete the Year 2000 project. Through June 30, 1999, approximately $244,000 has been expensed for the Year 2000 project. It is anticipated that the remaining $56,000 will be expensed over the next six months.

Impact of Accounting Pronouncements

      In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income. According to the statement, all items of comprehensive income are to be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is defined as the change in the equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Along with net income, examples of comprehensive income include foreign currency translation adjustments, unrealized holding gains and losses on available for sale securities, changes in the market value of a futures contract that qualifies as a hedge of an asset reported at fair value, and minimum pension liability adjustments. Currently, our comprehensive income consists of net income and the net change in unrealized holding gains and losses on available for sale securities. This statement is effective for fiscal years beginning after December 15, 1997. We adopted SFAS No. 130 effective July 1, 1998.

      In June 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. This statement, which supersedes SFAS No. 14, requires public companies to report financial and descriptive information about their reportable operating segments on both an annual and interim basis. SFAS No. 131 mandates disclosure of a measure of segment profit/loss, certain revenue and expense items and segment assets. In addition, the statement requires reporting information on the entity's products and services, countries in which the entity earns revenues and holds assets, and major customers. We adopted SFAS No. 131 effective July 1, 1998.

      In February 1998 the FASB issued SFAS No. 132, Employer's Disclosures About Pensions and Other Post Retirement Benefits. This statement revises employer's disclosures about pension and other post-retirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other post-retirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful. We adopted SFAS No. 132 effective July 1, 1998.

      In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of certain exposure to changes in the value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of an exposure to variable cash flows of a forecasted transaction, or (c) a hedge of a foreign currency exposure. This statement, as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We have not yet determined the impact, if any, of this statement, including its provision for potential reclassifications of investment securities, on operations, financial condition and equity. However, we currently have no derivatives covered by this statement and currently we do not conduct any hedging activity.

      In October 1998, the FASB issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. This statement requires that after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify any retained mortgage-backed security based upon the ability and intent to sell or to hold those investments, except that a mortgage banking enterprise must classify as trading any retained mortgage-backed security that it commits to sell before or during the securitization process. This statement is effective for the first fiscal quarter beginning after December 15, 1998 with early adoption permitted. This statement provides a one-time opportunity for an enterprise to reclassify, based upon the ability and intent on the date of adoption of this statement, mortgage-backed securities and other beneficial interests retained after securitization of mortgage loans held for sale from the trading category, except for those with commitments in place.

Quantitative and Qualitative Disclosure About Market Risk

Market Risk Analysis - Asset and Liability Management

      Qualitative Risk Analysis. The ability to maximize net interest income is largely dependent upon the achievement of a positive interest spread that can be maintained during fluctuations in prevailing interest rates. Interest rate sensitivity gap ("gap") is a measure of the difference between interest-earning assets and interest-bearing liabilities that either mature or re-price within a specified time period. A gap is considered positive when the amount of interest-earning assets exceeds the amount of interest-bearing liabilities, and is considered negative when interest-bearing liabilities exceed interest-earning assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income. During a period of falling interest rates, a negative gap within shorter maturities would generally result in an increase in net interest income, and a positive gap within shorter maturities would result in a decrease in net interest income. This is generally the case, however, interest rates on differing financial instruments will not always change at the same time or to the same extent. At June 30, 1999, the ratio of the cumulative interest-earning assets maturing or re-pricing in one-year or less to interest-bearing liabilities maturing or re-pricing in one-year or less is 50.89%, which results in a cumulative one-year gap to total assets ratio of minus 22.19%.

      We have adopted asset/liability management policies designed to better match the maturities and re-pricing of our interest-earning assets and interest-bearing liabilities. These interest rate risk and asset/liability management actions are taken under the guidance of the Asset/Liability Management Committee ("ALCO"), which is comprised of directors Langan, Kremp, and Ramsey, our President, and three executive officers. The ALCO's purpose is to communicate, coordinate, and control asset/liability management consistent with our business plan and Board approved policies. The objective of the ALCO is to manage assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk and profitability goals. The ALCO meets at least quarterly and establishes and monitors the volume and mix of assets and funding sources taking into account the relative costs and spreads, the interest rate sensitivity gap and liquidity needs. The ALCO also reviews economic conditions and interest rate projections, current and projected liquidity needs and capital positions, anticipated changes in the mix of assets and liabilities, and interest rate exposure limits versus current projections pursuant to gap analysis and interest income simulations. At each meeting, the ALCO will recommend changes in strategy as appropriate.

      In recent years, in order to manage our assets and liabilities and improve our interest rate risk position, we have emphasized the origination of assets with shorter maturities or adjustable rates such as commercial and multi-family real estate loans, construction loans, commercial business loans, and home equity loans. At the same time, we have attempted to increase our core deposits and emphasize longer-term certificates of deposit. We also use FHLB Advances as an additional source of funds.

      Quantitative Risk Analysis. The ALCO regularly reviews interest rate risk by, among other things, examining the impact of alternative interest rate environments on net interest income and net portfolio value ("NPV" - the difference between the market value of our assets and the market value of our liabilities and off-balance sheet items under various interest rate scenarios), and comparing such impacts to maximum potential changes in net interest income and NPV authorized by the Board of Directors.

      Presented below, as of June 30, 1999 and 1998, is an analysis of our interest rate risk position as measured by changes in NPV for instantaneous and parallel shifts in the yield curve of plus/minus 100, 200, and 300 basis points and changes in net interest income for the same interest rate environments. NPV is more sensitive and may be more negatively impacted by rising interest rates than by declining rates. This occurs primarily because as rates rise, the market value of long-term fixed rate assets, like fixed rate mortgage loans, declines due to both the rate increase and slowing prepayments. When rates decline, these assets do not experience a similar appreciation in value due to the increases in prepayments. The value of deposits and borrowings tend to change in approximately the same proportions in rising and falling rate environments.

                                                June 30, 1999
                             ---------------------------------------------------
                                             Estimated Changes in
                             ---------------------------------------------------
Interest rate change          Net Interest Income                  NPV
in basis points (1)          (Next four quarters)                  ---
--------------------         --------------------
                                            (Dollars in thousands)

       +300                   (23)%      $(4,042)          (55)%       $(29,439)
       +200                   (14)        (2,462)          (36)         (19,280)
       +100                    (6)        (1,026)          (17)          (9,141)
          0
       -100                     7          1,272            11            5,939
       -200                     8          1,312            17            9,382
       -300                    15          2,584            23           12,480

                                                June 30, 1998
                             ---------------------------------------------------
                                             Estimated Changes in
                             ---------------------------------------------------
Interest rate change          Net Interest Income                  NPV
in basis points (1)          (Next four quarters)                  ---
--------------------         --------------------
                                            (Dollars in thousands)

       +300                   (24)%      $(3,355)          (48)%       $(21.254)
       +200                   (25)        (2,055)          (30)         (13,523)
       +100                    (6)          (858)          (13)          (5,917)
          0
       -100                     8          1,089             8            3,607
       -200                     8          1,182            11            4,955
       -300                    16          2,271            16            7,480

(1) Assumes an instantaneous uniform change in interest rates at all maturities.

      Our NPV at June 30, 1999, for a plus 200 basis point rate change declined to -36% compared to -30% at June 30, 1998. This is as a result of increases in the general level of interest rates which caused a decline in the market value of our assets.

      The following table summarizes the anticipated maturities or repricing of our interest-earning assets and interest-bearing liabilities as of June 30, 1999 based upon the information and assumptions set forth in the notes below.

                                                                                    More
                                                                      More          Than
                                                                     Than One       Three
                                           Within      Three to      Year to       Years to
                                            Three       Twelve        Three         Five       Over Five
                                           Months       Months        Years         Years        Years        Total
                                        -----------------------------------------------------------------------------
                                                                (Dollars in thousands)
Interest-earning assets
  Cash and interest-earning deposits    $   4,889     $      --     $      --     $      --    $      --    $   4,889
  Investment Securities (1)                 7,769         1,000         5,001        13,998       18,961       46,729
  Mortgage-backed securities (2)              600         1,797        15,424         7,200        8,305       33,326
  Loans (2) (3) (4)                        53,030        67,097       105,372        91,782       60,173      377,454
                                        -----------------------------------------------------------------------------
    Total interest-earning assets       $  66,288     $  69,894     $ 125,797     $ 112,980    $  87,439    $ 464,639
                                        -----------------------------------------------------------------------------

Interest-bearing liabilities
  Escrow accounts                       $   2,862     $   1,541     $      --     $      --    $      --    $   4,403
  Money market accounts (5)                21,556         5,389         1,347           337          112       28,741
  Savings accounts (5)                      7,316         6,218         5,286         4,493       25,460       48,773
  NOW accounts (5)                         20,463        13,710         9,186         6,155       12,496       62,010
  Certificates of deposit                  47,310       110,494        75,562        16,355        1,436      251,157
  Borrowings (6)                            4,000            --         6,000           986        4,000       14,986
                                        -----------------------------------------------------------------------------
    Total interest
    bearing-liabilities                 $ 103,507     $ 137,352     $  97,381     $  28,326    $  43,504    $ 410,070
                                        -----------------------------------------------------------------------------
Excess (deficiency) of
  interest-earning assets over
  interest-bearing liabilities          $ (37,219)    $ (67,458)    $  28,416     $  84,654    $  43,935    $  52,328
Cumulative excess (deficiency)
  of interest-earning assets
  over interest-bearing
  liabilities                           $ (37,219)    $(104,677)    $ (76,261)    $   8,393    $  53,328
Cumulative excess (deficiency)
  of interest-earning assets
  over interest-bearing
  liabilities as a percent of
  total assets                              (7.89)%      (22.19)%      (16.17)%        1.78%       11.09%
Ratio of interest-earning
  assets to interest-bearing
  liabilities                               64.04%        50.89%       129.18%       398.86%      200.99%      112.76%

----------
(1) The expected repayment of callable agency securities is based upon our estimates given the interest rate environment at June 30, 1999. Investments at fair market value.

(2) The level of prepayments is based upon our estimate given the level of interest rates at June 30, 1999. Mortgage backed securities are stated at fair market value.

(3) Adjustable rate loans are included in the period in which the interest rate is next scheduled to change rather than in the period they are scheduled to be repaid. Fixed rate loans are included in the period they are scheduled to be repaid. Both have been adjusted for our estimated prepayments.

(4) Deferred loan fees and allowance for loan losses have been added back to the balances shown. Non-performing loans totaling approximately $1.1 million are not included.

(5) Although NOW, savings, and MMD accounts are available for immediate withdrawal, we estimate that a substantial amount of these accounts are core deposits. As such, their maturity is distributed based upon our estimates and are not indicative of actual withdrawals that may be experienced.

(6) FHLB Advances are stated at their contractual maturity. A substantial amount of these advances have provisions that may require repayment within one year.

      The following table presents selected unaudited quarterly financial information for the past two years:

                        Quarterly Selected Financial Data

                                                            -----------------------------------------------------------------------
                                                                                     For the Quarter Ending
                                                               June 30,           March 31,        December 31,       September 30,
                                                                 1999               1999               1998               1998
                                                            -----------------------------------------------------------------------
                                                                           (Dollars in thousands, except per share data)
Total interest income                                           $8,586             $8,070             $7,755             $7,605
Total interest expense                                           4,101              3,961              4,140              3,962
                                                            -----------------------------------------------------------------------
Net interest income                                              4,485              4,109              4,615              3,643
Provision for loan loss                                            180                121                140                 90
Total non-interest income                                          215                214                279                300
Total non-interest expense                                       2,764              2,491              3,193              2,204
Income tax expense (benefit)                                       628                578                226                611
                                                            -----------------------------------------------------------------------
Net income                                                      $1,128             $1,133             $  335             $1,038
                                                            =======================================================================
Per share data
     Basic and diluted (1)                                      $ 0.23             $ 0.23                N/a                N/a

                                                            -----------------------------------------------------------------------
                                                                                     For the Quarter Ending
                                                               June 30,           March 31,        December 31,       September 30,
                                                                 1998               1998               1997               1997
                                                            -----------------------------------------------------------------------
                                                                           (Dollars in thousands, except per share data)
Total interest income                                          $ 7,435            $ 7,247            $ 7,079            $ 6,810
Total interest expense                                           3,914              3,757              3,752              3,674
                                                            -----------------------------------------------------------------------
Net interest income                                              3,521              3,490              3,327              3,136
Provision for loan loss                                            723                 90                 90                 90
Total non-interest income                                          202                200                197                194
Total non-interest expense                                       3,409              2,037              2,129              1,887
Income tax expense (benefit)                                      (132)               543                471                486
                                                            -----------------------------------------------------------------------
Net income                                                     $  (277)           $ 1,020            $   834            $   867
                                                            =======================================================================
Per share data
     Basic and diluted (1)                                         N/a                N/a                N/a                N/a

(1)   Earnings per share data prior to January 1, 1999 is not applicable.

      The primary reason for the decrease in net income for the quarter ended December 31, 1998 was the increse in non-interest expense. This was the result of the $896,000 expense incurred with the formation of the Willow Grove Foundation.

      The primary reasons for the decline in net income for the quarter ended June 30, 1998 were the $633,000 increase in the provision for loan loss and increases in non-interest expense associated with the implementation of a directors retirement benefit ($800,000), Year 2000 testing and replacement of obsolete equipment, ($105,000), and costs relating to the relocation of a branch office ($85,000).

                            [LETTERHEAD OF KPMG LLP]

Independent Auditors' Report

The Board of Directors
Willow Grove Bancorp, Inc.:

We have audited the accompanying consolidated statements of financial condition of Willow Grove Bancorp, Inc. and subsidiary as of June 30, 1999 and 1998, and the related consolidated statements of operations, changes in equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Willow Grove Bancorp, Inc. and subsidiary as of June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1999, in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Philadelphia, Pennsylvania
July 23, 1999, except as to note 18, which is as of July 27, 1999

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Financial Condition

June 30, 1999 and 1998

(Dollars in thousands, except share data)

================================================================================================================
Assets                                                                             1999                 1998
----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents:
      Cash on hand and non-interest bearing deposits                             $   3,447            $   2,932
      Interest bearing deposits                                                      1,442               15,359
                                                                                 ---------            ---------
      Total cash and cash equivalents                                            $   4,889            $  18,291
Assets available for sale:
      Securities (amortized cost of $82,296 and $47,984,
      respectively)                                                              $  80,055            $  48,111
      Loans                                                                             --               12,152
Loans (net of allowance for loan losses of $3,138
      and $2,665, respectively)                                                    374,584              315,705
Accrued income receivable                                                            2,519                2,109
Property and equipment, net                                                          5,135                4,772
Intangible assets                                                                    1,950                2,360
Other assets                                                                         2,907                1,874
----------------------------------------------------------------------------------------------------------------

Total assets                                                                       472,039            $ 405,374
================================================================================================================

Liabilities and Stockholder's Equity
----------------------------------------------------------------------------------------------------------------
Deposits                                                                         $ 390,681            $ 340,793
Federal Home Loan Bank advances                                                     14,986               21,000
Advance payments from borrowers for taxes                                            4,403                4,481
Accrued interest payable                                                               706                  389
Other liabilities                                                                    2,821                2,766
----------------------------------------------------------------------------------------------------------------
Total Liabilities                                                                  413,597              369,429
Commitments and contingencies
Stockholders' equity:
      Common stock, $.01 par value; (25,000,000 authorized; 5,143,487
      issued; 5,143,487 outstanding as of June 30, 1999)                                51                   --
Additional paid-in capital                                                          22,295                   --
Retained earnings - substanially restricted                                         39,211               35,865
Accumulated other comprehensive income                                              (1,412)                  80
Unallocated common stock held by employee stock
      ownership plan (ESOP)                                                         (1,703)                  --
----------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                       $  58,442            $  35,945

Total liabilities and stockholders' equity                                       $ 472,039            $ 405,374
================================================================================================================

See accompanying notes to consolidated financial statements.

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Operations

Years ended June 30, 1999, 1998 and 1997

(Dollars in thousands, except per share data)

======================================================================================================================
                                                                         1999                1998              1997
----------------------------------------------------------------------------------------------------------------------
Interest and dividend income:
Loans                                                                  $ 27,400            $ 25,356          $ 22,374
Securities primarily taxable                                              4,615               3,248             3,049
----------------------------------------------------------------------------------------------------------------------

Total interest income                                                  $ 32,015            $ 28,604          $ 25,423
----------------------------------------------------------------------------------------------------------------------

Interest expense:
      Deposits                                                         $ 15,366            $ 14,536          $ 13,224
      Borrowings                                                            772                 529               555
      Advance payment from borrowers for taxes                               26                  32                38
----------------------------------------------------------------------------------------------------------------------

Total interest expense                                                 $ 16,164            $ 15,097          $ 13,817
----------------------------------------------------------------------------------------------------------------------

Net interest income                                                    $ 15,851            $ 13,507          $ 11,606
Provision for loan losses                                                   531                 993               185
----------------------------------------------------------------------------------------------------------------------

Net interest income after provision for loan losses                    $ 15,320            $ 12,514          $ 11,421
----------------------------------------------------------------------------------------------------------------------

Non-interest income:
      Service charges and fees                                         $    846            $    618          $    409
      Gain (loss) on sale of real estate held for investment                 --                 (25)               16
      Loss on sale of securities available for sale                          --                (105)               (8)
      Gain on sale of loans available for sale                               10                  69                29
      Loan servicing income, net                                            153                 203               340
----------------------------------------------------------------------------------------------------------------------

Total non-interest income                                              $  1,009            $    760          $    786
----------------------------------------------------------------------------------------------------------------------

Non-interest expense:
      Compensation and employee benefits                               $  5,475            $  5,386          $  3,440
      Occupancy                                                             599                 636               470
      Furniture and equipment                                               319                 328               264
      Federal insurance premium                                             206                 195             1,829
      Amortization of intangible assets                                     410                 410               410
      Data processing                                                       426                 388               319
      Advertising                                                           436                 413               297
      Foundation expense                                                    896                  --                --
      Community enrichment                                                  175                 373               259
      Other expenses                                                      1,710               1,333               996
----------------------------------------------------------------------------------------------------------------------

Total non-interest expense                                             $ 10,652            $  9,462          $  8,284
----------------------------------------------------------------------------------------------------------------------

Income before income taxes                                             $  5,677            $  3,812          $  3,923
Income taxes                                                              2,044               1,367             1,548
----------------------------------------------------------------------------------------------------------------------

Net income                                                             $  3,633            $  2,445          $  2,375
----------------------------------------------------------------------------------------------------------------------
Earnings per share:
      Basic                                                            $   0.46(1)               (1)               (1)
      Diluted                                                          $   0.46(1)               (1)               (1)
======================================================================================================================

(1) Earnings per share is presented in the 1999 financial statements from January 1, 1999 to June 30, 1999. Earnings per share prior to January 1, 1999 are not applicable.

See accompanying notes to consolidated financial statements.

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Equity and Comprehensive Income

Years ended June 30, 1999, 1998, and 1997

                                                                                                          Unallocated
                                                                                              Accumulated      Common
                                                                      Additional                    Other       Stock         Total
                                              Comprehensive   Common     Paid in  Retained  Comprehensive     Held by Stockholders'
(Dollars in thousands)                               Income    Stock     Capital  Earnings  Income (Loss)        ESOP        Equity
-----------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1996                                                             $31,045          ($671)                  $30,374
Comprehensive Income:
     Net income                                      $2,375                         $2,375                                   $2,375
     Other Comprehensive Income net of tax:
          Net change in unrealized loss
            on securities available for sale           $329
          Less: Reclassification adjustments
            for losses included in net income           $44
                                              -------------
     Other Comprehensive Income                        $373                                          $373                      $373
Comprehensive Income                                 $2,748
                                              =============
-----------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1997                                             -           -   $33,420          ($298)          -       $33,122
===================================================================================================================================
Comprehensive Income:
     Net income                                      $2,445                         $2,445                                   $2,445
     Other Comprehensive Income net of tax:
          Net change in unrealized loss
            on securities available for sale           $242
          Less: Reclassification adjustments
            for losses included in net income          $136
                                              -------------
     Other Comprehensive Income                        $378                                          $378                      $378
Comprehensive Income                                 $2,823
                                              =============
-----------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1998                                             -           -   $35,865            $80           -       $35,945
===================================================================================================================================
Comprehensive Income:
     Net income                                      $3,633                         $3,633                                   $3,633
     Other Comprehensive Income net of tax:
          Net change in unrealized gain
            on securities available for sale        ($1,492)
     Other Comprehensive Loss                       ($1,492)                                      ($1,492)                  ($1,492)
                                              -------------
Comprehensive Income                                 $2,141
                                              =============
Issuance of stock                                                $51     $22,295                                            $22,346
Unallocated common stock held by ESOP                                                                         ($1,793)      ($1,793)
Capitalization of Mutual
     Holding Company                                                                 ($100)                                   ($100)
ESOP shares committed to be released                                                                              $90           $90
Dividend paid - $0.08 per share                                                      ($187)                                   ($187)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1999                                           $51     $22,295   $39,211        ($1,412)    ($1,703)      $58,442
===================================================================================================================================

See accompanying notes to consolidated financial statements.

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended June 30, 1999, 1998 and 1997

(Dollars in thousands)

--------------------------------------------------------------------------------------------------------------------------

                                                                                  1999             1998             1997
--------------------------------------------------------------------------------------------------------------------------
Net cash flows from operating activities:
     Net income                                                                 $  3,633         $  2,445         $  2,375
     Adjustments to reconcile net income to net cash provided by
        (used in) operating activities:
            Depreciation                                                             409              453              313
            Amortization of premium and accretion of discount, net                    94               85               46
            Amortization of intangible assets                                        410              410              410
            Foundation contribution expense                                          896               --               --
            Provision for loan losses                                                531              993              185
            Loss (gain) on sale of real estate held for investment                    --               25              (16)
            Gain on sale of loans available for sale                                 (10)             (69)             (29)
            Loss on sale of securities available for sale                             --              105                8
            Decrease in deferred loan fees                                          (292)            (385)             (59)
            Increase in accrued income receivable                                   (410)            (172)            (272)
            Decrease in real estate held for investment                               --               --               24
            Decrease (increase) in other assets                                      325             (147)             (10)
            Increase in accrued interest payable                                     317              101               --
            Deferred income tax (benefit) expense                                   (446)            (738)              30
            (Decrease) increase in other liabilities                                 (45)           1,919              733
            Expense of allocated ESOP shares                                          90               --               --
            Originations and purchases of loans available for sale                (2,865)         (36,396)         (29,127)
            Proceeds from sale of loans available for sale                        15,027           30,486           26,039
--------------------------------------------------------------------------------------------------------------------------

Net cash provided by (used in) operating activities                             $ 17,664         ($   885)        $    650
--------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
     Net increase in loans                                                      ($59,153)        ($31,706)        ($39,323)
     Purchase of securities available for sale                                   (83,581)         (55,878)         (14,296)
     Purchase of securities held to maturity                                          --               --           (3,999)
     Proceeds from maturities and calls of securities                                 --            3,999               --
        held to maturity
     Proceeds from sales and calls of securities available                        38,100           53,270           10,067
        for sale
     Principal repayments of securities available for sale                        11,075              682            9,170
     Proceeds from sale of real estate held for investment                            --              155               16
     Purchase of property and equipment, net                                        (772)          (1,401)          (1,234)
--------------------------------------------------------------------------------------------------------------------------

Net cash used in investing activities                                           ($94,331)        ($30,879)        ($39,599)
--------------------------------------------------------------------------------------------------------------------------

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

(Dollars in thousands)

----------------------------------------------------------------------------------------------------------------------------
                                                                                 1999               1998             1997
----------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
       Net increase in deposits                                                 $ 49,888          $ 31,067         $ 42,030
       Net increase in FHLB advances with                                          4,000            11,000           (5,000)
          original maturity less than 90 days
       Increase in FHLB advances with                                              1,000             4,000           11,000
          original maturity greater than 90 days
       Repayment of FHLB advances with original maturity                         (11,014)               --          (10,120)
             greater than 90 days
       Net increase (decrease)  in advance payments from                             (78)              284              461
             borrowers for taxes
       Issuance (repayment) of notes payable                                                          (500)             500
       Dividends paid                                                               (187)               --               --
       Proceeds from stock issuance, net                                          19,656                --               --
----------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                       $ 63,265          $ 45,851         $ 38,871
============================================================================================================================
Net increase (decrease) in cash and cash equivalents                            ($13,402)         $ 14,087             ($78)
Cash and cash equivalents:
       Beginning of year                                                        $ 18,291          $  4,204         $  4,282
----------------------------------------------------------------------------------------------------------------------------
       End of year                                                              $  4,889          $ 18,291         $  4,204
============================================================================================================================
Supplemental disclosures of cash and cash flow information:
       Interest paid                                                            $ 15,847          $ 14,966         $ 13,718
       Income taxes paid                                                        $  2,085          $  1,854         $  1,109
============================================================================================================================
Noncash items:
       Change in unrealized gain (loss) on securities available
             for sale (net of taxes of $912, ($233) and                          ($1,492)         $    378         $    373
             ($229) in 1999, 1998 and 1997, respectively)
       Loans transferred from loans available for sale to
             loans receivable                                                         --                --         $  2,089
       Foundation contribution                                                  $    896                --               --
============================================================================================================================

See accompanying notes to financial statements.

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(1)   Summary of Significant Accounting Policies

      Description of Business

      Willow Grove Bancorp, Inc. (the "Company") provides a full range of banking services through its wholly-owned subsidiary, Willow Grove Bank (the "Bank" or "Willow Grove") which has nine branches in Dresher, Willow Grove, Maple Glen, Warminster (2), Hatboro, Huntingdon Valley, Roslyn and Somerton (Philadelphia), Pennsylvania. All of the branches are full-service and offer commercial and retail products. These products include checking accounts (interest and non-interest bearing), savings accounts, certificates of deposit, commercial and consumer loans, real estate loans, and home equity loans. The Company is subject to competition from other financial institutions and other companies that provide financial services. The Company is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

      On December 23, 1998, the Company completed the reorganization of the Bank into the federal mutual holding company form of ownership, whereby the Bank converted into a federally chartered stock savings bank as a wholly owned subsidiary of the Company, and the Company became a majority-owned subsidiary of Willow Grove Mutual Holding Company (the "MHC"), a federally chartered mutual holding company (collectively, the "Regorganization"). In connection with the Reorganization, the Company sold 2,240,878 shares of Company common stock, par value $0.01 per share at $10.00 per share which, net of issuance costs, generated proceeds of $21.4 million, including shares issued to the employee stock ownership plan ("ESOP"). The Company also issued 2,812,974 shares of Company Common Stock to the MHC. As an integral part of the Reorganization and in furtherance of Willow Grove's commitment to the communities that it serves, Willow Grove and the Company have established a charitable foundation known as the Willow Grove Foundation (the "Foundation") and have contributed 89,635 shares to the Foundation. Earnings per share is presented in the 1999 financial statements from January 1, 1999 to June 30, 1999. Earnings per share presentation for the period from December 23, 1998 to December 31, 1998 is not meaningful.

      Basis of Financial Statement Presentation

      The Company has prepared its accompanying consolidated financial statements in accordance with generally accepted accounting principles ("GAAP") and general practice within the banking industry. Certain amounts in prior years have been reclassified for comparative purposes. Such reclassification had no effect on net income. The consolidated financial statements include the balances of the Company and its wholly owned subsidiary. All material inter-company balances and transactions have been eliminated in consolidation.

      In preparing the consolidated financial statements, the Company is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenue and expense for the period. Actual results could differ significantly from those estimates. A material estimate that is particularly susceptible to significant change in the near-term relates to the determination of the allowance for loan losses. Management believes that the allowance for loan losses is adequate.

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

      Risks and Uncertainties

      In the normal course of its business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk, and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on a different basis from its interest-earning assets. The Company's primary credit risk is the risk of default on the Company's loan portfolio that results from the borrowers inability or unwillingness to make contractually required payments. The Company's lending activities are concentrated in Pennsylvania. The largest concentration of the Company's loan portfolio is located in Eastern Pennsylvania. The ability of the Company's borrowers to repay amounts owed is dependent on several factors, including the economic conditions in the borrower's geographic region and the borrower's financial condition. Market risk reflects changes in the value of collateral underlying loans, the valuation of real estate held by the Company, the valuation of loans held for sale, securities available for sale and mortgage servicing assets. The Company is subject to certain regulations as further described herein and in note 12. Compliance with regulations causes the Company to incur significant costs. In addition, the possibility of future changes to such regulation presents the risk that future costs will be incurred which may materially impact the Company.

      Cash and Cash Equivalents

      For purposes of the statements of cash flows, cash and cash equivalents include cash and interest-bearing deposits with original maturities of three months or less.

      The Company is required to maintain certain daily average balances in accordance with Federal Reserve Bank requirements. The reserve balances maintained in accordance with such requirements at June 30, 1999 and 1998 were $2.3 million and $1.2 million, respectively. Such reserve requirement is satisfied through vault cash balances.

      Loans Available for Sale

      Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or market calculated on an aggregate basis, with any unrealized losses reflected in the statement of operations. Loans transferred from loans available for sale to loans receivable are transferred at the lower of cost or market value at the date of transfer.

      Securities

      The Company divides its securities portfolio into two segments: (a) held to maturity and (b) available for sale. Securities in the held to maturity category are accounted for at cost, adjusted for amortization of premiums and accretion of discounts, using the level yield method, based on the Company's intent and ability to hold the securities until maturity. Marketable securities included in the available for sale category are accounted for at fair value, with unrealized gains or losses, net of taxes, being reflected as adjustments to equity. The fair value of marketable securities available for sale is determined from publicly quoted market prices. Securities available for sale which are not readily marketable, which include Federal Home Loan Bank of Pittsburgh stock, are carried at cost which approximates liquidation value.

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

      At the time of purchase, the Company makes a determination of whether or not it will hold the securities to maturity, based upon an evaluation of the probability of future events. Securities, which the Company believes may be involved in interest rate risk, liquidity, or other asset/liability management decisions, which might reasonably result in such securities not being held to maturity, are classified as available for sale. If securities are sold, a gain or loss is determined by specific identification method and is reflected in the operating results in the period the trade occurs.

      Allowance for Loan Losses

      The allowance for loan losses is maintained at a level that management considers adequate to provide for inherent loan losses based on an evaluation of known and inherent risks in the loan portfolio. Management's judgment is based upon periodic evaluation of the portfolio, past loss experience, current economic conditions, and other relevant factors. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.

      A loan is considered to be impaired when, based on current information, it is probable that the Company will not receive all amounts due in accordance with the contractual terms of the loan agreement. For purposes of applying the measurement criteria for impaired loans, the Company excludes large groups of smaller balance homogeneous loans, primarily consisting of residential real estate and consumer loans, as well as commerical loans with balances of less than $100,000. Interest income recognition on impaired loans ceases and any accrued interest is reversed. Cash receipts on impaired loans are applied to principal. Impaired loans are charged off when the Company determines that foreclosure is probable, and the fair value of the collateral is less than the recorded investment of the impaired loan.

      Mortgage Servicing Rights

      The Company recognizes mortgage servicing rights as assets, regardless of how such assets were acquired.

      Impairment of mortgage servicing rights is assessed based upon a fair market valuation of those rights on a disaggregated basis. Impairment, if any, is recognized in the statement of operations. There was no impairment in the mortgage servicing rights at June 30, 1999 and 1998.

      Real Estate Owned

      Real estate acquired through foreclosure is recorded at the lower of cost or fair value less estimated selling costs. Costs of improving foreclosed property are usually capitalized to the extent that carrying value does not exceed fair value less estimated selling costs. Holding costs are charged to expense. Gains and losses on such sales are charged to operations as incurred. The Company had no real estate owned as of June 30, 1999 and 1998.

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

      Loans, Loan Origination Fees, and Uncollected Interest

      Loans are recorded at cost net of unearned discounts, deferred fees, and allowances. Discounts or premiums on purchased loans are amortized using the interest method over the remaining contractual life of the portfolio, adjusted for actual prepayments. Loan origination fees and certain direct origination costs are deferred and amortized using the level yield method over the contractual life of the related loans as an adjustment of the yield on the loans.

      Interest receivable on loans is accrued to income as earned. Non-accrual loans are loans on which the accrual of interest has ceased because the collection of principal or interest payments is determined to be doubtful by management. It is the policy of the Company to discontinue the accrual of interest and reverse any accrued interest when principal or interest payments are delinquent more than 90 days (unless the loan principal and interest are determined by management to be fully secured and in the process of collection), or earlier if the financial condition of the borrower raises significant concern with regard to the ability of the borrower to service the debt in accordance with the terms of the loan. Interest income on such loans is not accrued until the financial condition and payment record of the borrower demonstrates the ability to service the debt.

      Property and Equipment

      Property and equipment are stated at cost, less accumulated depreciation and amortization. The Company computes depreciation and amortization using the straight-line method over the estimated useful lives of the assets which range from 5 to 40 years. Significant renovations and additions are capitalized. Leasehold improvements are depreciated over the shorter of the useful lives of the assets or the related lease term. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to expense as incurred.

      Intangible Assets

      Intangible assets include a core deposit intangible and goodwill, which represents the excess cost over fair value of assets acquired and liabilities assumed. The core deposit intangible is being amortized to expense over a ten-year life on an accelerated basis and goodwill is being amortized to expense using the straight-line method over a period of fifteen years. The carrying amount of intangible assets at June 30, 1999 and 1998 is net of accumulated amortization of $2.2 million and $1.7 million, respectively.

      Income Taxes

      Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

      Earnings Per Share

      Basic and diluted earnings per share are computed based on the weighted average number of common shares outstanding during the year plus the weighted average number of committed to be released ESOP shares during the year.

      Recent Accounting Pronouncements

      Reporting Comprehensive Income

      In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income. According to the statement, all items of comprehensive income are to be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Along with net income, examples of comprehensive income include foreign currency translation adjustments, unrealized holding gains and losses on available-for-sale securities, changes in the market value of a futures contract that qualifies as a hedge of an asset reported at fair value, and minimum pension liability adjustments. Currently, the comprehensive income of the Company consists primarily of net income and the net change in unrealized holding gains and losses on available-for-sale securities. This statement is effective for fiscal years beginning after December 15, 1997. The Company adopted SFAS No. 130 effective July 1, 1998, and made the required disclosure in these consolidated financial statements.

      Disclosures About Segments of an Enterprise and Related Information

      In June 1997 the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. This statement, which supersedes SFAS No. 14, requires public companies to report financial and descriptive information about their reportable operating segments on both an annual and interim basis. SFAS No. 131 mandates disclosure of a measure of segment profit/loss, certain revenue and expense items and segment assets. In addition, the statement requires reporting information on the entity's products and services, countries in which the entity earns revenues and holds assets, and major customers. The Company adopted SFAS No. 131 on July 1, 1998. The Company determined that it has no segment other than the banking segment. The Company was not required to make additional disclosures in these consolidated financial statements.

      Employer's Disclosures About Pensions and Other Post Retirement Benefits

      In February 1998 the FASB issued SFAS No. 132, Employer's Disclosures About Pensions and Other Post Retirement Benefits. This statement revises employer's disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful. The Company adopted the SFAS No. 132 on July 1, 1998. There was no impact on financial condition, operating results or equity of the Company upon adoption.

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

      Accounting for Derivative Instruments and Hedging Activities

      In June 1998 the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of certain exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of an exposure to variable cash flows of a forecasted transaction, or (c) a hedge of a foreign currency exposure. This statement, as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Earlier adoption is permitted. The Company has not yet determined the impact, if any, of this statement, including its provisions for the potential reclassifications of investment securities, on operations, financial condition, and equity. However, the Company currently has no derivatives covered by this statement and currently conducts no hedging activities.

      In October 1998, The FASB issued SFAS No. 134 Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. This statement requires that after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify any retained mortgage-backed securities based on the ability and intent to sell or to hold those investments, except that a mortgage banking enterprise must classify as trading any retained mortgage-backed securities that it commits to sell before or during the securitization process. The Company adopted SFAS No. 134 on January 1, 1999. There was no impact on operations, financial condition or equity upon adoption of this statement since the Company does not currently engage in the securitization of mortgage loans held for sale.

(2)   Earnings Per Share

      Earnings per share, basic and diluted, were $0.46 and $0.46, respectively for the six months ended June 30, 1999. Due to the Bank's recent conversion and formation of the Company, earnings per share figures for prior periods are not applicable.

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(2)   Continued

      The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations.

                                             For the Six Months Ended June 30, 1999
                                          ---------------------------------------------
                                          (Dollars in thousands, except per share data)
                                                                         Per share
                                              Net income       Shares       Amount
=======================================================================================
Weighted average common stock outstanding      $   2,261    4,964,217    $    0.46
Allocated ESOP shares                                 --        4,482           --
---------------------------------------------------------------------------------------
Basic earnings per share                       $   2,261    4,968,699    $    0.46

                                                                         Per share
                                              Net income       Shares       Amount
=======================================================================================
Weighted average common stock outstanding      $   2,261    4,964,217    $    0.46
Allocated ESOP shares                                 --        4,482           --
---------------------------------------------------------------------------------------
Diluted earnings per share                     $   2,261    4,968,699    $    0.46
=======================================================================================

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(3)   Securities Available for Sale

      Securities available for sale at June 30, 1999 and 1998 consisted of the following (dollars in thousands):

                                                             1999
                                     ---------------------------------------------------
                                     Amortized     Unrealized   Unrealized     Estimated
                                        Cost          Gains       Losses      Fair Value
----------------------------------------------------------------------------------------
Equity securities:
    Mutual fund                        $ 8,010          --       ($   63)       $ 7,947
    Federal Home Loan Mortgage              89          27            --            116
       Corporation common stock
    Federal National Mortgage                8          20            --             28
       Association stock
    Federal Home Loan Bank               2,961          --            --          2,961
       of Pittsburgh stock
U.S. Government and government          35,000          --        (1,123)        33,877
    agency securities
Mortgage-backed securities:
    Federal Home Loan Mortgage
       Corporation                           2          --            --              2
    Federal National Mortgage
       Association                      25,065          --          (740)        24,325
    Government National
        Mortgage Association             9,162          56          (309)         8,909
Municipal security                       1,999          --          (109)         1,890
----------------------------------------------------------------------------------------
Total                                  $82,296     $   103       ($2,344)       $80,055
========================================================================================

                                                             1998
                                     ---------------------------------------------------
                                     Amortized     Unrealized   Unrealized     Estimated
                                        Cost          Gains       Losses      Fair Value
----------------------------------------------------------------------------------------
Equity securities:
    Mutual fund                        $ 7,010          --       ($   25)       $ 6,985
    Federal Home Loan Mortgage             100           1            --            101
       Corporation preferred stock
    Federal Home Loan Mortgage              89           5            --             94
       Corporation common stock
    Federal National Mortgage                8          16            --             24
       Association stock
    Federal Home Loan Bank               2,733          --            --          2,733
       of Pittsburgh stock
U.S. Government and government          20,004          30           (35)        19,999
    agency securities
Mortgage-backed securities:
    Federal Home Loan Mortgage               3          --            --              3
       Corporation
    Federal National Mortgage           13,532         112          (100)        13,544
       Association
    Government National                  4,405         127            --          4,532
        Mortgage Association
Municipal security                         100          --            (4)            96
----------------------------------------------------------------------------------------
Total                                   47,984         291          (164)        48,111
========================================================================================

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(3)   Continued

      Proceeds from sales and calls of securities available for sale for the years ended June 30, 1999, 1998 and 1997 were $38.1 million, $53.3, and $10.1 million, respectively. Gross gains of $0, $24,000 and $44,000 were realized in fiscal 1999, 1998 and 1997, respectively. There were gross losses of $0, $129,000, and $52,000 in fiscal 1999, 1998 and 1997, respectively.

      Accrued interest receivable on securities amounted to $753,000 and $492,000 at June 30, 1999 and 1998, respectively.

      The amortized cost and estimated fair value of securities available for sale at June 30, 1999, by contractual maturity, are shown below.

                                                     Maturing     Maturing
                                                    after one      after 5
                                        Maturing     year but    years but     Maturing
                                      within one       within    within 10     after 10
(Dollars in thousands)                      year      5 years        years        years        Total
----------------------------------------------------------------------------------------------------
U.S. Gov't/Gov't agency securities          $998       $8,815      $14,540       $9,524      $33,877

Municipal securities:
    PA school district                        --           --           --        1,890        1,890
                                          ----------------------------------------------------------
       Total debt securities                $998       $8,815      $14,540      $11,414      $35,767

Equity securities                                                                            $11,052

Mortgage backed securities                                                                   $33,236
                                          ----------------------------------------------------------
    Total securities at fair value          $998       $8,815      $14,540      $11,414      $80,055
                                          ==========================================================
    Total securities at amortized cost    $1,000       $9,002      $14,998      $11,999      $82,296
                                          ==========================================================

       Weighted Average Yield               5.00%        5.76%        6.63%       6.37%

      The Company must maintain stock as a member of the Federal Home Loan Bank of Pittsburgh ("FHLB") of $3.0 million and $2.7 million as of June 30, 1999 and 1998, respectively.

      For mortgage- backed securities, expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Substantially all of the U.S. Government and Government agency securities are callable within one year. Weighted average yields are based on market value.

      As described in note 10, certain securities available for sale are maintained to collateralize advances from the FHLB.

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(4)   Loans

      Loans receivable as of June 30, 1999 and 1998 consisted of the following:

      ==========================================================================
                                                              1999         1998
      --------------------------------------------------------------------------
      (Dollars in thousands)
      First mortgage loans:
          Single family residential                       $231,498     $230,979
          Multiple family residential                       12,938        7,500
          Commerical real estate                            52,769       24,478
          Construction                                       7,773        4,772
          Home equity                                       54,090       41,366
      --------------------------------------------------------------------------
      Total real estate loans                             $359,068     $309,095

      Non-mortgage consumer loans                            6,431        4,930

      Commerical business loans                             13,023        5,437
      --------------------------------------------------------------------------
      Total Loans                                         $378,522     $319,462

      Less:
          Allowance for loan losses                         (3,138)      (2,665)
          Deferred loan fees                                  (800)      (1,092)
      --------------------------------------------------------------------------

      --------------------------------------------------------------------------
      Total loans receivable, net                         $374,584     $315,705
      ==========================================================================

      As described in note 10, certain loans are maintained to collateralize advances from the FHLB.

      Included in loans receivable are loans on nonaccrual status in the amounts of $1.1 million and $1.3 million at June 30, 1999 and 1998, respectively. Interest income that would have been recognized on such nonaccrual loans during the years ended June 30, 1999, 1998 and 1997 had they been current in accordance with their original terms is $143,000, $90,000 and $111,000, respectively. Interest income that was recognized on these nonaccrual loans during the years ended June 30, 1999, 1998 and 1997 totaled $4,000, $46,000 and $15,000, respectively.

      As of June 30, 1999 and 1998, the Company had impaired loans with a total recorded investment of $13,000 and $96,000, respectively, and an average recorded investment for the years ended June 30, 1999, 1998, and 1997 of $37,000, $464,000, and $1.6 million, respectively. As of June 30, 1999 and 1998, the amount of recorded investment in impaired loans for which there is a related allowance for credit losses and the amount of related allowance is $13,000 and $96,000, respectively, and $1,000 and $10,000, respectively. There were no impaired loans for which there was no related allowance for credit losses at June 30, 1999 and 1998. Cash of $83,000, $1.2 million, and $0 was collected on these impaired loans during the year ended June 30, 1999, 1998 and 1997, respectively. No interest income was recognized on such loans during the year ended June 30, 1999, 1998 and 1997.

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(4)   Continued

      The following is a summary of the activity in the allowance for loan losses for the years ended June 30, 1999, 1998 and 1997:

                                                   Years ended June 30,
      ==========================================================================
                                             1999           1998           1997
      --------------------------------------------------------------------------
      (Dollars in thousands)
      Balance, beginning of year          $ 2,665        $ 1,678        $ 1,938
      Provision for loan losses               531            993            185
      Charge-offs                             (58)            (6)          (445)
      Recoveries                               --             --             --
      --------------------------------------------------------------------------
      Balance, end of year                $ 3,138        $ 2,665        $ 1,678
      ==========================================================================

(5)   Mortgage Servicing Activity

      A summary of mortgage servicing rights activity follows:

                                                   Years ended June 30,
      --------------------------------------------------------------------------
      (Dollars in thousands)                 1999           1998           1997
      --------------------------------------------------------------------------
      Balance, beginning of year          $   251        $   213             --
      Originated servicing rights             119            144        $   265
      Amortization                           (134)          (106)           (52)
      --------------------------------------------------------------------------
      Balance, end of year                $   236        $   251        $   213
      ==========================================================================

      At June 30, 1999, 1998 and 1997, the Company serviced loans for others of $67.0 million, $66.4, and $58.8 million, respectively. Loans serviced by others for the Company as of June 30, 1999, 1998 and 1997 were $2.8 million, $2.9 and $3.5 million, respectively.

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(6)   Deposits

      Deposit balances by type with related interest rates consisted of the following at June 30, 1999, 1998 and 1997:

================================================================================
                                             1999                    1998
                                      -------------------    -------------------
                                                 Percent                Percent
                                        Amount  of Total       Amount  of Total
--------------------------------------------------------------------------------
(Dollars in thousands)
Savings accounts (passbook,            $48,773      12.5%     $40,225      11.8%
     statement, clubs)
Money market accounts                   28,741       7.4       20,487       6.0
Certificates of deposit less than      213,998      54.8      193,533      56.8
     $100,000
Certificates of deposit greater than    37,159       9.5       38,469      11.3
     $100,000 (1)
NOW accounts                            29,013       7.4       25,638       7.5
Non-interest bearing deposits           32,997       8.4       22,441       6.6
--------------------------------------------------------------------------------
                                      $390,681     100.0%    $340,793     100.0%
================================================================================

      (1)   Deposit balances in excess of $100,000 are not federally insured.

      While the certificates frequently are renewed at maturity rather than paid out, a summary of certificates by contractual maturity at June 30, 1999 is as follows:

          Years ended June 30,
          -----------------------------------------------------------
          (Dollars in thousands)
          2000                                               $157,805
          2001                                                 57,007
          2002                                                 18,554
          2003                                                 11,460
          2004                                                  4,895
          2005 and thereafter                                   1,436
          -----------------------------------------------------------
                                                             $251,157
          ===========================================================

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(6)   Continued

      Interest expense on deposits for the years ended June 30, 1999 and 1998 consisted of the following:

                                          1999              1998           1997
      --------------------------------------------------------------------------
      (Dollars in thousands)
      Savings accounts                    $896              $787           $768
      NOW accounts                       1,111               916            803
      Certificates                      13,359            12,833         11,653
      --------------------------------------------------------------------------
      Total                            $15,366           $14,536        $13,224
      ==========================================================================

(7)   Property and Equipment

      ==========================================================================
                                                                  June 30,
                                           Depreciable   -----------------------
                                              Lives            1999        1998
      --------------------------------------------------------------------------
      (Dollars in thousands)
      Land                                                   $1,323      $1,323
      Buildings                           15 to 40 yrs.      $4,178      $3,928
      Furniture, fixtures, and equipment   5 to 7 yrs.       $2,952      $2,430
      --------------------------------------------------------------------------

      Total                                                  $8,453      $7,681

      Less accumulated depreciation                         ($3,318)    ($2,909)
      --------------------------------------------------------------------------

      Property and equipment, net                            $5,135      $4,772
      ==========================================================================

      Amounts charged to operating expense for depreciation for the years ended June 30, 1999, 1998 and 1997 amounted to $409,000, $453,000, and $313,000, respectively.

(8)   Income Taxes

      The Small Business Job Protection Act of 1996, enacted on August 20, 1996, provides for the repeal of the tax bad debt deduction computed under the percentage of taxable income method. The repeal of the use of this method is effective for tax years beginning after December 31, 1995. Prior to the change in law, the Company had qualified under the provisions of the Internal Revenue Code which permitted it to deduct from taxable income an allowance for bad debts based on 8% of taxable income.

      Upon repeal, the Company is required to recapture into income, over a six-year period, the portion of its tax bad debt reserves that exceed its base year reserves (i.e., tax reserves for tax years beginning before 1988). The base year tax reserves, which may be subject to recapture if the Company ceases to qualify as a bank for federal income tax purposes, are restricted with respect to certain distributions. The Company's

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(8)   Continued

      total tax bad debt reserves at June 30, 1999 are approximately $8.2 million, of which $6.2 million represents the base year amount and $2.0 million is subject to recapture. The Company has previously recorded a deferred tax liability for the amount to be recaptured; therefore, this recapture does not impact the statement of operations.

      Income tax expense (benefit) for the years ended June 30, 1999, 1998 and 1997 consisted of the following:

      ==========================================================================
                                                   Current    Deferred     Total
      --------------------------------------------------------------------------
      (Dollars in thousands)

      1999:
          Federal                                  $2,311      ($446)     $1,865
          State                                       179         --         179
      --------------------------------------------------------------------------
      Total                                        $2,490      ($446)     $2,044
      ==========================================================================

      1998:
          Federal                                  $1,873      ($738)     $1,135
          State                                       232         --         232
      --------------------------------------------------------------------------
      Total                                        $2,105      ($738)     $1,367
      ==========================================================================

      1997:
          Federal                                  $1,279        $30      $1,309
          State                                       239         --         239
      --------------------------------------------------------------------------
      Total                                        $1,518        $30      $1,548
      ==========================================================================

      The expense for income taxes differed from that computed at the statutory federal corporate rate for the years ended June 30, 1999, 1998 and 1997 as follows:

==========================================================================================================
                                               1999                   1998                     1997
                                        ------------------     ------------------       ------------------
                                                Percentage             Percentage               Percentage
                                                 of pretax              of pretax                of pretax
                                        Amount      income     Amount      income       Amount      income
----------------------------------------------------------------------------------------------------------
(Dollars in thousands)
At statutory rate                       $1,930      34%        $1,296      34%          $1,334      34%
Adjustment resulting from:
     State tax, net of federal
        tax benefit                        118       2            152       4              158       4
     Low income housing tax credits        (29)     (1)           (29)     (1)             (11)     (0)
     Other                                  25      (0)           (52)     (2)              67       2
----------------------------------------------------------------------------------------------------------
Income tax expense per
     statements of operations           $2,044      36%        $1,367      36%          $1,548      39%
==========================================================================================================

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(8)   Continued

      Significant deferred tax assets and liabilities of the Company as of June 30, 1999 and 1998 are as follows:

                                                                1999       1998
      --------------------------------------------------------------------------
      (Dollars in thousands)
      Deferred loan fees                                        $272       $371
      Retirement plan reserves                                   300        271
      Employee benefits                                          149         88
      Other reserves                                              26         34
      Intangible asset amortization                              292        249
      Capital loss carryover                                      85         85
      Charitable contributions                                   216        107
      Uncollected interest                                        50         45
      Reserve for land held for investment                         6         --
      Book bad debt reserves                                   1,067        906
      Unrealized loss on securities available for sale           861         --
      --------------------------------------------------------------------------

      Gross deferred tax assets                               $3,324     $2,156
      --------------------------------------------------------------------------
      Unrealized gain on securities available for sale            --       ($51)
      Tax bad debt reserves in excess of base year              (688)      (826)
      Investment in Joint Venture                                  2          4
      Prepaid expenses                                           (37)       (35)
      Originated mortgage servicing rights                       (80)       (85)
      --------------------------------------------------------------------------
      Gross deferred tax liabilities                           ($803)     ($993)
      --------------------------------------------------------------------------

      Net deferred tax asset                                  $2,521     $1,163
      ==========================================================================

      The realizability of deferred tax assets is dependent upon a variety of factors, including the generation of future taxable income, the existence of taxes paid and recoverable, the reversal of deferred tax liabilities and tax planning strategies. Based upon these and other factors, management believes it is more likely than not that the Company will realize the benefits of these deferred tax assets.

(9)   Benefit Plans

      The Company has a money purchase pension plan to which the Company contributes for all eligible employees, 7.5% of their base salary. Such contributions were $193,000 and $182,000 for the years ended June 30, 1999 and 1998, respectively.

      The Company also has a 401(k) plan which covers all eligible employees and permits them to make certain contributions to the plan on a pretax basis. Employees are permitted to contribute up to 10% of salary to this plan. The Company matches fifty cents for every dollar contributed. Such contributions were $89,000 and $79,000 for the years ended June 30, 1999 and 1998, respectively.

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(9)   Continued

      Effective June 30, 1998, the Company adopted non-qualified supplemental retirement plans for the Company's Board of Directors (the "Directors' Plan") and for the Company's president (the "President's Plan"). The Directors' Plan provides for fixed annual payments to qualified directors for a period of ten years from retirement. Benefits to be paid accrue at the rate of 20% per year on completion of six full years of service, with full benefit accrual at ten years of service. Credit is given for past service. The President's Plan provides for payments for a period of ten years beginning at retirement based on a percentage of annual compensation not to exceed an established cap. Full benefits become accrued at age 68 with partial vesting prior thereto. Both plans provide for full payment in the event of a change in control of the Company. The costs of the Directors' Plan and President's Plan were $60,000 and $18,000, and $566,000 and $234,000, respectively, for the years ended June 30, 1999 and 1998. The expense of these plans incurred in 1998 included the cost for past service. The Directors' Plan and Presidents' Plan are intended to be and are unfunded.

      The ESOP Plan

      Concurrent with the Reorganization, the Company adopted an ESOP. The ESOP borrowed $1.8 million from the Company and used the funds to purchase 179,270 shares of the Company's stock issued in the Reorganization. The loan has an interest rate of 7.75% and has an amortization schedule of 15 years. Shares purchased are held in a suspense account for allocation among the participants as the loan is repaid. Contributions to the ESOP and shares released from the loan collateral will be in an amount proportional to repayment of the ESOP loan. Shares are allocated to participants based on compensation as described in the plan, in the year of allocation. At June 30, 1999, there were no ESOP shares allocated to participants in the year ended June 30, 1999, however, there were 8,964 shares committed to be released. The Company recorded compensation expense of $90,000 for the ESOP for the year ended June 30, 1999.

(10)  Federal Home Loan Bank Advances

      Under terms of its collateral agreement with the FHLB, the Company maintains otherwise unencumbered qualifying assets (principally qualifying 1-4 family residential mortgage loans and U.S. Government and Agency mortgage-backed securities, notes and bonds) in the amount of at least as much as its advances from the FHLB. The Company's FHLB stock is also pledged to secure these advances.

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(10)  Continued

      At June 30, 1999 and 1998, such advances have contractual maturities as follows:

      ==========================================================================

                                                      Weighted
                                                       Average
      Due by June 30,                                     Rate    June 30, 1999
      --------------------------------------------------------------------------
      (Dollars in thousands)
      2000                                                5.11%          $4,000
      2001                                                  --               --
      2002                                                5.50%          $6,000
      2003                                                  --               --
      2004                                                5.79%            $986
      Thereafter                                          5.21%          $4,000
      --------------------------------------------------------------------------
      Total Federal Home Loan Bank advances               5.33%         $14,986
      ==========================================================================

                                                      Weighted
                                                       Average
      Due by June 30,                                     Rate    June 30, 1998
      --------------------------------------------------------------------------
      (Dollars in thousands)
      1998                                                5.84%         $11,000
      1999                                                  --               --
      2000                                                  --               --
      2001                                                5.50%          $6,000
      2002                                                  --               --
      Thereafter                                          5.21%          $4,000
      --------------------------------------------------------------------------
      Total Federal Home Loan Bank advances               5.62%         $21,000
      ==========================================================================

      Substantially all of the above advances with contractual maturities beyond one year are callable by the FHLB within one year of the respective balance sheet dates.

(11)  Commitments and Contingencies

      At June 30, 1999 and 1998, the Company was committed to fund loans as follows:

      ==========================================================================

      June 30,                                                1999         1998
      --------------------------------------------------------------------------
      (Dollars in thousands)
      Loans with fixed rates of interest                    $5,497       $6,563
      Loans with variable rates of interest                 $8,469       $8,299
      --------------------------------------------------------------------------
      Total commitments to fund loans                      $13,966      $14,862
      ==========================================================================

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(11)  Continued

      Financial Instruments With Off-Balance Sheet Risk

      In the normal course of business, the Company is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. At June 30, 1999, the Company is committed to the funding of first mortgage loans of approximately $12.4 million, and construction loans of approximately $1.0 million, and committed to commercial business loans of approximately $422,000.

      The Company uses the same credit policies in extending commitments as it does for on-balance sheet instruments. The Company controls its exposure to loss from these agreements through credit approval processes and monitoring procedures. Commitments to extend credit are generally issued for one year or less and may require payment of a fee. The total commitment amounts do not necessarily represent future cash disbursements, as many of the commitments expire without being drawn upon. The Company may require collateral in extending commitments, which may include cash, accounts receivable, securities, real or personal property, or other assets. For those commitments which require collateral, the value of the collateral generally equals or exceeds the amount of the commitment.

      Concentration of Credit Risk

      The Company offers residential and construction real estate loans as well as commercial and consumer loans. The Company's lending activities are concentrated in Pennsylvania. The largest concentration of the Company's loan portfolio is located in Eastern Pennsylvania. The ability of the Company's borrowers to repay amounts owed is dependent on several factors, including the economic conditions in the borrower's geographic region and the borrower's financial condition.

      Legal Proceedings

      The Company is involved in routine legal proceedings in the normal course of business which, in the aggregate, are believed by management to be immaterial to the financial condition of the Company.

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(11)  Continued

      Other Commitments

      In connection with the operation of nine of its branches, the Company leases certain office space. The leases are classified as operating leases, with rent expense of $148,000, $205,000, and $124,000 for the years ended June 30, 1999, 1998 and 1997, respectively. Minimum payments over the remainder of the leases are summarized as follows:

                                                         Minimum
                                                           Lease
                Year ended June 30,                     Payments
                ------------------------------------------------
                (Dollars in thousands)
                2000                                        $255
                2001                                         262
                2002                                         249
                2003                                         208
                2004 and thereafter                           86
                ------------------------------------------------

                                                          $1,060
                ================================================

(12)  Regulatory Matters

      The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain certain minimum amounts and ratios (set forth in the table below). Management believes that the Bank meets, as of June 30, 1999, all capital adequacy requirements to which it is subject.

      As of June 30, 1999, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(12)  Continued

      The Bank's actual capital amounts and ratios are presented in the following table.

                                                                            To be Well
                                                       For Capital       Capitalized Under
                                                         Adequacy        Prompt Corrective
                                  Actual capital         Purposes        Action Provisions
                                  --------------         --------        -----------------
                                 Amount     Ratio     Amount    Ratio     Amount     Ratio
==========================================================================================
(Dollars in thousands)
As of June 30, 1999:
     Tangible capital           $46,180      9.8%     $7,079     1.5%        N/A      N/A%
        (to tangible assets)
     Core capital                46,180      9.8      18,855     4.0     $23,568      5.0
        (to adjusted
        tangible assets)
     Tier I Capital              46,180     16.9      10,901     4.0      16,352      6.0
        (to risk-
        weighted assets)

     Risk-based capital          49,318     18.1      21,803     8.0      27,253     10.0
        (to risk-
        weighted assets)

As of June 30, 1998:
     Tangible capital           $33,505      8.3%     $6,038     1.5%        N/A      N/A%
        (to tangible assets)
     Core capital                33,505      8.3      12,075     3.0     $20,126      5.0
        (to adjusted
        tangible assets)
     Tier I Capital              33,505     13.8       9,719     4.0      14,578      6.0
        (to risk-
        weighted assets)

     Risk-based capital          36,170     14.9      19,438     8.0      24,297     10.0
        (to risk-
        weighted assets)
==========================================================================================

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(12)  Continued

      On September 30, 1996, federal legislation was enacted which included provisions for recapitalizing the Savings Association Insurance Fund ("SAIF") and the eventual merger of this fund with the Bank Insurance Fund. In accordance therewith, the FDIC billed the Bank, in fiscal 1997, for a special assessment of $1.5 million based on the amount of SAIF assessable deposits at an estimated assessment rate of 65.7 basis points per $100 of insured deposits.

      The Bank is not under any agreement with the regulatory authorities nor is it aware of any current recommendations by the regulatory authorities which, if they were to be implemented, would have a material effect on liquidity, capital resources, or operations of the Bank.

(13)  Fair Value of Financial Instruments

      The Company's methods for determining the fair value of its financial instruments as well as significant assumptions and limitations are set forth below.

      Limitations

      Estimates of fair value are made at a specific point in time, based upon, where available, relevant market prices and information about the financial instrument. Such estimates do not include any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. For a substantial portion of the Company's financial instruments, no quoted market exists. Therefore, estimates of fair value are necessarily based on a number of significant assumptions (many of which involve events outside the control of management). Such assumptions include assessments of current economic conditions, perceived risks associated with these financial instruments and their counterparties, future expected loss experience, and other factors. Given the uncertainties surrounding these assumptions, the reported fair values represent estimates only and, therefore, cannot be compared to the historical accounting model. Use of different assumptions or methodologies is likely to result in significantly different fair value estimates.

      The estimated fair values presented neither include nor give effect to the values associated with the Company's banking or other businesses, existing customer relationships, branch banking network, property, equipment, goodwill, or certain tax implications related to the realization of unrealized gains or losses. The fair value of noninterest-bearing demand deposits, savings and NOW accounts, and money market deposit accounts is equal to the carrying amount because these deposits have no stated maturity. This approach to estimating fair value excludes the significant benefit that results from the low-cost funding provided by such deposit liabilities, as compared to alternative sources of funding. As a consequence, this presentation may distort the actual fair value of a banking organization that is a going concern.

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(13)  Continued

      The following methods and assumptions were used to estimate the fair value of each major classification of financial instruments at June 30, 1999 and 1998:

      Cash and Cash Equivalents

      Current carrying amounts approximate estimated fair value.

      Securities Available for Sale

      Current quoted market prices were used to determine fair value.

      Loans

      Fair values were estimated for portfolios of loans with similar financial characteristics. Loans were segregated by type and each loan category was further segmented by fixed and adjustable rate interest terms. The estimated fair value of the segregated portfolios was calculated by discounting cash flows based on estimated maturity and prepayment speeds using estimated market discount rates that reflected credit and interest risk inherent in the loans. The estimate of the maturities and prepayment speeds was based on the Company's historical experience. Cash flows were discounted using market rates adjusted for portfolio differences.

      Loans Available for Sale

      The fair value fo mortgage loans originated and intended for sale in the secondary market is based on contractual cash flows using current market rates, calculated on an aggregate basis.

      Accrued Income Receivable

      Current carrying amounts approximate estimated fair value.

      Deposits with No Stated Maturity (which consist of NOW, Money Market, and Passbook Accounts)

      Current carrying amounts approximate estimated fair value.

      Certificates of Deposit

      Fair value was estimated by discounting the contractual cash flows using current market rates offered in the Company's market area for deposits with comparable terms and maturities.

      Accrued Interest Payable

      Current carrying amounts approximate estimated fair value.

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(13)  Continued

      FHLB Advances

      Fair value was estimated using discounted cash flow analysis based on the Company's current incremental borrowing rate for similar types of borrowing arrangements.

      Commitments to Extend Credit

      The majority of the Company's commitments to extend credit carry current market interest rates if converted to loans. Because commitments to extend credit are generally unassignable by either the Company or the borrower, they only have value to the Company and the borrower. The estimated fair value approximates the recorded deferred fee amounts.

      The carrying amounts and estimated fair values of the Company's financial instruments, including off-balance sheet financial instruments, were as follows at June 30, 1999 and 1998 (dollars in thousands):

                                                                  1999
                                                       ------------------------
                                                        Carrying      Estimated
      Assets                                              Amount     Fair Value
      -------------------------------------------------------------------------

      Cash and cash equivalents                           $4,889         $4,889
      Securities available for sale                      $80,055        $80,055
      Loans, net                                        $374,584       $380,266
      Accrued income receivable                           $2,519         $2,519
      =========================================================================

      Liabilities
      -------------------------------------------------------------------------

      Deposits with no stated maturity                  $139,524       $139,524
      Certificates of Deposit                           $251,157       $254,000
      FHLB advances                                      $14,986        $14,435
      Accrued interest payable                              $706           $706
      =========================================================================

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(13)  Continued

      Off-Balance Sheet Financial Instruments:

                                                         Contract      Estimated
                                                           Amount     Fair Value
      --------------------------------------------------------------------------

      Commitments to extend credit                        $13,966            $22
      ==========================================================================

                                                                  1998
                                                         -----------------------
                                                         Carrying      Estimated
      Assets                                               Amount     Fair Value
      --------------------------------------------------------------------------

      Cash and cash equivalents                           $18,291        $18,291
      Securities available for sale                       $48,111        $48,111
      Loans available for sale                            $12,152        $12,205
      Loans, net                                         $315,705       $320,168
      Accrued income receivable                            $2,109         $2,109
      ==========================================================================

      Liabilities
      --------------------------------------------------------------------------

      Deposits with no stated maturity                   $108,791       $108,791
      Certificates of Deposit                            $232,002       $233,677
      FHLB advances                                       $21,000        $21,119
      Accrued interest payable                               $389           $389
      ==========================================================================

      Off-Balance Sheet Financial Instruments:

                                                         Contract      Estimated
                                                           Amount     Fair Value
      --------------------------------------------------------------------------

      Commitments to extend credit                        $14,862           $178
      ==========================================================================

--------------------------------------------------------------------------------

(14)  Comprehensive Income

      The tax effects allocated to each component of "Other comprehensive income" are as follows:

                                                              1999
                                          -----------------------------------------
                                             Before-tax        Tax       Net of tax
                                               Amount        Benefit       Amount
-----------------------------------------------------------------------------------
(Dollars in thousands)
Unrealized gains on securities available
 for sale
   Unrealized holding losses arising
    during the period                         ($2,404)      $   912      ($1,492)
Other comprehensive income                    ($2,404)      $   912      ($1,492)
====================================================================================

                                                              1998
                                          -----------------------------------------
                                             Before-tax        Tax       Net of tax
                                               Amount        Expense       Amount
-----------------------------------------------------------------------------------
(Dollars in thousands)
Unrealized gains on securities available
 for sale
   Unrealized holding gains arising
    during the period                         $  391         ($149)       $ 242
   Less: reclassification adjustment for
    losses included in net income             $  219         ($ 83)       $ 136
Other comprehensive income                    $  610         ($232)       $ 378
====================================================================================

                                                              1997
                                          -----------------------------------------
                                             Before-tax        Tax       Net of tax
                                               Amount        Expense       Amount
-----------------------------------------------------------------------------------
(Dollars in thousands)
Unrealized gains on securities available
 for sale
   Unrealized holding gains arising
    during period                                531           202          329
   Less: reclassification adjustment for
    losses included in net income                 71            27           44
Other comprehensive income                       602           229          373
====================================================================================

(15)  Reorganization

      Pursuant to the Plan, the Company offered and sold 2,240,878 shares of Company common stock in its initial public offering, issued 2,812,974 shares to the MHC and contributed 89,635 shares to the Foundation.

      The Company's initial public offering was completed on December 23, 1998 and resulted in net cash proceeds of $19.7 million. The Company loaned $1.8 million to the Bank to establish an ESOP which purchased 179,270 shares of the Company's stock in the initial public offering. The Company used $9.8 million, or 50% of the remaining net proceeds to purchase all of the outstanding stock of the Bank.

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(15)  Continued

      As part of the Plan of Conversion, the Company formed the Willow Grove Foundation and donated 89,635 shares of the Company valued at approximately $896,000. The Company recorded a contribution expense charge and a corresponding deferred tax benefit of $305,000 for this donation. The formation of this private charitable foundation is to further the Bank's commitment to the communities that it serves.

(16)  Dividend Policy

      The Company's ability to pay dividends is dependent, in part, upon its ability to obtain dividends from the Bank. The future dividend policy of the Company is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial conditions, cash needs, and general business conditions. Holders of common stock will be entitled to receive dividends as and when declared by the Board of Directors of the Company out of funds legally available for that purpose. Such payment, however, will be subject to the regulatory restrictions set forth by the OTS. In addition, FDICIA provides that, as a general rule, a financial institution may not make a capital distribution if it would be undercapitalized after making the capital distribution.

      To date, the MHC has waived its receipt of cash dividends from the Company. The dollar amount of dividends waived by MHC are considered as a restriction on the retained earnings of the Company. The amount of any dividend waived by MHC shall be available for declaration as a dividend solely to MHC. At June 30, 1999, the cumulative amount of such waived dividend was $225,000.

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(17)  Parent Company Financial Information

      Condensed Statements of Financial Condition

================================================================================
                                                                       June 30,
                                                                           1999
--------------------------------------------------------------------------------
(Dollars in thousands)
Assets:
  Cash on deposit with subsidiary bank                                 $    142
  Note receivable                                                        11,293
  Investment in subsidiary bank                                          48,421
  Other assets                                                              455
--------------------------------------------------------------------------------
Total assets                                                           $ 60,311
================================================================================
Liabilities and stockholders' equity:
--------------------------------------------------------------------------------
  Other liabilities                                                    $    166
Total liabilities                                                      $    166
Stockholders' equity:
  Common stock                                                         $     51
  Additional paid-in capital                                             59,932
  Retained earnings                                                       1,573
  Unrealized (losses) gains on securities available for sale           ($ 1,411)
--------------------------------------------------------------------------------
Total stockholders' equity                                             $ 60,145
Total liabilities and stockholders' equity                             $ 60,311
================================================================================

Condensed Statement of Operations

================================================================================
                                                                           1999
--------------------------------------------------------------------------------
(Dollars in thousands)
Income:
  Interest income on note receivable                                   $    143
  Equity in undistributed income of subsidiary                            2,366
--------------------------------------------------------------------------------
Total income                                                           $  2,509
================================================================================
Expense:
  Professional                                                         $    125
  Stationary and printing                                                    31
  Charitable foundation                                                     896
  Other                                                                      11
--------------------------------------------------------------------------------
Total expense                                                          $  1,063
================================================================================
Income before taxes                                                    $  1,446
Income tax expense (benefit)                                               (313)
--------------------------------------------------------------------------------
Net income                                                             $  1,759
================================================================================

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(17)  Continued

      Condensed Statements of Cash Flows

================================================================================
                                                                           1999
--------------------------------------------------------------------------------
(Dollars in thousands)
Cash flows from operating activities:
Net income                                                             $  1,759

Less items not affecting cash flows:
  Equity in undistributed income of subsidiary                           (2,366)
  Increase in accrued interest receivable                                  (142)
  Foundation contribution expense                                           896
  Increase in other assets                                                 (313)
  Increase in other liabilities                                             166
--------------------------------------------------------------------------------
Net cash used in operating activities                                  $      O
================================================================================

Cash flows from investing activities:
  Capital investment in subsidiary bank                                ($ 9,828)
  Issuance of notes receivable from subsidiary                          (11,293)
--------------------------------------------------------------------------------
Net cash used in financing activities                                  ($21,121)
================================================================================

Cash flows from financing activities:
  Proceeds from stock issuance                                         $ 21,450
  Dividends paid                                                           (187)
--------------------------------------------------------------------------------
Net cash provided by financing activities                              $ 21,263
================================================================================

Net increase in cash and cash equivalents                              $    142
Cash and cash equivalents at beginning of period                             --
Cash and cash equivalents at end of period                             $    142
================================================================================

(18)  Subsequent Event

      The Company approved its 1999 Stock Option Plan (the "Option Plan") and the 1999 Recognition and Retention Plan ("RRP") on July 27, 1999 at a special shareholders meeting; and declared an $.08 per share dividend payable on September 1, 1999 to shareholders of record on August 13, 1999.

      Sock Option Plan

      The Company maintains the Option Plan and has reserved for future issuance pursuant to the Option Plan 224,087 shares of Common Stock, which is equal to 10% of the Common Stock sold in the Company's initial public offering. Under the Option Plan, stock options (which expire ten years from the date of grant) may be granted to the directors and officers of the Bank. Each option entitles the holder to purchase one

WILLOW GROVE BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

(18)  Continued

      share of the Company's common stock at an exercise price equal to the fair market value of the stock at the date of the grant. Options will be exercisable in whole or in part over the vesting period. The options vest ratably over a 5-year period. All options become 100% exercisable in the event of death or disability.

      Recognition and Retention Plan (RRP)

      The Company maintains the RRP for the directors and officers of the Company which was approved by the Company's Board of Directors in June 1999. The objective of the RRP is to enable the Company to provide officers, key employees and directors of the Bank with a proprietary interest in the Company as an incentive to contribute to its success. The Plan is authorized to maintain up to 89,635 shares of the Company stock or 4% of the stock sold in the Company's initial public offering. Awards vest at a rate of 20% per year for directors and officers, commencing one year from the date of award. Awards become 100% vested in the event of death or disability.

--------------------------------------------------------------------------------

(photo of William Langan and Fred Marcell sitting at table)

(caption)
William W. Langan, Chairman
Frederick A. Marcell Jr., President

(photo of 9 bank directors at conference table)

(caption)
Willow Grove Bank Directors: (standing left to right) William B. Weihenmayer,
J. Ellwood Kirk, Frederick A. Marcell Jr., Betsy Gammill, Samuel H. Ramsey, III (Seated left to right) Lewis W. Hull, William W.Langan, Chairman,
Charles F. Kremp, III, A. Brent O'Brien

(photo of Senior Management Team in front of Willow Grove Bank sign)

(caption)
John T. Powers, Senior Vice President
John J. Foff, Jr., Senior Vice President
Thomas M. Fewer, Senior Vice President

(listing of Executive Officers of Bank and Bancorp)

Executive Officers of Willow Grove Bank and Willow Grove Bancorp, Inc.

Frederick A. Marcell Jr., President and Chief Executive Officer

Thomas M. Fewer, Senior Vice President

John J. Foff, Jr., Senior Vice President, Chief Financial Officer and Treasurer

John T. Powers, Senior Vice President and Corporate Secretary


Directors of Willow Grove Bank and Willow Grove Bancorp, Inc.

Elizabeth H. Gemmill*, Managing Trustee, Warwick Foundation, Philadelphia, PA

Lewis W. Hull, Chairman of Hull Corporation and Hull Company (manufacturing companies) Hatboro, PA

J. Ellwood Kirk, Retired President of Willow Grove Bank

Charles F. Kremp, III, President and owner of Charles F. Kremp, III (florist), Willow Grove, PA

William W. Langan, President and owner of Marmetal Industries, Inc., Horsham, PA

Frederick A. Marcell, Jr., President and Chief Executive Officer of Willow Grove Bank since July 1992

A. Brent O'Brien, President and owner of Bean, Mason & Eyer (insurance broker), Doylestown, PA

Samuel H. Ramsey, III, President and owner of Samuel H. Ramsey, III, Certified Public Accountants

William B. Weihenmayer, Self-employed real estate investor, Huntingdon Valley,
PA

* Director since July 31, 1999.

(Willow Grove Bancorp, Inc. logo)

(heading)

CORPORATE INFORMATION

Annual Meeting

The annual meeting of the stockholders will be held on November 9, 1999 at 11:00 am:

The Fairway Room
North Hills Country Club
99 Station Avenue
North Hills, Pennsylvania

Independent Auditors

KPMG LLP
1600 Market Street
Philadelphia, Pennsylvania 19103

Shareholder Inquiries

For information relating to the annual report on Form 10-K, press releases, reports filed with the SEC and the annual meeting of stockholders, call Frederick A. Marcell, Jr. or John J. Foff, Jr. at 215-646-5405.

General Counsel

Duffy, North, Wilson, Thomas & Nicholson
104 North York Road
Hatboro, Pennsylvania 19040

Special Counsel

Elias, Matz, Tiernan & Herrick LLP
734 15th Street, N.W., 12th Floor
Washington, DC 20005

Transfer Agent and Registrar

For information relating to your stock holdings, stock transfer requirements, lost certificates, dividends, tax forms, and related matters, contact:

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
800-368-5948

Corporate Headquarters

Willow Grove Bancorp, Inc.
Welsh and Norristown Roads
Maple Glen, Pennsylvania 19002-8030

Common Stock

Willow Grove Bancorp, Inc.'s common stock is traded on The Nasdaq Stock Market (NASDAQ) under the symbol WGBC. Newspaper stock listings: WillowG. or WillGrvBcp.

The price range for the Company's common stock for each quarter for fiscal 1999:

Quarter ended      High        Low
Dec. 31, 1998      10 5/8      10
Mar. 31, 1999      10 1/2      9 5/8
June 30, 1999      10          9 1/8

Market Makers

Boenning & Scattergood, Inc.
F.J. Morrissey & Co., Inc.
Freidman Billings Ramsey & Co., Inc.
Keefe, Bruyette & Woods, Inc.
Knight Securities LP
Mayer & Schweitzer, Inc.
Ryan, Beck & Co.
Sandler O'Neill & Partners
Spear Leeds & Kellogg
Tucker Anthony, Inc.

heading

OFFICE LOCATIONS

Maple Glen
Welsh and Norristown Roads
Maple Glen, PA 19002-8030

Warminster
Warminster Square Shopping Center
1555 West Street Road
Warminster, PA 18974

Warminster
K-Mart Plaza
1141 Ivyland Road
Warminster, PA 18974

Willow Grove
9 Easton Road
Willow Grove, PA 19090

Dresher
701 Twining Road
Dresher, PA 19025

Huntingdon Valley
Huntingdon Valley Shopping Center
761 Huntingdon Pike
Huntingdon Valley, PA 19006

Hatboro
2 North York Road
Hatboro, PA 19040

Somerton
Lumar Shopping Center
11730 Busleton Avenue
Philadelphia, PA 19116

Roslyn Valley
Roslyn Valley Shopping Center
1331 Easton Road
Roslyn, PA 19001

(back cover)

(Willow Grove Bank logo)

(caption)
Your Community Bank