Form 10-K405, Exhibit 13
period 2000-06-30
WILLOW GROVE BANCORP INC
filed 2000-09-28
CIK 1070543

Exhibit 13.0 - 2000 Annual Report to Stockholders

COVER:

HEADLINE at top: "What a bank should be..."

First strip montage of photos:

(1) Young couple celebrating sale of house.
(2) Strip mall in Willow Grove, PA
(3) College graduate

Second strip montage of photos:

(1) Two children playing baseball
(2) Line of people at ATM cash machine
(3) Hand writing check

Third strip montage of photos:

(1) Elderly couple enjoying beach
(2) Construction of new house
(3) Young woman buying automobile

Willow Grove logo (Willow Grove Bancorp. Inc.)

followed by

HEADLINE: "Annual Report 2000"

INSIDEFRONTCOVER:

Ghosted photo of front of Willow Grove Bank branch

Mission Statement, which reads as follows:

"Our Mission

o To recognize and respond to the financial needs of every customer with innovative, quality products and services delivered in an atmosphere of trust, respect, courtesy and helpfulness that exceeds their highest expectations of personalized service and contributes to the total financial well-being and improvement of their quality of life.

o To nurture our outstanding reputation as a leader in the preservation and enrichment of our communities by investing our time and financial support through civic and charitable initiatives that demonstrate our commitment to stewardship and goodwill.

o To dedicate ourselves to maintaining our independence through knowledgeable, experienced management; timely, accurate and prudent loan practices, and fiscal responsibility that will insure maximum profits and reward our investors with increased shareholder value.

o To continue to employ and train highly qualified members of our communities, and provide a superior work environment with competitive compensation and benefits while continually recognizing the importance of mutual respect and the value of each individual's contribution to our organization."

Table of Contents, which reads as follows:

Contents
       1     Financial Highlights
       2     Letter to the Shareholders
       4     Investing in Our Community
       5     Selected Financial and Other Information
       6     Management's Discussion and Analysis of Financial Condition and
             Results of Operations
       19    Independent Auditor's Report
       20    Financial Statements
       44    Executive Officers and Directors
       45    Corporate Information

FINANCIAL HIGHLIGHTS (p. 1)

HEADLINE: "Financial Highlights"

Beneath are three graphs side by side:

(1) Asset Growth

1996- 312.2
1997- 354.7
1998- 405.4
1999- 472.0
2000- 560.1

(2) Loan Growth

1996- 246.8
1997- 287.8
1998- 319.5
1999- 378.5
2000- 429.5

(3) Deposit Growth

1996- 267.7
1997- 309.7
1998- 340.8
1999- 390.7
2000- 452.9

Below these three graphs appears the following table:

                                                  At June 30,
                              1996      1997        1998       1999        2000
                            ----------------------------------------------------
                                            (Dollars in thousands)
Total assets                $312,236   $354,679   $405,374   $472,039   $560,123

Loans receivable, net        243,310    284,596    315,705    374,584    424,940

Deposits                     267,695    309,729    340,793    390,681    452,857

Total equity                  30,374     33,122     35,945     58,442     60,643

Net income                     3,002      2,375      2,445      3,633      4,843

President's Letter (p.2-3)

Across the top of the page appears a photomontage:

(1) Young mother with child
(2) Two boys playing baseball
(3) People at ATM cash machine
(4) Hand writing check
(5) Two business men with cellphone and laptop
(6) Young couple selling house
(7) Willow Grove strip mall
(8) College graduate

HEADLINE: "The Willow Grove Touch..."

SUBHEAD: "President's Letter to Our Shareholders"

The text of the letter, which reads as follows:

      For more than 90 years, Willow Grove Bank has meant more than money saved, money loaned, money earned. It is more than the latest technology, new and innovative financial programs, thoughtful competitive banking strategies, and aggressive growth. Yes, it is all of those things, but it is also much more. It's new homes purchased - children educated - seniors financially secure - businesses made more successful.

      The Willow Grove Touch means human beings who take a personal interest in the growth and stability of our friends, neighbors and customers. It means being a financial institution that is essential to the development of our communities through our professionalism and personal interaction with our customers. Most important, we are not an out-of-town bank, headquartered hundreds of miles away. We are locally founded and remain dedicated to enhancing the quality of hometown life.

Long-standing community roots are an integral part of the Willow Grove Bank story. We have always endeavored to be an active member of the communities in which our banking offices are located; Eastern Montgomery, Bucks and Philadelphia Counties. We've made a firm commitment to "giving back" over the years with continuing charitable contributions to a diverse spectrum of local organizations. During the past fiscal year, the Willow Grove Foundation and the Bank's Community Enrichment Program have contributed over $300,000 in grants and donations to more than 40 local organizations.

STRENGTH

      I believe our continuing success, as reflected in new customers, added shareholders, an expanding network of 11 banking offices, and growth in deposits and loans, is the direct result of the dedication of our Board of Directors, skilled managment and a team of enthusiastic, loyal employees. These efforts enable us to continue making significant strides in strengthening our position as a leading financial institution in our area.

      In an effort to diversify our products and services, the Bank continues to offer annuities, mutual funds and brokerage services in its portfolio of products. Equally important are our efforts to diversify our lending practices in home equity, consumer, business, construction and commercial loans. Willow Grove Bancorp, Inc. is pleased to report our net earnings reached $4.8 million in fiscal 2000, a 33.3% increase over fiscal 1999. We have exceeded all regulatory capital requirements, currently maintaining a total capital position of $61 million, with capital ratios that exceed protective levels mandated by the Federal banking agencies.

INDEPENDENCE

      In an era of mergers and multiple ownerships, we have positioned ourselves in the marketplace as a distinctly independent entity. We intend to remain a unique, community-focused institution, providing quality financial products and services to those within our area.

EXPANSION

      We continue to explore opportunities for the expansion of our customer base in the Delaware Valley region with additional branch offices, remote ATM locations, a broadened lending market and improvements in anywhere, anytime access through touch-tone telephone and the Internet.

Our plans include strategic decisions that will build our community relationships even further by the addition of products and services to meet the changing needs of our customers. As we become your community financial services resource, these plans include additional insurance products, leasing, small business lending and trust services.

SHAREHOLDERS

      Many of our shareholders are the same people who comprise our customer base. We value their expression of faith in our vision of the Bank's future. We, in turn, are committed to nurturing our reputation, dedicating ourselves to maintaining our independence, and providing a work environment which fosters growth and opportunity. My promise is to continue to strive for excellence on behalf of our customers, employees, and shareholders.

The letter is signed:

Frederick A. Marcell Jr.
President and CEO

PHOTO of Mr. Marcell.

At the bottom of page 2 there are two PIE CHARTS, as follows:

(1) 2000 Deposit Portfolio:

Certificates of deposit - 64.8%
Savings accounts - 11.7%
Non-interest-bearing checking - 10.0%
Interest-bearing checking - 6.9%
Money market accounts - 6.6%

(2) 2000 Loan Portfolio

Single-family mortgages - 48.0%
Commercial real estate - 18.9%
Home equity - 16.8%
Business loans - 6.0%
Multi-family mortgages - 5.0%
Construction - 3.5%
Other consumer - 1.8%

HEADLINE: "Investing in Our Community"

PHOTO of Willow Grove Morelanders, a youth baseball team.
Caption reads:

"At left, the Morelanders, play-off finalists from the Moreland Youth Club, show off their new uniforms made possible by a Willow Grove Bank contribution. Ricky Montinez, standing second from left, is Manager & Coach, and, kneeling in the red shirt, General Manager Pat Malvoso."

PHOTO of three people holding large check.
Caption reads:

"Below, Charles F. Kremp 3rd, Chairman of Willow Grove Foundation and Bank President Frederick A. Marcell Jr. present a Willow Grove Foundation contribution to Lisa Ruff, Bucks Montgomery Center for Human Services."

PHOTO of four people holding large check.
Caption reads:

"Willow Grove Bank was proud to sponsor the 7th Annual Loyalty Day Parade. Above are Anthony Canale, V.P. Board of Directors, Willow Grove VFW Home Association; Roger Myers, parade coordinator; Frederick A. Marcell Jr., President & CEO, Willow Grove Bank; and Com. Roland Fluck, Grand Parade Marshall."

PHOTO of four people holding large check.
Caption reads:

"At left, Willow Grove Bank sponsors C.A.P.T.'s (Citizens and Police Together) 24 Hour Relay Challenge. From left, Frederick A. Marcell Jr., Wendy McNamara, Lt. Thomas McNamara, and Robert L. Smyrl."

PHOTO of four people holding large check.
Caption reads:

"A grant was presented to the Citizens for Restoration of Historic Lamott for the purchase of the landmark Lamott Fire House. From left are McKinley Lennox and Eugene Bivins III, of the preservation society; Frederick A. Marcell Jr., Willow Grove Bank; C. Harold Schuler, Jr., Executive Director, Willow Grove Foundation; and Perry Triplett, director of Historic Lamott."

PHOTO of nine people holding large check.
Caption reads:

"At the presentation of funds to the Urban Family Council, left to right, Carolyn Viss, Jill Page, Frederick A. Marcell Jr., William Devlin, Harold Schuler, Dan Hullstrung, Danielle White. In front, Rebecca Brown and Ruth Brown."

                           Willow Grove Bancorp, Inc.
                            Selected Financial Data

Selected Financial Condition Data at June 30,            2000        1999        1998        1997        1996
---------------------------------------------------------------------------------------------------------------
(Dollars in thousands except per share data)
Total Assets                                           $560,123    $472,039    $405,374    $354,679    $312,236
Cash and cash equivalents                                14,681       4,889      18,291       4,204       4,282
Investment securities held to maturity                       --          --          --       3,999          --
Securities available for sale                            70,577      80,055      48,111      45,766      50,163
Loans available for sale                                 35,753          --      12,152       6,173       5,140
Loans receivable, net                                   424,940     374,584     315,705     284,596     243,310
Deposits                                                452,857     390,681     340,793     309,729     267,695
Borrowings                                               37,517      14,986      21,000       6,500      10,120
Total equity                                             60,643      58,442      35,945      33,122      30,374

Selected Operating Data for the
  Fiscal Year Ended June 30,                             2000        1999        1998        1997        1996
---------------------------------------------------------------------------------------------------------------
Interest income                                        $ 38,893    $ 32,015    $ 28,604    $ 25,423    $ 22,105
Interest expense                                         19,369      16,164      15,097      13,817      12,370
Net interest income                                      19,524      15,851      13,507      11,606       9,735
Provision for loan losses                                   706         531         993         185         210
Net interest income after provision  for loan losses     18,818      15,320      12,514      11,421       9,525
Non-interest income                                       1,102       1,009         760         786       1,245
Non-interest expense                                     12,076      10,652       9,462       8,284       6,024
Income before income taxes                                7,844       5,677       3,812       3,923       4,746
Provision for income taxes                                3,001       2,044       1,367       1,548       1,744
Net Income                                                4,843       3,633       2,445       2,375       3,002

Earnings per share  - diluted                (1)       $   0.97    $   0.46         n/a         n/a         n/a
Earnings per share  - basic                  (1)       $   0.98    $   0.46         n/a         n/a         n/a
Cash dividends declared (per share)                    $   0.36    $   0.08         n/a         n/a         n/a
Dividend payout ratio                        (2)          36.66%      11.34%        n/a         n/a         n/a

Ratios at or for the Fiscal Year Ended June 30,          2000        1999        1998        1997        1996
---------------------------------------------------------------------------------------------------------------
Return on average assets                                   0.93%       0.84%       0.65%       0.71%       1.02%
Return on average equity                                   8.09%       7.63%       6.81%       7.54%      10.11%
Average interest-earning assets to                       120.79%     120.60%     108.22%     108.06%     108.74%
  average interest-bearing liabilities
Interest rate spread                         (3)           3.06%       2.97%       3.12%       3.21%       3.02%
Net interest margin                          (4)           3.85%       3.76%       3.71%       3.56%       3.40%
Nonperforming assets to total assets         (5)           0.22%       0.23%       0.37%       0.54%       0.87%
Allowance for loan losses to
  nonperforming loans                                    310.91%     293.82%     178.98%      87.62%      71.67%
Allowance for loan losses to total loans                   0.91%       0.83%       0.83%       0.58%       0.79%
Average equity to average assets                          11.49%      11.02%       9.59%       9.39%      10.09%
Tangible equity to end of period assets                    9.03%       9.80%       8.32%       8.70%       9.00%
Total capital to risk-weighted assets        (6)          15.71%      18.10%      14.89%      15.87%      16.06%

----------
(1)   Earnings per share data prior to January 1, 1999 is not applicable.
(2) Includes dividends waived by the Mutual Holding Company of $1.0 million and $225,000, respectively.
(3) The weighted average yield on interest-earning assets less the weighted average cost of interest -bearing liabilities.
(4) This represents net interest income as a percentage of average interest-earning assets.
(5) Non-performing assets equals non-accrual loans plus accruing loans 90 or more days past due.
(6)   Bank only

Management's Discussion and Analysis of Financial Condition and Results of Operations

      The following discussion is intended to assist in understanding our financial condition, and the results of operations for Willow Grove Bancorp, Inc. (the "Company") and its subsidiary Willow Grove Bank (the "Bank") for the fiscal years ended June 30, 2000, 1999, and 1998. The information in this section should be read in conjunction with the Company's Financial Statements and the accompanying Notes included elsewhere herein.

General

      This Annual Report contains certain forward-looking statements and information based upon our beliefs as well as assumptions we have made. In addition, to those and other portions of this document, the words "anticipate," "believe," "estimate," "expect," "intend," "should," and similar expressions, or the negative thereof, as they relate to us are intended to identify forward-looking statements. Such statements reflect our current view with respect to future looking events and are subject to certain risks, uncertainties, and assumptions. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and fees. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. We do not intend to update these forward-looking statements.

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

Changes in Financial Condition

      General. Our total assets increased by $88.1 million, or 18.66%, to $560.1 million at June 30, 2000 compared to an increase of $66.7 to $472.0 million during fiscal 1999. This increase was primarily due to increases in cash and cash equivalents, loans receivable and loans available for sale. These increases were partially offset by a decrease in securities available for sale. The increases in total assets were funded by $62.2 million in deposits and $22.5 million in borrowings from the Federal Home Loan Bank ("FHLB") of Pittsburgh.

      Cash and Cash Equivalents. Cash and cash equivalents, which consist of cash on hand and in other banks in interest-earning and non-interest earning accounts, amounted to $14.7 million and $4.9 million at June 30, 2000 and 1999, respectively. The increase was primarily due to increases in cash on hand resulting from the opening of two new banking offices and funds maintained in interest-earning accounts, which are intended to be utilized to fund loan and investment activities in the future.

      Assets Available for Sale. At June 30, 2000, assets that were classified available for sale ("AFS") consisted of securities totaling $70.6 million and loans totaling $35.8 million. This compares to $80.1 million in AFS securities and no AFS loans at June 30, 1999. Throughout the past four fiscal years, all of our securities have been classified as available for sale. This classification provides the flexibility to sell securities prior to maturity, if, for example, we determine that our interest rate risk profile should be modified, or a sale would be desirable to change our liquidity position, or for other asset/liability management reasons. Securities classified as AFS are accounted for at fair value with unrealized gains and losses, net of tax, reflected as an adjustment to equity. As a result of changes in market interest rates, at June 30, 2000, the Company had unrealized losses on securities available for sale of $3.7 million compared to unrealized losses on securities available for sale of $2.2 million at June 30, 1999. Mortgage loans originated or purchased with the intention of being sold into the secondary market are classified as AFS and are carried at the lower of cost or market value with any unrealized loss reflected in the statements of income. At June 30, 2000, $35.8 million of fixed-rate, single-family residential mortgages were classified as AFS, compared to no mortgage loans classified as AFS at June 30, 1999. All loans classified as AFS at June 30, 2000 were sold in July 2000. The proceeds from such sale were used to acquire adjustable-rate mortgage-backed securities. This transaction was undertaken as part of our effort to reduce the Company's interest rate risk position.

      Loans. Our net loan portfolio grew to $424.9 million at June 30, 2000 from $374.6 million at June 30, 1999. This increase of $50.3 million, or 13.44%, was due to strong loan demand throughout our market area, and our desire to continue to expand our lending efforts in the consumer, home equity, business, construction and commercial real estate areas. During the year ended June 30, 2000, total mortgage loans increased by $37.0 million, or 10.30%, of which commercial real estate and multi-family loans increased $36.7 million (56.02%), home equity loans increased by $18.1 million (33.51%), construction mortgage loans increased $7.2 million (92.63%) and single-family first mortgages decreased by $25.2 million (10.87%). Commercial business loans increased by $12.7 million (97.21%) and other consumer loans increased $1.4 million (21.57%) in fiscal 2000. The Company's allowance for loan losses amounted to $3.9 million at June 30, 2000. This represented a net increase of $767,000 (24.44%) from the allowance of $3.1 million at June 30, 1999.

      Intangible Assets. At June 30, 2000, the amount of our intangible assets totaled $1.5 million. This compares to $2.0 million at June 30, 1999. Our intangible assets are comprised of goodwill and a core deposit intangible, which resulted from the purchase of three branch offices in 1994. The goodwill is being amortized on a straight-line basis over a 15-year period while the core deposit intangible is being amortized over 10 years.

      Deposits. Total deposits increased by $62.2 million, or 15.91%, to $452.9 million at June 30, 2000 compared to an increase of $49.9 million, or 14.64%, to $390.7 million at June 30, 1999. During the year ended June 30, 2000, checking accounts grew by $14.8 million; this was an increase of 23.85% from the June 30, 1999 balance of $62.0 million. Certificates of deposit comprise the largest component of our deposit portfolio, at June 30, 2000, these accounts totaled $293.3 million. Certificates of deposit amounted to 64.75% of the Company's total deposits at June 30, 2000 compared to 64.29% at June 30, 1999.

      Federal Home Loan Bank Advances. The Company uses advances from the FHLB of Pittsburgh as an additional source of funds to meet our loan demand. At June 30, 2000, the outstanding amount of these borrowings was $37.5 million, which is a $22.5 million increase from the $15.0 million outstanding at June 30, 1999. We also use FHLB Advances to fund certain investment strategies approved by our Board of Directors. At June 30, 2000 and 1999, $10.0 million in borrowings were outstanding to fund these strategies.

      Equity. At June 30, 2000, our total stockholders' equity amounted to $60.6 million or 10.83% of assets compared to $58.4 million or 12.38% of assets at June 30, 1999. This increase of $2.2 million, or 3.77% is due to increases in net income partially offset by several factors. Total stockholders' equity included net unrealized losses, net of taxes, of $2.3 million and $1.4 million on securities available for sale at June 30, 2000 and June 30, 1999, respectively. The Company paid cash dividends of $0.10, $0.09, $0.09 and $0.08 per share for the respective quarters during fiscal year ended June 30, 2000. These regular dividends totaled $763,000. The Company executed the repurchase of 89,635 shares of common stock for its Recognition and Retention Plan (""RRP"). The shares were purchased in the open market at an aggregate price of $929,000. The unamortized cost of these shares is reflected as a contra equity component of stockholders' equity and these shares are being amortized over the five-year vesting period. The Company was granted regulatory approval to repurchase up to 10% of the minority shares of our outstanding common stock through December 23, 2000. As of June 30, 2000, 22,500 shares have been purchased at an aggregate price of $211,000 resulting in an average per share price of $9.40. These treasury shares are reflected as a contra equity component of stockholders' equity.

Average Balances, Net Interest Income, Yields Earned and Rates Paid

      The following table presents the average daily balances for various categories of assets and liabilities, and income and expense related to those assets and liabilities for the years ended June 30, 2000, 1999 and 1998. The table also shows the average yields and costs on interest-earning assets and interest-bearing liabilities for each of the fiscal years and at June 30, 2000. The Company maintained average balances of tax exempt securities of $2.3 million, $656,000 and $36,000 for the years ended June 30, 2000, 1999 and 1998, respectively, for which the tax exempt yield has not been adjusted to a taxable equivalent yield. Loans receivable include non-accrual loans.

                                                                             For the Year Ended
                                              At        -------------------------------------------------------------
                                         June 30, 2000           June 30, 2000                  June 30, 1999
                                         -------------           -------------                  -------------
                                                                   Interest    Average             Interest   Average
                                             Yield/      Average   Income/      Yield/  Average    Income/     Yield/
(Dollars in thousands)                       Cost        Balance   Expense      Cost    Balance    Expense     Cost
---------------------------------------------------------------------------------------------------------------------
Interest-earning assets
Loans receivable
   Real estate loans                         7.88%      $400,267   $ 31,564     7.89%   $325,710   $ 26,141     8.03%
   Other consumer loans                      8.34%         7,463        552     7.40       5,795        402     6.94
   Business loans                            9.86%        18,667      1,857     9.95       8,995        857     9.53
                                                        -------------------             -------------------
Total loans                                  8.00%       426,397     33,973     7.97     340,500     27,400     8.05
Securities                                   6.30%        76,919      4,750     6.18      63,593      3,860     6.07
Other interest-earning assets                2.74%         7,006        170     2.43      17,410        755     4.34
                                                        -------------------             -------------------
Total interest-earning assets                7.76%       510,322   $ 38,893     7.62     421,503   $ 32,015     7.60
Non interest-earning assets                               12,772                          10,456
                                                        --------                        --------
Total assets                                            $523,094                        $431,959
                                                        ========                        ========

Interest-bearing liabilities
Deposits
   NOW and money market                      2.30%      $ 59,182   $  1,347     2.28    $ 46,955   $  1,111     2.37
   Savings accounts                          2.05%        50,987      1,049     2.08      43,032        896     2.08
   Certificates of deposit                   5.76%       267,065     14,598     5.47     241,795     13,359     5.52
                                                        -------------------             -------------------
Total deposits                               4.76%       377,234     16,994     4.50     331,782     15,366     4.63
Borrowings                                   6.61%        38,820      2,354     6.06      14,198        772     5.44
Advance payments for taxes and insurance     2.00%         3,468         21     0.51       3,423         26     0.76
                                                        -------------------             -------------------
Total interest-bearing liabilities           4.43%       419,522   $ 19,369     4.62     349,403   $ 16,164     4.63
Non-interest-bearing liabilities                          41,474                          34,863
                                                        --------                        --------
Total liabilities                                        460,996                         384,266
Stockholders' equity                                      62,098                          47,693
                                                        --------                        --------
Total liabilities and equity                            $523,094                        $431,959
                                                        ========                        ========

Net interest earning assets                             $ 90,800                        $ 72,100
                                                        ========                        ========
Net interest income/interest spread                                $ 19,524     3.00               $ 15,851     2.97
                                                                   ========                        ========
Net interest margin                                                             3.83                            3.76
Ratio of interest-earning assets to
   interest-bearing liabilities                                               121.64%                         120.64%

                                                For the Year Ended
                                         ---------------------------------
                                                 June 30, 1998
                                                 -------------
                                                    Interest       Average
                                         Average    Income/         Yield/
(Dollars in thousands)                   Balance    Expense         Cost
--------------------------------------------------------------------------
Interest-earning assets
Loans receivable
   Real estate loans                     $303,458   $ 24,824        8.18%
   Other consumer loans                     4,038        254        6.29
   Business loans                           3,423        278        8.12
                                         -------------------
Total loans                               310,919     25,356        8.16
Securities                                 46,372      2,923        6.30
Other interest-earning assets               6,961        325        4.67
                                         -------------------
Total interest-earning assets             364,252   $ 28,604        7.85
Non interest-earning assets                 9,558
                                         --------
Total assets                             $373,810
                                         ========

Interest-bearing liabilities
Deposits
   NOW and money market                  $ 42,991   $    916        2.13
   Savings accounts                        36,984        787        2.13
   Certificates of deposit                226,340     12,833        5.67
                                         -------------------
Total deposits                            306,315     14,536        4.75
Borrowings                                  9,532        529        5.55
Advance payments for taxes and insurance    3,274         32        0.98
                                         -------------------
Total interest-bearing liabilities        319,121   $ 15,097        4.73
Non-interest-bearing liabilities           19,548
                                         --------
Total liabilities                         338,669
Stockholders' equity                       35,141
                                         --------
Total liabilities and equity             $373,810
                                         ========

Net interest earning assets              $ 45,131
                                         ========
Net interest income/interest spread                 $ 13,507        3.12
                                                    ========
Net interest margin                                                 3.71
Ratio of interest-earning assets to
   interest-bearing liabilities                                   114.14%

Rate/Volume Analysis

      The following table shows the effect of changing rates and volumes on net interest income for the years ended June 30, 2000 and 1999, compared to the prior fiscal year. Information provided shows the effect on net interest income of (1) rates (change in rate multiplied times prior volume), (2) volume (changes in volume times prior rate) and (3) rate/volume (change in rate times change in volume).

                                 Increase (decrease) in net interest income  Increase (decrease) in net interest income
                                 for the year ended June 30, 2000 compared   for the year ended June 30, 1999 compared
                                   to the year ended June 30, 1999 due to      to the year ended June 30, 1998 due to
                                 ------------------------------------------  ------------------------------------------
                                                         Rate/   Increase/                          Rate/   Increase/
(Dollars in thousands)             Rate      Volume     Volume   (Decrease)    Rate      Volume    Volume   (Decrease)
-------------------------------  -------    -------    -------    ---------  -------    -------   -------    ---------
Interest-earning assets
Loans receivable
   Real estate loans             $  (457)   $ 5,984    $  (105)   $ 5,422    $  (469)   $ 1,820   $   (34)   $ 1,317
   Other consumer loans               27        115          8        150         26        111        11        148
   Business loans                     38        922         41      1,001         48        453        78        579
                                 -------    -------    -------    -------    -------    -------   -------    -------
Total loans                         (392)     7,021        (56)     6,573       (395)     2,384        55      2,044
Securities                           250        601         39        890       (105)     1,080       (38)       937
Other interest-earning assets       (333)      (451)       199       (585)       (23)       488       (35)       430
                                 -------    -------    -------    -------    -------    -------   -------    -------
Total net change in income on
  interest-earning assets           (475)     7,171        182      6,878       (523)     3,952       (18)     3,411
                                 -------    -------    -------    -------    -------    -------   -------    -------

Interest-bearing liabilities
Deposits
   NOW and money market              (42)       289        (11)       236        101         84        10        195
   Savings accounts                  (11)       166         (2)       153        (17)       129        (3)       109
   Certificates of deposit          (142)     1,396        (15)     1,239       (328)       876       (22)       526
                                 -------    -------    -------    -------    -------    -------   -------    -------
Total deposits                      (195)     1,851        (28)     1,628       (244)     1,089       (15)       830
Borrowings                            89      1,339        154      1,582        (11)       259        (5)       243
Advance payments for taxes
  and insurance                       (5)        --         --         (5)        (7)         1        --         (6)
                                 -------    -------    -------    -------    -------    -------   -------    -------
Total net change in expense on
  interest-bearing liabilities      (111)     3,190        126      3,205       (262)     1,349       (20)     1,067
                                 -------    -------    -------    -------    -------    -------   -------    -------

Change in net interest income    $  (364)   $ 3,981    $    56    $ 3,673    $  (261)   $ 2,603   $     2    $ 2,344
                                 ========================================    =======================================

Results of Operations

      General. Our net income for the year ended June 30, 2000 was $4.8 million compared to $3.6 million and $2.4 million for the years ended June 30, 1999 and 1998, respectively. In fiscal 2000, the increase in net interest income was the primary reason for the increase in net income compared to fiscal 1999, but this increase in net interest income was partially offset by higher non-interest expenses and provisions for loan losses. In fiscal 1999, the increase in net interest income compared to fiscal 1998 again was partially offset by increases in non-interest expenses. In fiscal 1999, $896,000 of expense was incurred with the establishment of the Willow Grove Foundation.

      Net Interest Income. Net Interest Income is determined by our interest rate spread (i.e., the difference between the yields on interest-earning assets and the rates paid on interest-bearing liabilities) and also the amount of interest-earning assets relative to interest-bearing liabilities. Our average interest rate spread for the years ended June 30, 2000, 1999 and 1998 was 3.06%, 2.97% and 3.12%, respectively. Our net interest margin (i.e., net interest income expressed as a percentage of average interest-earning assets) was 3.85%, 3.76%, and 3.71% for the same three fiscal years. The changes in our interest spread have been due primarily to the fluctuations in market interest rates whereby the relationship of rates between longer-term financial instruments and rates on shorter-term financial instruments changed creating a flattening and subsequently an inversion of the yield curve. A substantial portion of the proceeds received from our various sources of funds were reinvested in new interest-earning assets with yields that were closer to costs paid on our interest-bearing liabilities causing the declining spread in fiscal 1999 compared to fiscal 1998, however these declines were more than offset in fiscal year 2000 by continued growth in core deposits, reducing the overall rate paid on deposits, and investment in higher yielding assets.. Net interest margins increased in both fiscal 2000 and fiscal 1999 over the prior year primarily because the proportion of interest-earning assets to interest-bearing liabilities has been increasing. For fiscal year 2000, the average balance of interest-earning assets to interest-bearing liabilities was 120.79%, compared to 120.60% and 114.13% for fiscal 1999 and 1998, respectively. The primary reasons for these increases are the investment of funds raised through our initial public offering being invested in interest-earning assets and the growth of our non-interest -bearing checking accounts.

            For the fiscal year ended June 30, 2000, net interest income totaled $19.5 million compared to $15.9 million and $13.5 million in fiscal 1999 and 1998, respectively. The increase in fiscal 2000 of $3.6 million, or 23.17%, was primarily due to increases in the average balances of interest-earning assets. The increase in fiscal 1999 of $2.4 million, or 17.35%, was also primarily due to increases in the average balances of interest-earning assets, in particular mortgage loans.

      Interest Income. Interest income includes the interest earned on our various loans and securities, as well as yield adjustments for the premiums, discounts and deferred fees recorded in connection with the acquisition of these assets. Our total interest income for the year ended June 30, 2000 was $38.9 million compared to $32.0 million and $28.6 million for fiscal 1999 and 1998, respectively.

            The increase in interest income in fiscal 2000 compared to 1999 was $6.9 million, or 21.48%. Increases in the average balances of loans outstanding ($85.9 million), particularly mortgage loans ($74.5 million), and an increase in the average balance of securities ($9.9 million) were the primary reasons for the increase in interest income. For fiscal 2000, the yield on average interest-earning assets rose eight basis points to 7.68% from 7.60%. The major contributing factor for this increase was the increase in the average yield on commercial loans, which increased 42 basis points from 9.53% to 9.95% and average yield on securities which rose 40 basis points from 6.08% to 6.48%. These increases were somewhat offset by a 14 basis point decline in the average yield on mortgage loan yields which fell to 7.89% in fiscal 2000 from 8.03% during fiscal 1999.

            The $3.4 million, or 11.92%, increase in interest income in fiscal 1999 compared to fiscal 1998 was due to a $2.0 million increase in interest on loans and a $1.4 million increase in interest on securities. This was primarily attributable to a $29.6 million increase in the average balance of loans outstanding and $17.1 million increase in average balances of securities.

      Interest Expense. Interest expense consists of the interest paid to our depositors on their interest-bearing accounts with us, and to a lesser extent, interest paid on funds borrowed from the FHLB and certain escrow accounts. For the fiscal year ended June 30, 2000, our total interest expense was $19.4 million. For the fiscal years ended June 30, 1999 and 1998, total interest expense was $16.2 million and $15.1 million, respectively.

            For the fiscal year ended June 30, 2000, interest expense increased by $3.2 million, or 19.83%. The increase in interest expense for fiscal 2000 was primarily due to a $1.6 million increase in both interest on deposits to $17.0 million and interest on borrowings to $2.4 million. The increase in interest on deposits was mainly due to a larger average balance of deposits outstanding, offset slightly by a reduction of the average rate paid on deposits of one basis point from 4.62% in fiscal 2000 compared to 4.63% in fiscal 1999. Interest on borrowings increased due to a combination of higher average balances and higher average rates increasing 62 basis points from 5.44% in fiscal 1999 to 6.06% during fiscal 2000.

            The primary reason for the $1.1 million, or 7.07%, increase in interest expense for the year ended June 30, 1999, compared to fiscal 1998, was the increased cost associated with the larger average balances of deposits outstanding, offset slightly by a reduction of the average rate paid on deposits and larger average balances of borrowings outstanding.

            During fiscal year 2000, the average balance of certificates of deposit ("CDs") increased $42.2 million to $293.3 million, a 16.78% increase. At June 30, 2000, CDs made up 64.7% of our deposits, this compares to 64.3% at June 30, 1999. Checking accounts increased as a percentage of total deposits at June 30, 2000, to 17.0% of the portfolio compared to 15.9% at June 30, 1999. Money market accounts, which are more interest rate sensitive, increased $965,000 to $29.7 million at June 30, 2000 but decreased as a percentage of the portfolio from 7.4% at June 30, 1999 to 6.6% at June 30, 2000. Interest rates on CDs are typically in excess of rates paid on money market and NOW accounts. Increasing money market and checking accounts, as a percentage of total deposits, should decrease our weighted average cost of funds in a stable interest rate environment.

      Provision for Loan Losses. We establish provisions for loan losses, which are charges to our operating results, in order to maintain a level of total allowance for losses that we deem adequate to absorb known and unknown losses. Our determination of the adequacy of the allowance is based upon an evaluation of the portfolio, loss experience, current economic conditions, volume, growth, composition of the loan portfolio and other relevant factors. The amount of our allowance for loan losses is only an estimate, and actual losses may vary from these estimates. We assess our allowance for loan losses at least quarterly, and make any necessary provision for losses needed to maintain our allowance for losses at a level deemed adequate. For the years ended June 30, 2000, 1999, and 1998, our provisions for losses were $706,000, $531,000 and $993,000, respectively.

            At June 30, 2000, the amount of our allowance for losses was $3.9 million compared to $3.1 million at June 30, 1999. Management believed that a $706,000 provision for loan losses in fiscal 2000 was appropriate given, among other things, the continuing growth of our loan portfolio and the inherent credit risk associated with increased levels of commercial real estate and business lending. The percentage of the allowance for losses to loans increased to 0.91% at June 30, 2000 compared to 0.83% at June 30, 1999.

            During fiscal 1999, a provision for loan losses of $531,000 was made due not only to the overall growth of the loan portfolio, but also due to the growth of commercial and multi-family real estate loans, business loans and consumer loans, particularly home equity loans. The primary reason for the $462,000 decrease in the provision for fiscal 1999 compared to fiscal 1998 was due to the adoption in 1998 of industry-wide loss experience as a factor in the methodology we use to determine the adequacy of our allowance for losses. Prior to 1998, our methodology placed most of its emphasis on our past loss experience in addition to other factors. Commercial real estate, business and consumer loans represented a smaller percentage of our loan portfolio, and we had limited loss experience on these types of loans. With the expansion of our lending activities into commercial real estate, business, and consumer loans, we determined that considering loss experience of other financial institutions with a diversified loan portfolio provided a better representation of the credit risks in our loan portfolio due to its changing mix.

            We believe that the allowance for losses was adequate at June 30, 2000 based upon the facts and circumstances known to us at that date. No assurance can be made that additional provisions may not be needed in future periods, which could adversely affect our results of operations. Regulatory agencies, in the course of their regular examinations, review the allowance for loss and carrying value of non-performing assets. No assurance can be given that these agencies might not require changes to the allowance for losses in the future.

      Non-Interest Income. Non-interest income is comprised of service fees and charges, loan servicing fees, and gains and losses on assets available or held for sale. Total non-interest income for the years ended June 30, 2000, 1999, and 1998 was $1.1 million, $1.0 million, and $760,000, respectively. The increase in non-interest income for fiscal 2000 was due primarily to increases in services fees and charges offset by declines in net loan servicing income. Net loan servicing income declined due to a reduction in mortgage servicing rights recognized as a result of reduced mortgage loan sale activity. The increase in non-interest income in fiscal 1999 was due to losses on sale of assets in fiscal 1998 not recurring during fiscal 1999 and increases in service fees and charges due to increases in the number of accounts, particularly checking accounts.

      Non-Interest Expense. The primary components of non-interest expense are: compensation and employee benefits, occupancy expense, federal deposit insurance premiums, data processing and a variety of other expenses. For the years ended June 30, 2000, 1999, and 1998, non-interest expense totaled $12.1 million, $10.7 million, and $9.5 million, respectively. The primary reason for the increase in non-interest expenses in fiscal 2000 was due to a $1.5 million increase in compensation and employee benefits and a $524,000 increase in occupancy and equipment expense. Included in fiscal 1999 is an $896,000 expense for the establishment of and one-time contribution of stock to the Willow Grove Foundation.

            Compensation and benefits totaled $7.0 million, $5.5 million, and $5.4 million, respectively, for the fiscal years ended June 30, 2000, 1999, and 1998. The primary reasons for the increases were due to an increased number of employees as a result of opening two new banking offices in both fiscal 2000 and fiscal 1999, plus hiring support staff to service the increased number of products offered. Expenses of $81,000 and $90,000 attributed to the Company's Employee Stock Ownership Plan ("ESOP") are included in fiscal 2000 and 1999, respectively, and $108,000 was incurred in fiscal 2000 for the recognition and retention plan. Fiscal year 1998 expenses included $566,000 in aggregate for expenses with respect to the implementation of a directors' retirement plan and a supplemental executive retirement plan.

            In accordance with our reorganization plan and our commitment to our communities, in fiscal 1999, we established the Willow Grove Foundation by issuing 89,635 shares of stock to the Foundation and incurring an expense of $896,000. Occupancy and furniture and equipment expenses were $1.4 million, $918,000, and $964,000 for the fiscal years ended June 30, 2000, 1999, and 1998, respectively. The $524,000 increase in fiscal 2000 compared to fiscal 1999 was primarily due to opening two new branches and the opening of an operation center. Federal deposit insurance premiums were $153,000, $206,000, and $195,000 for fiscal 2000, 1999, and 1998, respectively. Amortization of intangible assets was constant at $410,000, while advertising was $370,000, $436,000, and $413,000 for the fiscal years ended June 30, 2000, 1999, and 1998, respectively. For the fiscal years ended June 30, 2000, 1999, and 1998, data processing expenses of $525,000, $426,000, and $388,000, respectively, deposit account service expenses of $593,000, $441,000 and $266,000, respectively, and other expenses, which include miscellaneous operating items, of $1.4 million, $1.3 million, and $1.1 million, respectively, all increased primarily due to our growth and diversification efforts.

      Income Taxes. Provisions for income taxes amounted to $3.0 million, $2.0 million, and $1.4 million for the years ended June 30, 2000, 1999 and 1998, respectively. Such increases were primarily attributable to increases in pre-tax income. The effective tax rates for these same periods were 38.26%, 36.00%, and 35.86%, respectively.

Liquidity and Commitments

            Our primary sources of funds are from deposits, amortization of loans, loan prepayments and the maturity of loans, mortgage-backed securities and other investments, and other funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities are relatively predictable sources of funds, deposit flows and loan prepayments can be greatly influenced by general interest rates, economic conditions and competition. We also maintain excess funds in short-term, interest-bearing assets that provide additional liquidity. We have also utilized outside borrowings, primarily from the FHLB of Pittsburgh, on a limited basis as an additional funding source.

            We use our liquidity resources to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, and to meet operating expenses. At June 30, 2000, we had outstanding approved loan commitments totaling $11.1 million and certificates of deposit maturing within the next twelve months amounting to $202.7 million. Based upon historical experience, we anticipate that a significant portion of the maturing certificates of deposit will be reinvested in the Bank.

            We anticipate that we will continue to have sufficient funds and alternative funding sources to meet our current commitments.

Impact of Inflation and Changing Prices

            The financial statements, accompanying notes, and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Most of our assets and liabilities are monetary in nature; therefore, the impact of interest rates has a greater impact on our performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Asset/Liability Management and Interest Rate Risk

            The market value of assets and liabilities, as well as future earnings, can be affected by interest rate risk. Market values of financial assets have an inverse relationship to rates, i.e., when interest rates rise, the market value of many of the Company's assets decline, and when rates fall, the market value of many of the Company's assets rise. The primary assets of the Company are loans to borrowers who often have the ability to prepay their loan. Therefore, in a falling rate environment, the increase in the market value of the Company's assets is limited by this option for the borrower to prepay the loan.

            The ability to maximize net interest income is largely dependent upon the achievement of a positive interest spread that can be maintained during fluctuations in prevailing interest rates. Interest rate sensitivity gap ("gap") is a measure of the difference between interest-earning assets and interest-bearing liabilities that either mature or re-price within a specified time period. A gap is considered positive when the amount of interest-earning assets exceeds the amount of interest-bearing liabilities, and is considered negative when interest-bearing liabilities exceed interest-earning assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. During a period of falling interest rates, a negative gap would generally result in an increase in net interest income, and a positive gap would result in a decrease in net interest income. This is usually the case; however, interest rates on differing financial instruments will not always change at the same time or to the same extent.

      The following gap table shows the amount as of June 30, 2000 of assets and liabilities projected to mature or re-price within various time periods.

                                        0 to 3        3 to 12        1 to 3         3 to 5        Over 5
(Dollars in thousands)          Note    months         months         years          years         years          Total
-------------------------------------------------------------------------------------------------------------------------
Interest-earning assets

   Fixed rate loans and
     mortgage-backed             (1)
     securities                  (2)  $  12,263      $  35,256      $  82,965      $  58,879      $ 168,342     $ 357,705

   Adjustable rate loans
     and mortgage-backed         (2)
     securities                  (3)     37,660         45,764         33,078         21,242             --       137,744

   Investments and other
     interest-earning            (4)
     assets                      (5)     19,670          1,000             --          8,000         26,010        54,680
                                      -----------------------------------------------------------------------------------
Total interest-earning
  assets                              $  69,593      $  82,020      $ 116,043      $  88,121      $ 194,352     $ 550,129
                                      ===================================================================================


Interest-bearing liabilities
   Certificates of deposits              63,816        138,887         77,762         12,847             --       293,312
                                 (6)
   Other deposits                (7)      1,034          3,103          8,275          8,275        139,434       160,121
   Borrowings                    (8)     20,000          8,500          8,500         11,137             --        48,137
Escrow accounts                           2,399          2,399             --             --             --         4,798
                                      -----------------------------------------------------------------------------------
Total interest-bearing
  liabilities                         $  87,249      $ 152,889      $  94,537      $  32,259      $ 139,434     $ 506,368
                                      ===================================================================================

Excess (deficiency) of
  interest bearing assets
  over interest-earning
  liabilities                         $ (17,656)     $ (70,869)     $  21,506      $  55,862      $  54,918     $  43,761

Cumulative excess
  (deficiency) of interest
  -earning assets over
  interest-bearing
  liabilities                         $ (17,656)     $ (88,525)     $ (67,019)     $ (11,157)     $  43,761

Cumulative excess
  (deficiency) of interest
  -bearing assets to
  interest-earning
  liabilities as a
  percent of total assets                 (3.15)%       (15.80)%       (11.97)%        (1.99)%         7.81%

Ratio of interest-earning
  assets to interest-bearing
  liabilities                             79.76%         53.65%        122.75%        273.17%        139.39%       108.64%

-------------------------------
(1) Loan prepayments are based upon estimates given the level of interest rates at June 30, 2000.
(2)   Mortgage-backed securities are at fair value.
(3) Included in the period in which the rate is expected to change adjusted for estimated prepayments.
(4)   Amounts stated are at fair value.
(5) Re-pricing or maturity of callable securities is estimated based upon the interest rate environment at June 30, 2000.
(6)   Includes non interest-bearing checking accounts.
(7)   Includes estimates for the re-pricing of non-maturity deposits.
(8) Re-pricing or maturity of callable advances is estimated based upon the interest rate environment at June 30, 2000.

      At June 30, 2000, the ratio of the cumulative interest-earning assets maturing or re-pricing in one-year or less to interest-bearing liabilities maturing or re-pricing in one-year or less is 53.65%, which results in a cumulative one-year gap to total assets ratio of negative 15.80%. The amounts shown are based upon certain assumptions concerning the amount of loan prepayments and the re-pricing of non-maturity deposits.

      At June 30, 2000 the Company had approximately $36 million in single-family, fixed-rate loans classified as held for sale. These loans were sold in July, 2000 and the proceeds invested in adjustable-rate mortgage-backed securities which are expected to re-price during the next twelve months. This transaction is expected to reduce the negative gap within the one-year time period.

      Asset/liability management policies, designed to better match the maturities and re-pricing of our interest-earning assets and interest-bearing liabilities, have been adopted. These interest rate risk and asset/liability management actions are taken under the guidance of the Asset/Liability Management Committee ("ALCO"), which is comprised of directors Langan, Kremp, and Ramsey, our President, and three executive officers. The ALCO's purpose is to communicate, coordinate, and control asset/liability management consistent with our business plan and Board approved policies. The objective of the ALCO is to manage assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk and profitability goals. The ALCO meets at least quarterly and monitors the volume and mix of assets and funding sources taking into account the relative costs and spreads, the interest rate sensitivity gap and liquidity needs. The ALCO also reviews economic conditions and interest rate projections, current and projected liquidity needs and capital positions, anticipated changes in the mix of assets and liabilities, and interest rate exposure limits versus current projections pursuant to gap analysis and interest income simulations. At each meeting, the ALCO will recommend changes in strategy as appropriate. Interest rate risk issues are also discussed by the Board of Directors on a regular basis. Management meets weekly to monitor progress in achieving asset liability targets approved by the Board, particularly the type and rate on asset generation and sources of funding.

      In order to manage our assets and liabilities and improve our interest rate risk position, emphasis has been placed on the origination of assets with shorter maturities or adjustable rates such as commercial and multi-family real estate loans, construction loans, commercial business loans, and home equity loans. At the same time, other actions include attempts to increase our core deposits and the use FHLB Advances as additional sources of funds.

      The ALCO regularly reviews interest rate risk by, among other things, examining the impact of alternative interest rate environments on net interest income and net portfolio value ("NPV"), and the change in NPV. NPV is the difference between the market value of assets and the market value of liabilities and off-balance sheet items under various interest rate scenarios. Sensitivity is the difference (measured in basis points) between the NPV to assets ratio at market rate and the NPV to assets ratio determined under each rate scenario. The ALCO monitors both the NPV and Sensitivity according to guidelines established by the Office of Thrift Supervision ("OTS") in Thrift Bulletin 13A "Management of Interest Rate Risk, Investment Securities and Derivative Activities", and board approved limitations.

      Presented below, as of June 30, 2000 and 1999, is an analysis of the interest rate risk position as measured by NPV and Sensitivity based upon various rate scenarios. These values have been obtained from data submitted by the Bank to the OTS. The OTS performs scenario analysis to estimate current or base case economic value and estimates NPV that would result from instantaneous, parallel shifts of the Treasury yield curve of plus and minus 100, 200 and 300 basis points. The model does not value new business activities. It only provides an estimate of economic value at a point in time and the economic value of the same portfolio under the above referenced interest rate scenarios.

                     Estimated change in NPV and Sensitivity

                                                      June 30, 2000
                                             Net Portfolio Value     Sensitivity
                                    --------------------------------------------
                                                   Percent      To
(Dollars in thousands)                Amount       Change     Assets
--------------------------------------------------------------------------------
Hypothetical change in
interest rates
   up 300 basis points              $(31,638)       (58)%       4.43%    -531 bp
   up 200 basis points               (21,461)       (39)        6.23     -351
   up 100 basis points               (10,700)       (20)        8.03     -170
   no change - base case                  --                    9.74
   down 100 basis points               8,959         16        11.08     +135
   down 200 basis points              12,978         24        11.63     +189
   down 300 basis points              16,067         29        12.01     +227

                                                      June 30, 2000
                                             Net Portfolio Value     Sensitivity
                                    --------------------------------------------
                                                   Percent      To
(Dollars in thousands)                Amount       Change     Assets
--------------------------------------------------------------------------------
Hypothetical change in
interest rates
   up 300 basis points              $(29,439)       (55)%       5.56%    -571 bp
   up 200 basis points               (19,280)       (36)        7.64     -363
   up 100 basis points                (9,141)       (14)        9.60     -167
   no change - base case                                       11.27
   down 100 basis points               5,939         11        12.28     +101
   down 200 basis points               9,382         17        12.81     +154
   down 300 basis points              12,480         23        13.26     +199

      The change in the NPV ratio at market levels between June 30, 2000 and 1999 is the result of (1) the increase in the Company's assets from $472 million to $560 million, and (2) increases in the general level of interest rates. The decline in sensitivity from 363 basis points to 351 basis points is attributable to increases in shorter-term and adjustable rate assets and increases in core deposits.

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

Quarterly Financial Data

      The following table presents selected quarterly operating data for the fiscal years ended June 30, 2000 and 1999.

                                                                  For the Quarter Ending
(Dollars in thousands,                            June 30,      March 31,     December 31,  September 30,
except per share data)                             2000           2000           1999           1999
---------------------------------------------------------------------------------------------------------
                                                                      Unaudited
Total interest income                             $10,602        $10,058        $ 9,335        $ 8,898
Total interest expense                              5,416          5,084          4,603          4,266
                                                  -------------------------------------------------------
Net interest income                                 5,186          4,974          4,732          4,632
Provision for loan loss                                20            195            221            270
Total non-interest income                             286            279            275            262
Total non-interest expense                          3,285          3,121          2,905          2,765
Income tax expense                                    929            755            665            652
                                                  -------------------------------------------------------
Net income                                        $ 1,238        $ 1,182        $ 1,216        $ 1,207
                                                  =======================================================
Per share data
   Basic                                          $  0.25        $  0.24        $  0.25        $  0.24
   Diluted                                        $  0.25        $  0.24        $  0.24        $  0.24

                                                                  For the Quarter Ending
(Dollars in thousands,                            June 30,      March 31,     December 31,  September 30,
except per share data)                             1999           1999           1998           1998
---------------------------------------------------------------------------------------------------------
                                                                      Unaudited
Total interest income                             $ 8,586        $ 8,070        $ 7,755        $ 7,604
Total interest expense                              4,101          3,961          4,140          3,962
                                                  -------------------------------------------------------
Net interest income                                 4,485          4,109          3,615          3,642
Provision for loan loss                               180            121            140             90
Total non-interest income                             215            214            279            300
Total non-interest expense                          2,764          2,491          3,193          2,204
Income tax expense                                    628            578            226            611
                                                  -------------------------------------------------------
Net income                                        $ 1,128        $ 1,133        $   335        $ 1,037
                                                  =======================================================
Per share data
Basic and diluted (1)                             $  0.23        $  0.23            n/a            n/a

(1) Earnings per share data prior to January 1, 1999 is not applicable

Market for Common Equity and Related Stockholders Matters

Willow Grove Bancorp, Inc.'s common stock is traded on The Nasdaq Stock Market (NASDAQ) under the symbol WGBC. Local newspaper listings also include WillowG and WillGrvBcp. At September 21, 2000 there were 1,457 registered shareholders of record, not including the number of persons or entities whose stock is held in nominee or "street" name through various brokerage firms or banks. The following table shows the quarterly high and low trading prices of our stock, and the amount of cash dividends declared per share since our conversion on December 23, 1998.

                                            Stock price         Cash dividends
Quarter ended:                          High          Low          per share
                                        ----          ---          ---------

December 31, 1998                       $10.63      $10.00          $  0.00
March 31, 1999                           10.50        9.63             0.00
June 30, 1999                            10.00        9.13             0.08

September 30, 1999                       10.38        9.13             0.08
December 31, 1999                         9.50        8.88             0 09
March 31, 2000                            9.00        8.38             0.09
June 30, 2000                            10.00        8.50             0.10

                          Independent Auditors' Report

The Board of Directors
Willow Grove Bancorp, Inc.:

We have audited the accompanying consolidated statements of financial condition of Willow Grove Bancorp, Inc. and subsidiary as of June 30, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Willow Grove Bancorp, Inc. and subsidiary as of June 30, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States of America.


/s/  KPMG LLP
--------------------------
Philadelphia, Pennsylvania
July 24, 2000

                           Willow Grove Bancorp, Inc.
                 Consolidated Statements of Financial Condition

                                                                              At June 30,
(Dollars in thousands, except share data)                                 2000          1999
                                                                          ----          ----
Assets
Cash and cash equivalents:
   Cash on hand and non-interest-bearing deposits                      $   4,442      $   3,447
   Interest-bearing deposits                                              10,239          1,442
                                                                       ---------      ---------
Total cash and cash equivalents                                        $  14,681      $   4,889
Assets available for sale:
   Securities (amortized cost of $74,291 and $82,296 respectively)        70,577         80,055
   Loans                                                                  35,753             --
Loans (net of allowance for loan losses
   of $3,905 and $3,138 respectively)                                    424,940        374,584
Accrued income receivable                                                  2,795          2,519
Property and equipment, net                                                6,232          5,135
Intangible assets                                                          1,540          1,950
Other assets                                                               3,605          2,907
                                                                       ---------      ---------
Total assets                                                           $ 560,123      $ 472,039
                                                                       ---------      ---------

Liabilities and Stockholder's Equity
Deposits                                                               $ 452,857      $ 390,681
Federal Home Loan Bank advances                                           37,517         14,986
Advance payments from borrowers for taxes                                  4,725          4,403
Accrued interest payable                                                   1,474            706
Other liabilities                                                          2,907          2,821
                                                                       ---------      ---------
Total Liabilities                                                        499,480        413,597
                                                                       ---------      ---------
Commitments and contingencies
Stockholders' equity:
Common stock, $.01 par value; (25,000,000 authorized;
   5,143,487 issued at June 30, 2000 and 1999)                                51             51
Additional paid-in capital                                                22,270         22,295
Retained earnings - substantially restricted                              43,291         39,211
Accumulated other comprehensive income (loss)                             (2,340)        (1,412)
Treasury stock at cost, 22,500 shares                                       (211)            --
Unallocated common stock held by:
   Employee Stock Ownership Plan (ESOP)                                   (1,613)        (1,703)
   Recognition and Retention Plan Trust (RRP)                               (805)            --
                                                                       ---------      ---------
Total stockholders' equity                                                60,643         58,442
                                                                       ---------      ---------
Total liabilities and stockholders' equity                             $ 560,123      $ 472,039
                                                                       ---------      ---------

See accompanying Notes to Consolidated Financial Statements.

                           Willow Grove Bancorp, Inc.
                        Consolidated Statements of Income

                                                               For the year ended June 30,
(Dollars in thousands, except per share data)               2000          1999         1998
                                                            ----          ----         ----
Interest and dividend income:
     Loans                                                $ 33,973      $ 27,400     $ 25,356
     Securities, primarily taxable                           4,920         4,615        3,248
                                                          --------      --------     --------
Total interest income                                       38,893        32,015       28,604
                                                          --------      --------     --------
Interest expense:
     Deposits                                               16,994        15,366       14,536
     Borrowings                                              2,354           772          529
     Advanced payments from borrowers for taxes                 21            26           32
                                                          --------      --------     --------
Total interest expense                                      19,369        16,164       15,097
                                                          --------      --------     --------
Net interest income                                         19,524        15,851       13,507
Provisions for loan losses                                     706           531          993
                                                          --------      --------     --------
Net interest income after provisions for loan losses        18,818        15,320       12,514
                                                          --------      --------     --------
Non-interest income:
     Service charges and fees                                1,103           846          618
     Loss on sale of real estate held for investments           --            --          (25)
     Loss on sale of securities available for sale             (46)           --         (105)
     Gain on sale of loans available for sale                   --            10           69
     Loan servicing income, net                                 45           153          203
                                                          --------      --------     --------
Total non-interest income                                    1,102         1,009          760
                                                          --------      --------     --------
Non-interest expense:
     Compensation and employee benefits                      7,026         5,475        5,386
     Occupancy                                                 935           599          636
     Furniture and equipment                                   507           319          328
     Federal insurance premiums                                153           206          195
     Amortization of intangible assets                         410           410          410
     Data processing                                           525           426          388
     Advertising                                               370           436          413
     Foundation expense                                         --           896           --
     Community enrichment                                      150           175          373
     Deposit account services                                  593           441          266
     Other expenses                                          1,407         1,269        1,067
                                                          --------      --------     --------
Total non-interest expense                                  12,076        10,652        9,462
                                                          --------      --------     --------
Income before income taxes                                   7,844         5,677        3,812
Income taxes                                                 3,001         2,044        1,367
                                                          --------      --------     --------
Net income                                                $  4,843      $  3,633     $  2,445
                                                          --------      --------     --------

Earnings per share: (1)
     Basic                                                $   0.98      $   0.46          N/A
     Diluted                                              $   0.97      $   0.46          N/A

-------------------------
(1) Earnings per share is presented in the 1999 financial statements from January 1, 1999 to June 30, 1999. Earnings per share prior to January 1, 1999 are not applicable.

See accompanying Notes to Consolidated Financial Statements.

                           Willow Grove Bancorp, Inc.
           Consolidated Statements of Changes in Stockholders' Equity
                            and Comprehensive Income

                                                                                    Accumulated                 Common
                                                            Additional                 other                     stock
                                                  Common      paid in   Retained   comprehensive   Treasury   acquired by   Total
(Dollars in thousands, except per share data)     stock       capital   earnings    income (loss)    stock   benefit plans  Equity
                                                 --------   ----------  --------   --------------  --------  -------------  ------
Balance - June 30, 1997                          $     --    $     --   $ 33,420      $   (298)    $     --    $     --    $ 33,122
Net income                                             --          --      2,445            --           --          --       2,445
Other comprehensive income                             --          --         --           378           --          --         378
                                                 --------    --------   --------      --------     --------    --------    --------
Balance - June 30, 1998                                --          --     35,865            80           --          --      35,945
Net income                                             --          --      3,633            --           --          --       3,633
Other comprehensive loss                               --          --         --        (1,492)          --          --      (1,492)
Issuance of 5,143,487 $.01 par
  shares of common stock                               51      22,295         --            --           --          --      22,346
Capitalization of Mutual Holding Company               --          --       (100)           --           --          --        (100)
Common stock (179,270 shares)
  acquired by ESOP                                     --          --         --            --           --      (1,793)     (1,793)
ESOP shares committed to be released                   --          --         --            --           --          90          90
Cash dividends paid - ($0.08 per share)                --          --       (187)           --           --          --        (187)
                                                 --------    --------   --------      --------     --------    --------    --------
Balance - June 30, 1999                                51      22,295     39,211        (1,412)          --      (1,703)     58,442
Net income                                             --          --      4,843            --           --          --       4,843
Other comprehensive loss                               --          --         --          (928)          --          --        (928)
Common stock (89,635 shares)
   acquired by RRP                                     --          --         --            --           --        (929)       (929)
ESOP shares committed to be released                   --          (9)        --            --           --          90          81
Amortization of RRP shares                             --         (16)        --            --           --         124         108
Treasury stock acquired (22,500 shares at cost)        --          --         --            --         (211)         --        (211)
Cash dividends paid - ($0.36 per share)                --          --       (763)           --           --          --        (763)
                                                 --------    --------   --------      --------     --------    --------    --------
Balance - June 30, 2000                          $     51      22,270     43,291        (2,340)        (211)     (2,418)   $ 60,643
                                                 --------    --------   --------      --------     --------    --------    --------

                                                                                                 For the year ended June 30,
                                                                                             ---------------------------------
                                                                                               2000         1999         1998
                                                                                             -------      -------      -------
Net unrealized gains (losses) on securities available for sale arising during the period     $  (957)     $(1,492)     $   313
Less: reclassifications adjustment for gains (losses) included in net income                     (29)          --          (65)
                                                                                             -------      -------      -------
Other comprehensive income (loss)                                                               (928)      (1,492)         378
Net income                                                                                     4,843        3,633        2,445
                                                                                             -------      -------      -------
Comprehensive income                                                                         $ 3,915      $ 2,141      $ 2,823
                                                                                             -------      -------      -------

See accompanying Notes to consolidated financial statements.

                           Willow Grove Bancorp, Inc.
                      Consolidated Statements of Cash Flows

                                                             For the year ended June 30,
(Dollars in thousands)                                    2000          1999          1998
                                                          ----          ----          ----
Net cash flows from operating activities:
Net income                                              $  4,843      $  3,633      $  2,445
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
   Depreciation                                              575           409           453
   Amortization of premium and accretion
       of discount, net                                       12            94            85
   Amortization of intangible assets                         410           410           410
   Foundation contribution expense                            --           896            --
   Provision for loan losses                                 706           531           993
   Loss on sale of real estate held for investment            --            --            25
   Gain on sale of loans available for sale                   --           (10)          (69)
   Loss on sale of securities available for sale              46            --           105
   Decrease in deferred loan fees                           (101)         (292)         (385)
   Increase in accrued income receivable                    (276)         (410)         (172)
   Decrease (increase) in other assets                      (153)          325          (147)
   Increase in accrued interest payable                      768           317           101
   Deferred income tax benefit                              (327)         (446)         (738)
   (Decrease) increase in other liabilities                   86           (45)        1,919
   Expense of ESOP & RRP                                     189            90            --
   Originations and purchases of
       loans available for sale                          (35,753)       (2,865)      (36,396)
   Proceeds from sale of loans available for sale             --        15,027        30,486
                                                        --------      --------      --------
Net cash provided by (used in) operating activities      (28,975)       17,664          (885)
                                                        --------      --------      --------

Cash flows from investing activities:
   Net increase in loans                                 (50,915)      (59,153)      (31,706)
   Purchase of securities available for sale              (7,098)      (83,581)      (55,878)
   Proceeds from maturities and calls
       of securities held to maturity                         --            --         3,999
   Proceeds from sales, calls and maturities
       of securities available for sale                   11,477        38,100        53,270
   Principal repayments of securities
       available for sale                                  3,568        11,075           682
   Proceeds from sale of real estate
       held for investment                                    --            --           155
   Proceeds from sale of other
       real estate owned                                     281            --            --
   Purchase of property and equipment, net                (1,672)         (772)       (1,401)
                                                        --------      --------      --------
Net cash used in investing activities                    (44,359)      (94,331)      (30,879)
                                                        --------      --------      --------

See accompanying Notes to consolidated financial statements.

                           Willow Grove Bancorp, Inc.
                Consolidated Statements of Cash Flows - Continued

                                                                    For the year ended June 30,
(Dollars in thousands, except per share data)                     2000         1999          1998
                                                                  ----         ----          ----
Cash flows from financing activities:
    Net increase in deposits                                     62,176        49,888        31,067
    Net increase (decrease) in advances
       with original maturity less than 90 days                  (2,000)        4,000        11,000
    Increase in FHLB advances with
       original maturity greater than 90 days                    53,000         1,000         4,000
    Repayment of FHLB advances with
       original maturity greater than 90 days                   (28,469)      (11,014)           --
    Net increase (decrease) in advance
       payments from borrowers for taxes                            322           (78)          284
    Repayment of notes payable                                       --            --          (500)
    Dividends paid                                                 (763)         (187)           --
    Acquisition of stock for Recognition
       and Retention Plan                                          (929)           --            --
    Purchase of treasury stock                                     (211)           --            --
    Proceeds from stock issuance, net                                --        19,656            --
                                                               --------      --------      --------
Net cash provided by financing activities                        83,126        63,265        45,851
                                                               --------      --------      --------

Net increase (decrease) in cash and cash equivalents              9,792       (13,402)       14,087
Cash and cash equivalents:
Beginning of year                                                 4,889        18,291         4,204
                                                               --------      --------      --------
End of year                                                    $ 14,681      $  4,889      $ 18,291
                                                               --------      --------      --------

Supplemental disclosures of cash and cash flow information
Interest paid                                                  $ 18,601      $ 15,847      $ 14,966
Income taxes paid                                              $  2,909      $  2,085      $  1,854

Noncash items:
Change in unrealized gain (loss) on securities
  available for sale (net of taxes of $545,
  $912 and ($232) in 2000, 1999, and 1998, respectively)           (928)       (1,492)          378
Foundation contribution                                              --           896            --

See accompanying Notes to consolidated financial statements.

                           Willow Grove Bancorp, Inc.
                   Notes to Consolidated Financial Statements

(1)   Summary of Significant Accounting Policies

Description of Business

Willow Grove Bancorp, Inc. (the "Company") provides a full range of banking services through its wholly-owned subsidiary, Willow Grove Bank (the "Bank" or "Willow Grove") which has eleven branches in Dresher, Willow Grove, Maple Glen, Warminster (2), Hatboro, Huntington Valley, Roslyn, Philadelphia (2 - Somerton and Rhawnhurst), and North Wales. All of the branches are full-service and offer commercial and retail banking products and services. These products include checking accounts (interest and non-interest bearing), savings accounts, certificates of deposit, business loans, real estate loans, and home equity loans. The Company is subject to competition from other financial institutions and other companies that provide financial services. The Company is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

On December 23, 1998 the Company completed the reorganization of the Bank into the federal mutual holding company form of ownership, whereby the Bank converted into a federally chartered stock savings bank as a wholly owned subsidiary of the Company, and the Company became a majority-owned subsidiary of Willow Grove Mutual Holding Company (the "MHC"), a federally chartered mutual holding company (collectively, the "Reorganization"). In connection with the Reorganization, the Company sold 2,240,878 shares of Company common stock, par value $0.01 per share at $10.00 per share which, net of issuance costs, generated proceeds of $21.4 million, including shares issued to the employee stock ownership plan ("ESOP"). The Company also issued 2,812,974 shares of Company common stock to the MHC. As an integral part of the Reorganization and in furtherance of Willow Grove's commitment to the communities it serves, Willow Grove and the Company established a charitable foundation known as the Willow Grove Foundation (the "Foundation") and contributed 89,635 shares to the Foundation. Earnings per share is presented in the 1999 financial statements from January 1, 1999 to June 30, 1999. Earnings per share presentation for periods prior to January 1, 1999 is not meaningful.

Basis of Financial Statement Presentation

The Company has prepared its accompanying consolidated financial statements in accordance with generally accepted accounting principles ("GAAP") as applicable to the banking industry. Certain amounts in prior years are reclassified for comparability to current year's presentation. Such reclassification, when applicable have no effect on net income. The consolidated financial statements include the balances of the Company and its wholly owned subsidiary. All material inter-company balances and transactions have been eliminated in consolidation.

In preparing the consolidated financial statements, the Company is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenue and expense for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term include the determination of the allowance for loan losses.

Risks and Uncertainties

In the normal course of its business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk, and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or re-price at different speeds, or on a different basis from its interest-earning assets. The Company's primary credit risk is the risk of default on the Company's loan portfolio that results from the borrower's inability to make contractually required payments. The Company's lending activities are concentrated in Pennsylvania. The largest concentration of the Company's loan portfolio is located in eastern Pennsylvania. The ability of the Company's borrowers to repay amounts owed is dependent on several factors, including the economic conditions in the borrower's geographic region and the borrower's financial condition. Market risk reflects changes in the value of collateral underlying loans, the valuation of real estate held by the Company, the valuation of loans held for sale, securities available for sale and

                           Willow Grove Bancorp, Inc.
                   Notes to Consolidated Financial Statements

mortgage servicing assets. The Company is subject to certain regulations as further described herein and in note 12. Compliance with regulations causes the Company to incur significant costs. In addition, the possibility of future changes to such regulations presents the risk that future costs will be incurred which may impact the Company.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents include cash and interest bearing deposits with original maturities of three months or less.

The Company is required to maintain certain daily balances in accordance with Federal Reserve Bank requirements. The reserve balances maintained in accordance with such requirements at June 30, 2000 and 1999 were $4.0 million and $2.3 million, respectively. Such reserve requirements are satisfied through vault cash balances.

Loans Available for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or market calculated on an aggregate basis, with any unrealized losses reflected in the statement of income. Loans transferred from loans available for sale to loans receivable are transferred at the lower of cost or market value at the date of transfer.

Securities

The Company divides its securities portfolio into two segments: (a) held to maturity and (b) available for sale. Securities in the held to maturity category are carried at cost, adjusted for amortization of premiums and accretion of discounts, using the level yield method, based on the Company's intent and ability to hold the securities until maturity. Marketable securities included in the available for sale category are carried at fair value, with unrealized gains or losses, net of taxes, reflected as an adjustment to equity. The fair value of marketable securities for sale is determined from publicly quoted market prices. Securities available for sale which are not readily marketable, which include Federal Home Loan Bank of Pittsburgh stock, are carried at cost which approximates liquidation value. Premiums and discounts on securities are amortized/accreted using the interest method.

At the time of purchase, the Company makes a determination of whether or not it will hold the securities to maturity, based upon an evaluation of the probability of future events. Securities, which the Company believes may be involved in interest rate risk, liquidity, or other asset/liability decisions, which might reasonably result in such securities not being held to maturity, are classified as available for sale. If securities are sold, a gain or loss is determined by the specific identification method and is reflected in the operating results in the period the trade occurs.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level that management considers adequate to provide for loan losses based on an evaluation of known and inherent risks in the loan portfolio. Management's judgement is based upon periodic evaluation of the portfolio, past loss experience, current economic conditions, and other relevant factors. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.

A loan is considered to be impaired when, based on current information, it is possible that the Company will not receive all amounts due in accordance with the contractual terms of the loan agreement. For purposes of applying the measurement criteria for impaired loans, the Company excludes large groups of

                           Willow Grove Bancorp, Inc.
                   Notes to Consolidated Financial Statements

smaller balance homogeneous loans, primarily consisting of residential real estate and consumer loans, as well as commercial loans with balances of less than $100,000. Such loans are evaluated collectively for impairment. Interest income recognition on impaired loans is the same as interest income recognition on non-accrual loans as described below. Cash receipts on impaired loans are generally applied to principal. A valuation allowance is established against impaired loans when the Company determines that the fair value of the loan or its related collateral is less than the recorded investment of the impaired loan.

Mortgage Servicing Rights

The Company recognizes mortgage servicing rights as assets, regardless of how such assets were acquired.

Impairment of mortgage servicing rights is assessed based upon a fair market valuation of those rights on a disaggregated basis. Impairment, if any, is recognized in the statement of income. There was no impairment in the mortgage servicing rights at June 30, 2000 and 1999.

Loans, Loan Origination Fees, and Uncollected Interest

Loans are recorded at cost, net of unearned discounts, deferred fees, and allowances. Discounts or premiums on purchased loans are amortized using the interest method over the remaining contractual life of the portfolio, adjusted for actual prepayments. Loan origination fees and certain direct origination costs are deferred and amortized over the contractual life of the related loans using the level yield method.

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

Intangible Assets

Intangible assets include a core deposit intangible and goodwill, which represents the excess cost over fair value of assets acquired and liabilities assumed. The core deposit intangible is being amortized to expense over a ten-year life and goodwill is being amortized to expense over a period of fifteen years. The carrying amount of intangible assets at June 30, 2000 and 1999 is net of accumulated amortization of $2.6 million and $2.2 million, respectively.

Income Taxes

Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax

                           Willow Grove Bancorp, Inc.
                   Notes to Consolidated Financial Statements

bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings Per Share

Earnings per share ("EPS") consists of two separate components, basic EPS and diluted EPS. Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for each period presented. Diluted EPS is calculated by dividing net income by the weighted average number of common shares outstanding plus dilutive common stock equivalents ("CSE"). Common stock equivalents consist of dilutive stock options granted through the Company's stock option plan and unvested common stock awards. Common stock equivalents which are considered antidilutive are not included for the purposes of this calculation. At June 30, 2000 there were no antidilutive shares however, for the quarter ended March 31, 2000 there were 89,635 antidilutive CSE's.

Stock Options

The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, as permitted by statement No. 123, "Accounting for Stock-Based Compensation". As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Statement No. 123 requires entities which continue to apply the provisions of APB Opinion No. 25 to provide pro-forma earnings per share disclosures for stock option grants made in 1995 and subsequent years as if the fair value based method defined in Statement No. 123 had been applied.

Recent Accounting Pronouncements

Accounting for Derivative Instruments and Hedging Activities

In June 1998 the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. If certain conditions are met, a derivative may be specifically designed as (a) a hedge of certain exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of an exposure to variable cash flows of a forecasted transaction, or (c) a hedge of a foreign currency exposure. This statement, as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company adopted SFAS 133 on July 1, 2000. The Company has determined that there is no impact on operations, financial condition, and equity as a result of the adoption of SFAS No. 133.

(2)   Earnings Per Share

Earnings per share, basic and diluted, were $0.98 and $0.97, respectively for the year ended June 30, 2000.

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations. Earnings per share for fiscal 1999 reflects the six-month period from January 1, 1999 to June 30, 1999.

                           Willow Grove Bancorp, Inc.
                   Notes to Consolidated Financial Statements

                                                                                           For the 6- month period
                                                          Year Ended June 30,               January 1 to June 30,
                                                                 2000                               1999
                                                                 ----                               ----
(Dollars in thousands, except per share data)          Basic              Diluted          Basic             Diluted
                                                    -----------         -----------     -----------        -----------
Net Income                                          $     4,843         $     4,843     $     2,261        $     2,261
Dividends on unvested common stock awards                   (25)                (25)             --                 --
                                                    -----------         -----------     -----------        -----------
Adjusted net income used in EPS calculations        $     4,818         $     4,818     $     2,261        $     2,261

Weighted average shares outstanding                   4,899,955           4,899,955       4,968,699          4,968,699
Effect of dilutive securities:
     Options                                                 --               1,825              --                 --
     Unvested common stock awards                            --              61,226              --                 --
                                                    -----------         -----------     -----------        -----------
Adjusted weighted average shares used in
     EPS computation                                  4,899,955           4,963,006       4,968,699          4,968,699
                                                    -----------         -----------     -----------        -----------

Earnings per share                                  $      0.98         $      0.97     $      0.46        $      0.46
                                                    -----------         -----------     -----------        -----------

(3)   Securities Available for Sale

Securities available for sale at June 30, 2000 and 1999 consisted of the following:

                                                                                June 30, 2000
                                                    ------------------------------------------------------------------
                                                     Amortized           Unrealized      Unrealized          Estimated
(Dollars in thousands)                                 Cost                Gains           Losses           Fair Value
                                                    -----------         -----------     -----------        -----------
Equity securities                                   $     7,528         $        --     $       (77)       $     7,451
US Government and government agency securities           33,000                  --          (1,975)            31,025
Mortgage-backed securities                               31,162                  --          (1,536)            29,626
Municipal securities                                      2,601                  --            (126)             2,475
                                                    -----------         -----------     -----------        -----------
 Total                                              $    74,291         $        --     $    (3,714)       $    70,577
                                                    -----------         -----------     -----------        -----------

                                                                                June 30, 1999
                                                    ------------------------------------------------------------------
                                                     Amortized           Unrealized      Unrealized          Estimated
(Dollars in thousands)                                 Cost                Gains           Losses           Fair Value
                                                    -----------         -----------     -----------        -----------
Equity securities                                   $    11,068         $        47     $       (63)       $    11,052
US Government and government agency securities           35,000                  --          (1,123)            33,877
Mortgage-backed securities                               34,229                  56          (1,049)            33,236
Municipal securities                                      1,999                  --            (109)             1,890
                                                    -----------         -----------     -----------        -----------
 Total                                              $    82,296         $       103     $    (2,344)       $    80,055
                                                    -----------         -----------     -----------        -----------

Proceeds from the sales of securities available for sale for the years ended June 30, 2000, 1999 and 1998 were $9.5 million, $0, and $36.3 million, respectively. Gross gains of $57,000, $0, and $24,000 were realized in fiscal 2000, 1999, 1998, respectively. There were gross losses of $103,000, $0, and $129,000, in fiscal 2000, 1999, 1998, respectively.

Accrued interest receivable on securities amounted to $530,000 and $753,000 at June 30, 2000 and 1999, respectively.

                           Willow Grove Bancorp, Inc.
                   Notes to Consolidated Financial Statements

The amortized cost and estimated fair value of securities available for sale at June 30, 2000, by contractual maturity, are shown below.

                                                      Amount of securities maturing
                                         -------------------------------------------------------
                                                                        After 5       After 10
                                                       After 1 year    years but     years or no
                                         Within one     but within     within 10       stated
(Dollars in thousands)                     year          5 years         years        maturity       Total
                                         ----------    -------------   ---------     -----------    -------
US Government and government
  agency securities                       $    --        $ 7,684        $14,188        $ 9,153      $31,025
Municipal securities:                         600             --             --          1,875        2,475
                                          -------        -------        -------        -------      -------
      Total debt securities                   600          7,684         14,188         11,028       33,500
Equity securities                              --             --             --          7,451        7,451
Mortgage-backed securities                     --             --             --         29,626       29,626
                                          -------        -------        -------        -------      -------
Total securities at fair value            $   600        $ 7,684        $14,188        $48,105      $70,577
Total securities at amortized cost        $   600        $ 8,000        $15,000        $50,691      $74,291
                                          -------        -------        -------        -------      -------

The Company must maintain stock as a member of the Federal Home Loan Bank of Pittsburgh ("FHLB") of $3.4 million and $3.0 million as of June 30, 2000 and 1999, respectively.

For mortgage-backed securities, expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay the obligation with or without call or prepayment penalties. Substantially all of the Company's U.S. Government and government agency securities are callable within one year.

As described in note 10, certain securities available for sale are maintained to collateralize advances from the FHLB.

(4)   Loans

Loans receivable as of June 30, 2000 and 1999 consisted of the following:

                                                             June 30,
                                                  -----------------------------
(Dollars in thousands)                               2000                1999
                                                     ----                ----
Real estate loans:
   Single-family residential                      $ 206,340           $ 231,498
   Multi-family residential                          21,437              12,938
   Commercial real estate                            81,076              52,769
   Construction                                      14,973               7,773
   Home equity                                       72,217              54,090
                                                  ---------           ---------
Total real estate loans                             396,043             359,068
Other consumer loans                                  7,818               6,431
Commercial business loans                            25,683              13,023
                                                  ---------           ---------
Total Loans                                         429,544             378,522
Less:
   Allowance for loan losses                         (3,905)             (3,138)
   Deferred loan fees                                  (699)               (800)
                                                  ---------           ---------
Total loans receivable, net                       $ 424,940           $ 374,584
                                                  ---------           ---------

As described in note 10, certain loans are maintained to collateralize advances from the FHLB.

                           Willow Grove Bancorp, Inc.
                   Notes to Consolidated Financial Statements

Included in loans receivable are loans on non-accrual status in the amounts of $1.2 million and $1.1 million at June 30, 2000 and 1999, respectively. Interest income that would have been recognized on such non-accrual loans during the years ended June 30, 2000, 1999 and 1998, had they been current in accordance with their original terms was $104,000, $143,000, and $90,000, respectively. Interest income that was recognized on these non-accrual loans during the years ended June 30, 2000, 1999 and 1998 totaled $29,000, $7,000, and $46,000, respectively.

As of June 30, 2000 and 1999, the Company had impaired loans with a total recorded investment of $390,000 and $13,000, respectively, and an average recorded investment for the years ended June 30, 2000, 1999 and 1998 of $107,000, $37,000, and $464,000, respectively. Cash of $24,000, $83,000, and
$1.2 million was collected on these impaired loans during the years ended June 30, 2000, 1999 and 1998, respectively. Interest income of $22,000 was recognized on such loans during the year ended June 30, 2000, no interest income was recognized on such loans for the year ended June 30, 1999 and 1998. As of June 30, 2000 and 1999, there were no recorded investments in impaired loans for which there was a related specific allowance for credit losses

The following is a summary of the activity in the allowance for loan losses for the years ended June 30, 2000, 1999 and 1998:

                                                  Years ended June 30,
                                        ---------------------------------------
(Dollars in thousands)                   2000            1999             1998
                                         ----            ----             ----
Balance, beginning of year              $ 3,138         $ 2,665         $ 1,678
Provision for loan losses                   706             531             993
Charge-offs                                 (85)            (58)             (6)
Recoveries                                  146              --              --
                                        -------         -------         -------
Balance, end of year                    $ 3,905         $ 3,138         $ 2,665
                                        -------         -------         -------

(5)   Mortgage Servicing Activity

A summary of mortgage servicing rights activity follows:

                                                  Years ended June 30,
                                        ---------------------------------------
(Dollars in thousands)                   2000            1999             1998
                                         ----            ----             ----
Balance, beginning of year              $   236         $   251         $   213
Originated servicing rights                  --             119             144
Amortization                               (109)           (134)           (106)
                                        -------         -------         -------
Balance, end of year                    $   127         $   236         $   251
                                        -------         -------         -------

At June 30, 2000, 1999 and 1998, the Company serviced loans for others of $64.3 million, $67.0 million, and $66.4 million, respectively. Loans serviced by others for the Company as of June 30, 2000, 1999 and 1998 were $3.9 million, $2.8 million and $2.9 million, respectively.

                           Willow Grove Bancorp, Inc.
                   Notes to Consolidated Financial Statements

(6)   Deposits

Deposit balances by type with related interest rates consisted of the following at June 30, 2000, and 1999:

                                                            June 30, 2000              June 30, 1999
                                                      ------------------------    ------------------------
                                                                    Percent of                  Percent of
(Dollars in thousands)                                 Amount         Total        Amount          Total
                                                      --------      ----------    --------     -----------
Savings accounts (passbook, statement, clubs)         $ 53,042         11.7%      $ 48,773         12.5%
Money market accounts                                   29,706          6.6         28,741          7.4
Certificates of deposit less than $100,000             246,030         54.4        213,998         54.8
Certificates of deposit greater than $100,000(1)        47,282         10.4         37,159          9.5
Interest-bearing checking accounts                      31,420          6.9         29,013          7.4
Non-interest-bearing checking accounts                  45,377         10.0         32,997          8.4
                                                      --------        -----       --------        -----
Total                                                 $452,857        100.0%      $390,681        100.0%
                                                      --------        -----       --------        -----

----------
(1) Deposit balances in excess of $100,000 are not federally insured.

While certificates of deposit are frequently renewed at maturity rather that paid out, a summary of certificates of deposit by contractual maturity at June 30, 2000 is as follows:

            Years ended June 30,                 (Dollars in thousands)
            --------------------                 ---------------------
                    2001                              $ 202,703
                    2002                                 60,627
                    2003                                 17,135
                    2004                                  9,733
                    2005                                  2,053
             2006 and thereafter                          1,061
                                                      ---------
                                                      $ 293,312
                                                      ---------

Interest expense on deposits for the years ended June 30, 2000, 1999 and 1998 consisted of the following:

(Dollars in thousands)                   2000             1999            1998
                                         ----             ----            ----
Savings accounts                        $ 1,049         $   896         $   787
Checking accounts                         1,347           1,111             916
Certificates                             14,598          13,359          12,833
                                        -------         -------         -------
Total                                   $16,994         $15,366         $14,536
                                        -------         -------         -------

                           Willow Grove Bancorp, Inc.
                   Notes to Consolidated Financial Statements

(7)   Property and Equipment

(Dollars in thousands)                 Depreciable Lives   June 30, 2000  June 30, 1999
                                       -----------------   -------------  -------------
Land                                                          $  1,323       $  1,323
Buildings                                15 to 40 years          4,588          4,178
Furniture, fixtures, and equipment         5 to 7 years          4,214          2,952
                                                              --------       --------
Total                                                           10,125          8,453
Less accumulated depreciation                                   (3,893)        (3,318)
                                                              --------       --------
Property and equipment, net                                   $  6,232       $  5,135
                                                              --------       --------

Amounts charged to operating expense for depreciation for the years ended June 30, 2000, 1999 and 1998 amounted to $575,000, $409,000, and $453,000, respectively.

(8)   Income Taxes

The Small Business Job Protection Act of 1996, enacted on August 20, 1996, provides for the repeal of the tax bad debt deduction computed under the percentage of taxable income method. Upon repeal, the Company is required to recapture into income, over a six-year period, the portion of its tax bad debt reserves that exceeds its base year reserves (i.e., tax reserves for tax years beginning before 1988). The base year tax reserves, which may be subject to recapture if the Company ceases to qualify as a bank for federal income tax purposes, are restricted with respect to certain distributions. The Company's total tax bad debt reserves at June 30, 2000 are approximately $7.8 million, of which $6.2 million represents the base year amount and $1.6 million is subject to recapture. The Company has previously recorded a deferred tax liability for the amount to be recaptured; therefore, this recapture does not impact the statement of income.

Income tax expense (benefit) for the years ended June 30, 2000, 1999 and 1998 consisted of the following:

(Dollars in thousands)                            Current    Deferred     Total
                                                  -------     ------     -------
For the year ended June 30, 2000     Federal      $ 2,849     $ (327)    $ 2,522
                                     State            479         --         479
                                                  -------     ------     -------
                                     Total        $ 3,328     $ (327)    $ 3,001
                                                  -------     ------     -------

For the year ended June 30, 1999     Federal      $ 2,311     $ (446)    $ 1,865
                                     State            179         --         179
                                                  -------     ------     -------
                                     Total        $ 2,490     $ (446)    $ 2,044
                                                  -------     ------     -------

For the year ended June 30, 1998     Federal      $ 1,873     $ (738)    $ 1,135
                                     State            232         --         232
                                                  -------     ------     -------
                                     Total        $ 2,105     $ (738)    $ 1,367
                                                  -------     ------     -------

                           Willow Grove Bancorp, Inc.
                   Notes to Consolidated Financial Statements

The expense for income taxes differed from that computed at the statutory federal corporate rate for the years ended June 30, 2000, 1999 and 1998 as follows:

                                                June 30, 2000                    June 30, 1999               June 30, 1998
                                           -------------------------      -------------------------     -----------------------
                                                       Percentage of                  Percentage of               Percentage of
(Dollars in thousands)                     Amount      pretax income      Amount      pretax income     Amount    pretax income
                                           ------      -------------      ------      -------------     ------    -------------
At federal statutory rate                  $ 2,667            34%        $ 1,930            34%        $ 1,296           34%
Adjustment resulting from:
    State tax, net of federal tax benefit      316             4             118             2             152            4
    Low income housing tax credits             (29)           --             (29)           --             (29)          --
    Other                                       47            --              25            --             (52)          (2)
-------------------------------------------------------------------------------------------------------------------------------
Income tax expense per
statement of income                        $ 3,001            38%        $ 2,044            36%        $ 1,367           36%
                                           -------            --         -------            --         -------           --

Significant deferred tax assets and liabilities of the Company as of June 30, 2000 and 1999 are as follows:

                                                          June 30,      June 30,
(Dollars in thousands)                                      2000          1999
                                                          --------      --------
Deferred loan fees                                        $   319       $   272
Retirement plan reserves                                      328           300
Employee benefits                                             198           149
Intangible asset amortization                                 335           292
Capital loss carryover                                         90            85
Charitable contributions                                       12           216
Uncollected interest                                           37            50
Book bad debt reserves                                      1,328         1,067
Unrealized loss on securities available for sale            1,351           861
Other, net                                                     16            34
                                                          -------       -------
Gross deferred tax assets                                   4,014         3,326
                                                          -------       -------
Tax bad debt reserves                                         (21)           --
Tax bad debt reserves in excess of base year                 (550)         (688)
Prepaid expenses                                              (16)          (37)
Originated mortgage servicing rights                          (43)          (80)
Depreciation                                                  (46)           --
                                                          -------       -------
Gross deferred tax liabilities                               (676)         (805)
                                                          -------       -------
Net deferred tax asset                                    $ 3,338       $ 2,521
                                                          -------       -------

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

(9)   Benefit Plans

The Company has a money purchase pension plan to which the Company contributes for all eligible employees, 7.5% of their base salary. The expense of such plan was $222,000, $193,000 and $182,000 for the years ending June 30, 2000, 1999 and
1998, respectively.

                           Willow Grove Bancorp, Inc.
                   Notes to Consolidated Financial Statements

The Company also has a 401(k) plan which covers all eligible employees and permits them to make certain contributions to the plan on a pretax basis. Employees are permitted to contribute up to 10% of salary to this plan. The Company matches fifty cents for every dollar contributed. The expense of such plan was $110,000, $89,000 and $79,000 for the years ended June 30, 2000, 1999 and 1998, respectively.

Effective June 30, 1998, the Company adopted non-qualified supplemental retirement plans for the Company's Board of Directors (the "Directors' Plan") and for the Company's president (the "President's Plan"). The Directors' Plan provides for fixed annual payments to qualified directors for a period of ten years from retirement. Benefits to be paid accrue at the rate of 20% per year on completion of six full years of service, with full benefit accrual at ten years of service. At the time these plans were adopted credit was given for past service. The President's Plan provides for payments for a period of ten years beginning at retirement based on a percentage of annual compensation not to exceed an established cap. Full benefits become accrued at age 68 with partial vesting prior thereto. Both plans provide for full payments in the event of a change in control of the Company. The costs of each of the Directors' Plan and President's Plan were $60,000 and $18,000, $60,000 and $18,000 and $566,000 and
$234,000, respectively, for the years ended June 30, 2000, 1999 and 1998. The expense of these plans incurred in 1998 included the cost for past service. The Directors' Plan and President's Plan are intended to be and are unfunded.

The ESOP

Concurrent with the Reorganization, the Company adopted an ESOP. The ESOP borrowed $1.8 million from the Company and used the funds to purchase 179,270 shares of the Company's stock issued in the Reorganization. The loan has an interest rate of 7.75% and has an amortization schedule of 15 years. Shares purchased are held in a suspense account for allocation among the participants as the loan is repaid. Contributions to the ESOP and shares released from the loan collateral will be in an amount proportional to repayment of the ESOP loan. Shares are allocated to participants based on compensation as described in the plan, in the year of allocation. At June 30, 2000, there were 11,952 ESOP shares allocated to participants, representing a fair value of $112,000, in addition, there were 5,976 shares committed to be released. The Company recorded compensation expense of $81,000 and $90,000 for the ESOP for the years ended June 30, 2000 and June 30, 1999, respectively.

RRP

Pursuant to the 1999 Recognition and Retention Plan and Trust Agreement (the "RRP"), the Company acquired 89,635 shares at a cost of $929,000. On October 26, 1999, 89,635 shares were awarded to directors and management from the RRP Trust. As of June 30, 2000, no granted shares were vested pursuant to the terms of the Plan.

At June 30, 2000, the deferred cost of unearned RRP shares totaled $805,000 and is recorded as a charge against stockholders' equity. Compensation expense on RRP shares granted is recognized ratably over the five year vesting period in an amount which totals the market price of the Company's stock at the date of grant. The Company recorded compensation expense of $108,000 related to the RRP for the year ended June 30, 2000.

Stock Option Plan

The Company adopted a stock option plan in fiscal 2000 ("the Plan") for officers, directors and certain employees of the Company or its subsidiaries. Pursuant to the terms of the Plan, the number of common shares reserved for issuance is 224,088 of which 56,988 options remain unawarded. All options have been granted with an exercise price equal to fair market value at the date of grant and expire in 10 years from the date of grant. All stock options granted vest over a five year period from the date of grant.

                           Willow Grove Bancorp, Inc.
                   Notes to Consolidated Financial Statements

A summary of the status of the Plan as of June 30, 2000 and changes during the year is presented below:

                                                                       Weighted
                                                                       Average
                                                       Number of       Exercise
                                                        Shares          Price
                                                       ---------      ----------
Outstanding at beginning of year                             --               --
   Granted                                              167,100       $     9.06
   Forfeited                                                 --       $       --
Outstanding at end of year                              167,100       $     9.06
Exercisable at end of year                                   --       $       --

The weighted-average fair value of awards granted is $3.32

The Black-Scholes option pricing model was used to determine the fair value of options at the grant date. Significant assumptions used in the model included a weighted-average risk-free rate of return of 5.8% in 2000; expected option life of 10 years; expected dividend yield of 3.45% and expected stock price volatility of 26.07%.

SFAS No 123, "Accounting for Stock-based Compensation" encourages, but does not require, the adoption of fair-value accounting for stock-based compensation to employees. The Company, as permitted, has elected not to adopt the fair value accounting provisions of SFAS 123, and has instead continued to apply APB Opinion 25 and related interpretations in accounting for the Plan and to provide the required proforma disclosures for SFAS No. 123. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income and earnings per share would have been reduced to the proforma amounts indicated below:

                                                     For the year ended
                                                       June 30, 2000
                                                  -----------------------
(Dollars in thousands, except per share date)     As reported    Proforma
                                                  -----------    --------

Net income                                         $   4,843     $   4,769

Dilited earnings per share                         $    0.97     $    0.96

The following table summarizes all stock options outstanding for the Plan as of June 30, 2000, segmented by range of exercise prices:

                               Weighted        Weighted
                               average          average
                Number of      exercise        remaining
 Price           shares         price       contractual life
 -----          ---------     ----------    ----------------

$ 9.06          167,100         $ 9.06          9.33 years

(10)  Federal Home Loan Bank Advances

Under terms of its collateral agreement with the FHLB, the Company maintains otherwise unencumbered qualifying assets (principally qualifying 1-4 family residential mortgage loans and U.S. Government

                           Willow Grove Bancorp, Inc.
                   Notes to Consolidated Financial Statements

and government agency, and mortgage-backed securities) in the amount of at least as much as its advances from the FHLB. The Company's FHLB stock is also pledged to secure these advances.

At June 30, 2000, such advances have contractual maturities as follows:

                                       Weighted          Amount
  (Dollars in thousands)             Average Rate      Outstanding
                                     ------------      -----------
     Due by June 30,
          2001                           6.78%          $ 23,000
          2002                           7.04              6,000
          2003                           7.24              1,000
          2004                           5.79                807
          2005                           5.23              1,710
       Thereafter                        5.75              5,000
                                         ----           --------
         Total                           6.61%          $ 37,517
                                         ----           --------

At June 30, 2000, $4.0 million of the above advances with contractual maturities beyond one year are callable by the FHLB within one year.

(11)  Commitments and Contingencies

At June 30, 2000 and 1999, the Company was committed to fund loans as follows:

                                                         June 30,      June 30,
(Dollars in thousands)                                     2000          1999
                                                         --------      --------
Loans with fixed rates of interest                       $ 1,519       $ 5,497
Loans with variable rates of interest                      9,539         8,469
                                                         -------       -------
Total commitments to funds loans                         $11,058       $13,966
                                                         -------       -------

Financial Instruments With Off-Balance Sheet Risk

In the normal course of business, the Company is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. At June 30, 2000 the Company is committed to the funding of first mortgage loans of approximately $5.1 million, construction loans of approximately $3.9 million, and commercial business loans of approximately $2.1 million.

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

                           Willow Grove Bancorp, Inc.
                   Notes to Consolidated Financial Statements

Legal Proceedings

The Company is involved in routine legal proceedings in the normal course of business which, in the aggregate, are believed by management to be immaterial to the financial condition and operating results of the Company.

Other Commitments

In connection with the operation of eleven of its banking offices, the Company leases certain office space. The leases are classified as operating leases, with rent expense of $375,000, $148,000, and $205,000 for the years ended June 30, 2000, 1999 and 1998, respectively. Minimum payments over the remainder of the lease are summarized as follows:

                                        Minimum Lease
(Dollars in thousands)                    Payments
                                        -------------
       Year ended June 30,
              2001                        $   453
              2002                            430
              2003                            389
              2004                            348
       2005 and thereafter                    191
                                          -------
                                          $ 1,811
                                          -------

(12)  Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain certain minimum amounts and ratios (set forth in the table below). Management believes that the Bank meets, as of June 30, 2000, all capital adequacy requirements to which it is subject.

As of June 30, 2000 the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                           Willow Grove Bancorp, Inc.
                   Notes to Consolidated Financial Statements

The Bank's actual capital amounts and ratios are presented in the following table.

                                                                                                           To be Well
                                                                                    For Capital         Capitalized Under
                                                                                      Adequacy          Prompt Corrective
                                                          Actual Capital              Purposes          Action Provisions
                                                          ----------------       ------------------     -----------------
(Dollars in thousands)                                    Amount     Ratio       Amount       Ratio      Amount     Ratio
                                                          ------     -----       ------       -----     -------    ------
As of June 30, 2000:
Tangible capital (to tangible assets)                    $50,611       9.0%      $ 8,399       1.5%         N/A       N/A
Core capital (to adjusted tangible assets)                50,611       9.0        22,431       4.0       28,039       5.0
Tier I capital (to risk-weighted assets)                  50,611      14.6           N/A       N/A       20,815       6.0
Risk-based capital (to risk-weighted assets)              54,516      15.7        27,753       8.0       34,692      10.0

As of June 30, 1999:
Tangible capital (to tangible assets)                    $46,180       9.8%      $ 7,079       1.5%         N/A       N/A
Core capital (to adjusted tangible assets)                46,180       9.8        18,855       4.0       23,568       5.0
Tier I capital (to risk-weighted assets)                  46,180      16.9           N/A       N/A       16,352       6.0
Risk-based capital (to risk-weighted assets)              49,318      18.1        21,803       8.0       27,253      10.0

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

Limitations

Estimates of fair value are made at a specific point in time, based upon, where available, relevant market prices and information about the financial instrument. Such estimates do not include any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. For a substantial portion of the Company's financial instruments, no quoted market exists. Therefore, estimates of fair value are necessarily based on a number of significant assumptions (many of which involve events outside the control of management). Such assumptions include assessments of current economic condition, perceived risks associated with these financial instruments and their counterparties, future expected loss experience, and other factors. Given the uncertainties surrounding these assumptions, the reported fair values represent estimates only and, therefore, cannot be compared to the historical accounting model. Use of different assumptions or methodologies is likely to result in significantly different fair value estimates.

The estimated fair values presented neither include nor give effect to the values associated with the Company's banking or other businesses, existing customer relationships, branch banking network, property, equipment, goodwill, or certain tax implications related to the realization of unrealized gains or losses. The fair value of non-interest-bearing demand deposits, savings and NOW accounts, and money market deposit accounts is equal to the carrying amount because these deposits have no stated maturity. This approach to estimating fair value excludes the significant benefit that results from the low-cost funding provided by such deposit liabilities, as compared to alternative sources of funding. As a consequence, this presentation may distort the actual fair value of a banking organization that is a going concern.

The following methods and assumptions were used to estimate the fair value of each major classification of financial instruments at June 30, 2000 and 1999:

                           Willow Grove Bancorp, Inc.
                   Notes to Consolidated Financial Statements

Cash and cash equivalents, Accrued interest receivable, Deposits with no stated maturity, and Accrued interest payable have carrying values that approximate fair value.

Securities Available for Sale

Current quoted market prices were used to determine fair value.

Loans

Fair values were estimated for portfolios of loans with similar financial characteristics. Loans were segregated by type and each loan category was further segmented by fixed and adjustable-rate interest terms. The estimated fair value of the segregated portfolios was calculated by discounting cash flows based on estimated maturity and prepayment speeds using estimated market discounted rates that reflected credit and interest risk inherent in the loans. The estimate of the maturities and prepayment speeds was based on the Company's historical experience. Cash flows were discounted using market rates adjusted for portfolio differences.

Loans Available for Sale

The fair value of mortgage loans originated and intended for sale in the secondary market is based on contractual cash flows using current market rates, calculated on an aggregate basis.

Certificates of Deposit

Fair value was estimated by discounting the contractual cash flows using current market rates offered in the Company's market area for deposits with comparable terms and maturities.

FHLB Advances

Fair value was estimated using discounted cash flow analysis based on the Company's current incremental borrowing rate for similar types of borrowing arrangements.

Commitments to Extend Credit

The majority of the Company's commitments to extend credit carry current interest rates if converted to loans. Because commitments to extend credit are generally unassignable by either the Company or the borrower, they only have value to the Company and the borrower. The estimated fair value approximates the recorded deferred fee amounts.

The carrying amounts and estimated fair values of the Company's financial instruments, including off-balance sheet financial instruments, were at June 30, 2000 and 1999:

                           Willow Grove Bancorp, Inc.
                   Notes to Consolidated Financial Statements

                                                June 30, 2000                June 30, 1999
                                           -----------------------       ---------------------
                                           Carrying                      Carrying
(Dollars in thousands)                      Amount      Fair Value        Amount    Fair Value
                                           --------     ----------       --------   ----------
Assets
   Cash and cash equivalents               $ 14,681      $ 14,681      $  4,889      $  4,889
   Securities available for sale             70,577        70,577        80,055        80,055
   Loans available for sale                  35,753        35,753            --            --
   Loans, net                               424,940       415,578       374,584       380,266
   Accrued income receivable                  2,795         2,795         2,519         2,519
Liabilities
   Deposits with no stated maturity        $159,545      $159,545      $139,524      $139,524
   Certificates of Deposit                  293,312       290,476       251,157       254,000
   FHLB advances                             37,517        37,458        14,986        14,435
   Accrued interest payable                   1,474         1,474           706           706

                                           Carrying                      Carrying
                                            Amount      Fair Value        Amount    Fair Value
                                           --------     ----------       --------   ----------
Off Balance Sheet Financial Instruments:
  Commitments to extend credit             $ 11,058      $      6      $ 13,966      $     22

(14)  Comprehensive Income (Loss)

The tax effects allocated to each component of "Other comprehensive income" are as follows:

                                                                           June 30, 2000
                                                               -------------------------------------
                                                               Before-tax      Tax        After-tax
(Dollars in thousands)                                           Amount       Benefit        Amount
                                                               ----------     -------      ---------
Unrealized gains on securities available for sale:
  Unrealized holding losses arising during the period           $(1,519)      $   562      $  (957)
  Less: reclass adjustment for losses included in net income    $   (46)      $    17      $   (29)
Other comprehensive loss                                        $(1,473)      $   545      $  (928)
                                                                -------       -------      -------

                                                                           June 30, 1999
                                                               -------------------------------------
                                                               Before-tax      Tax         After-tax
(Dollars in thousands)                                           Amount       Benefit        Amount
                                                               ----------     -------      ---------
Unrealized gains on securities available for sale:
  Unrealized holding losses arising during the period           $(2,404)      $   912      $(1,492)
Other comprehensive loss                                        $(2,404)      $   912      $(1,492)
                                                                -------       -------      -------

                                                                           June 30, 1998
                                                               -------------------------------------
                                                               Before-tax      Tax         After-tax
(Dollars in thousands)                                           Amount       Benefit        Amount
                                                               ----------     -------      ---------
Unrealized gains on securities available for sale:
  Unrealized holding losses arising during the period           $   505       $  (192)     $   313
  Less: reclass adjustment for losses included in net income       (105)           40          (65)
Other comprehensive income                                      $   610       $  (232)     $   378
                                                                -------       -------      -------

                           Willow Grove Bancorp, Inc.
                   Notes to Consolidated Financial Statements

(15)  Dividend Policy

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

To date, the MHC has waived its receipt of cash dividends from the Company. The dollar amount of dividends waived by the MHC are considered as a restriction on the retained earnings of the Company. The amount of any dividend waived by the MHC shall be available for declaration as a dividend solely to the MHC. At June 30, 2000, the cumulative amount of such waived dividend was $1.0 million.

(16)  Parent Company Financial Information (Willow Grove Bancorp, Inc.)

                   Condensed Statement of Financial Condition

                                                      June 30,        June 30,
(Dollars in thousands)                                  2000            1999
                                                      --------        --------
Assets:
   Cash on deposit with subsidiary bank                $    89         $   142
   Note receivable from subsidiary bank                 10,620          11,293
   Investment in subsidiary bank                        49,810          46,718
   Other assets                                            267             455
                                                       -------         -------
Total assets                                            60,786          58,608
                                                       -------         -------
Liabilities and stockholders' equity:
   Other liabilities                                       143             166
                                                       -------         -------
Total liabilities                                          143             166
Total stock holders' equity                             60,643          58,442
                                                       -------         -------
Total liabilities and stockholders' equity             $60,786         $58,608
                                                       -------         -------

                         Condensed Statement of Income

                                                     For the year ended June 30,
(Dollars in thousands)                                  2000            1999
                                                      --------        --------

Income:
   Interest income on note receivable                  $   412         $   143
   Equity in undistributed income of subsidiary          4,760           2,366
                                                       -------         -------
Total income                                             5,172           2,509
                                                       -------         -------
Expense:
   Professional                                            166             125
   Stationary and printing                                  45              31
   Charitable foundation                                    --             896
   Other                                                    52              11
                                                       -------         -------
Total expense                                              263           1,063
                                                       -------         -------
Income before taxes                                      4,909           1,446
Income tax expense (benefit)                                66            (313)
                                                       -------         -------
Net income                                             $ 4,843         $ 1,759
                                                       -------         -------

                           Willow Grove Bancorp, Inc.
                   Notes to Consolidated Financial Statements

                        Condensed Statement of Cash Flows

                                                                For the year ended June 30,
(Dollars in thousands)                                              2000          1999
                                                                    ----          ----
Cash flows from operating activities:
Net income                                                        $  4,843      $  1,759
    Less items not affecting cash flows:
    Equity in undistributed income of subsidiary                    (4,760)       (2,366)
    (Increase) decrease in accrued interest receivable                 142          (142)
    Foundation contribution expense                                     --           896
    (Increase) decrease in other assets                                188          (313)
    Increase (decrease) in other liabilities                           (23)          166
                                                                  --------      --------
Net cash provided by operating activities                              390            --
                                                                  --------      --------
Cash flows from investing activities:
    Capital investment in subsidiary bank                               --        (9,828)
    (Issuance) repayments of notes receivable from subsidiary          531       (11,293)
                                                                  --------      --------
Net cash provided by investing activities                              531       (21,121)
                                                                  --------      --------
Cash flows from financing activities:
    Proceeds from stock issuance                                        --        21,450
    Treasury stock purchases                                          (212)
    Dividends paid                                                    (762)         (187)
                                                                  --------      --------
Net cash used in financing activities                                 (974)       21,263
                                                                  --------      --------
Net increase (decrease) in cash and cash equivalents              $    (53)     $    142
Cash and cash equivalents at beginning of period                       142            --
Cash and cash equivalents at end of period                        $     89      $    142
                                                                  --------      --------

HEADLINE: "Executive Officers and Directors"

Photo of Directors seated at table and standing.
CAPTION reads:

"The Directors: (seated left to right) Elizabeth H. Gemmill, Frederick A. Marcell Jr., William W. Langan, Chairman; (standing left to right) William B. Weihenmayer, Lewis W. Hull, Charles F. Kremp 3rd, J. Ellwood Kirk, A. Brent O'Brien, and Samuel H. Ramsey III."

Below that, a listing of Executive Officers and Directors, as follows:

EXECUTIVE OFFICERS OF WILLOW GROVE BANK AND WILLOW GROVE BANCORP, INC.

Frederick A. Marcell Jr.
President and Chief Executive Officer

Thomas M. Fewer
Senior Vice President

Christopher E. Bell
Senior Vice President and Chief Financial Officer

John T. Powers
Senior Vice President and Corporate Secretary

DIRECTORS OF WILLOW GROVE BANK AND WILLOW GROVE BANCORP, INC.

Elizabeth H. Gemmill
Managing Trustee, Warwick Foundation, Philadelphia, PA

Lewis W. Hull
Chairman of Hull Corporation and Hull Company (manufacturing companies), Hatboro, PA

J. Ellwood Kirk
Retired President of Willow Grove Bank

Charles F. Kremp, 3rd
President of Kremp Florist,
Willow Grove, PA

William W. Langan
President and owner of Marmetal Industries, Inc., Horsham, PA

Frederick A. Marcell Jr.
President and Chief Executive Officer of Willow Grove Bank since July 1992

A. Brent O'Brien
President and owner of Bean, Mason & Eyer (insurance broker), Doylestown, PA

Samuel H. Ramsey III
Owner of Samuel H. Ramsey, III, Certified Public Accountants

William B. Weihenmayer
Self-employed real estate investor, Huntingdon Valley, PA

Below LISTING:

PHOTO of President and Chairman
CAPTION reads:

"At left, Frederick A. Marcell Jr., President of Willow Grove Bancorp, Inc., and William W. Langan, Chairman."

INSIDE BACK COVER (p. 45)

HEADLINE: "Corporate Information"

TEXT which reads as follows:

"CORPORATE HEADQUARTERS
Willow Grove Bancorp, Inc.
Welsh and Norristown Roads
Maple Glen, Pennsylvania 19002-8030
www.wgbank.com

ANNUAL MEETING
The annual meeting of the stockholders will be held on November 9, 2000 at 11:00 am:

      The Fairway Room
      North Hills Country Club
      99 Station Avenue
      North Hills, Pennsylvania

INDEPENDENT AUDITORS
KPMG LLP

1600 Market Street
Philadelphia, Pennsylvania 19103

SHAREHOLDER INQUIRIES

For information relating to the annual report on Form 10-K, press releases, reports filed with the SEC and the annual meeting of stockholders, call Frederick A. Marcell Jr. or Christopher E. Bell at 215-646-5405.

GENERAL COUNSEL

Duffy, North, Wilson, Thomas & Nicholson
104 North York Road
Hatboro, Pennsylvania 19040

SPECIAL COUNSEL

Elias, Matz, Tiernan & Herrick LLP
734 15th Street, N.W., 12th Floor
Washington, DC 20005

TRANSFER AGENT AND REGISTRAR

For information relating to your stock holdings, stock transfer requirements, lost certificates, dividends, tax forms and related matters, contact:
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
800-368-5948

COMMON STOCK

Willow Grove Bancorp, Inc.'s common stock is traded on The Nasdaq Stock Market (NASDAQ) under the symbol WGBC. Newspaper stock listings: WillowG. or WillGrvBcp.

MARKET MAKERS

Boenning & Scattergood, Inc.
F. J. Morrissey & Co., Inc.
Friedman Billings Ramsey & Co., Inc.
Keefe, Bruyette & Woods, Inc.
Knight Securities LP

Ryan, Beck & Co.
Sandler O'Neill & Partners
Spear Leeds & Kellogg
Tucker Anthony, Inc.

Below TEXT is a LISTING of Office Locations:

HEADLINE: "Office Locations"

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

Willow Grove
9 Easton Road
Willow Grove, PA 19090

Dresher
701 Twining Road
Dresher, PA 19025

Huntingdon Valley
Huntingdon Valley Shopping Center
761 Huntingdon Pike
Huntingdon Valley, PA 19006

Hatboro
2 North York Road
Hatboro, PA 19040

North Wales
122 N. Main Street
North Wales, PA 19454

Rhawnhurst
8200 Castor Avenue
Philadelphia, PA 19152

Roslyn Valley
Roslyn Valley Shopping Center
1331 Easton Road
Roslyn, PA 19001

Somerton
Lumar Shopping Center
11730 Bustleton Avenue

Philadelphia, PA 19116

BACK COVER

PHOTO of Willow Grove Bank branch entrance.

Superimposed are three photographs which are continuations of strip photo montages from front cover:

(1) Two business men with cellphone and computer
(2) Young mother with child
(3) Red Barn

At the bottom:

Willow Grove Logo (Willow Grove Bank)

and

HEADLINE: "Growing with our neighbors since 1909."